PROSPECTUS/OFFER TO EXCHANGE	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-258781

PAYA HOLDINGS INC.

Offer to Exchange Warrants to Acquire Shares of Common Stock
of
Paya Holdings Inc.
for
Shares of Common Stock
of
Paya Holdings Inc.
and
Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON SEPTEMBER 10, 2021, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants, including the public warrants (as defined below) and the private placement warrants (as defined below) (collectively, the “warrants”), each to purchase shares of common stock, par value $0.001 per share (“Common Stock”), of Paya Holdings Inc. (the “Company”), the opportunity to receive 0.260 shares of Common Stock in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all holders of our warrants. The warrants are governed by the warrant agreement, dated as of November 15, 2018 (the “Warrant Agreement”), by and between FinTech Acquisition Corp. III and Continental Stock Transfer & Trust Company, as warrant agent. Our Common Stock and public warrants are listed on the The Nasdaq Capital Market (“Nasdaq”) under the symbols “PAYA” and “PAYAW,” respectively. As of September 7, 2021, a total of 17,714,945 warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,605,885 shares of our Common Stock in exchange for the warrants.

Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.260 shares of our Common Stock for each warrant tendered by such holder and exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the public warrants (the “consent warrants”) to amend the Warrant Agreement (the “Warrant Amendment”), which governs all of the warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be converted into 0.234 shares of Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 65% of the outstanding public warrants.

Parties representing approximately 63.2% of the outstanding public warrants have agreed to tender their warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, if holders of an additional approximately 1.8% of the outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends and Related Stockholder Matters — Transactions and Agreements Concerning Our Securities — Tender and Support Agreement.”

You may not consent to the Warrant Amendment without tendering your consent warrants in the Offer and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the warrants, and therefore by tendering your consent warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the consent warrants you have tendered in the Offer.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Daylight Time, on September 10, 2021, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by October 8, 2021, may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation, and if the Warrant Amendment is approved, we intend to require the conversion of all outstanding warrants to shares of Common Stock as provided in the Warrant Amendment. Our public warrants are currently listed on Nasdaq under the symbol “PAYAW”; however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Common Stock issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.

Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and, as applicable, consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and, as applicable, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Evercore Group L.L.C.
55 East 52nd Street, 35th Floor
New York, New York 10055
Toll-Free: (888) 474-0200

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (800) 370-1749
Email: paya@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section titled “Risk Factors” beginning on page 8 of this Prospectus/Offer to Exchange.

Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Evercore ISI

This Prospectus/Offer to Exchange is dated September 9, 2021.

i

About this Prospectus/Offer to Exchange

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the U.S. Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Common Stock and warrants, and the financial statements and the notes included herein and any applicable prospectus supplement.

We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context requires otherwise, in this Prospectus/Offer to Exchange, we use the terms “the Company”, “our company,” “we,” “us,” “our,” and similar references to refer to Paya Holdings Inc. and its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

This Prospectus/Offer to Exchange includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, the safe harbor for forward-looking statements provided under such sections does not apply to statements made pursuant to the Offer. Statements that are not historical facts, including statements about the parties, perspectives and expectations, are forward-looking statements. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the Company. Specifically, forward-looking statements may include statements relating to the below items, but excluding any statements made pursuant to the Offer:

•        operational, economic, political and regulatory risks;

•        natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease;

•        changes in demand within a number of key industry end-markets and geographic regions;

•        failure to retain key personnel;

•        our inability to recognize deferred tax assets and tax loss carry forwards;

•        our future operating results fluctuating, failing to match performance or to meet expectations;

•        unanticipated changes in our tax obligations;

•        our obligations under various laws and regulations;

•        the effect of litigation, judgments, orders or regulatory proceedings on our business;

•        our ability to successfully acquire and integrate new operations;

•        global or local economic and political movements;

•        our ability to effectively manage our credit risk and collect on our accounts receivable;

•        our ability to fulfill our public company obligations;

•        any failure of our management information systems and data security;

•        our ability to meet our debt service requirements and obligations;

•        changes in the payment processing market in which Paya competes;

•        changes in the vertical markets that Paya targets;

•        Paya’s relationships within the payment ecosystem;

•        Paya’s growth strategies;

•        changes in accounting policies applicable to Paya;

•        the development and maintenance of effective internal controls; and

•        other risks and uncertainties discussed in the section titled “Risk Factors” in this Prospectus/Offer to Exchange.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

These forward-looking statements are based on information available as of the date of this Prospectus/Offer to Exchange and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain Defined Terms

Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to:

“Business Combination” are to the Company’s business combination with Fintech Acquisition Corp. III, a Delaware special purpose acquisition company formed in March 2017, which was consummated on October 16, 2020;

“bylaws” are to our bylaws currently in effect, filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part;

“Cantor” are to Cantor Fitzgerald & Co.;

“charter” are to our amended and restated certificate of incorporation filed with the Delaware Secretary of State of the State of Delaware on October 16, 2020 and as currently in effect, filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part;

“Common Stock” or “common stock” are to our common stock, par value $0.001 per share;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Consent Solicitation” are to the solicitation of consent from the holders of the consent warrants to approve the Warrant Amendment;

“DGCL” are to the Delaware General Corporation Law;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Expiration Date” are to 11:59 p.m., Eastern Daylight Time, on September 10, 2021;

“GAAP” are to United States generally accepted accounting principles;

“IPO” are to the initial public offering of units of Fintech Acquisition Corp. (now known as Paya Holdings Inc.), which closed on November 20, 2018;

“Letter of Transmittal and Consent” are to the letter of transmittal and consent (as it may be supplemented and amended from time to time) related to the Offer and Consent Solicitation;

“Offer” are to the opportunity to receive 0.260 shares of common stock in exchange for each of our outstanding warrants;

“Offer Period” are to the period during which the Offer and Consent Solicitation is open, giving effect to any extension;

“private placement warrants” are to the warrants issued to certain parties in a private placement in connection with the closing of the IPO that have not become public warrants under the Warrant Agreement as a result of being transferred to any person other than permitted transferees;

“public warrants” are to the warrants (i) sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market) or (ii) initially issued to certain parties in connection with the IPO that have been transferred to any person other than permitted transferees;

“Paya,” “the Company,” “we,” “our” or “us” are to Paya Holdings Inc., a Delaware corporation formerly known as Fintech Acquisition Corp. III Parent Corp. and its subsidiaries, unless the context otherwise requires;

“warrants” are to the private placement warrants and public warrants;

“Warrant Agreement” are to that Warrant Agreement, dated as of November 15, 2018, by and between FinTech Acquisition Corp. III and Continental Stock Transfer & Trust Company, as warrant agent; and

“Warrant Amendment” are to the amendment to the Warrant Agreement permitting the Company to require that each outstanding warrant be converted into 0.234 shares of Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer.

v

Summary

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section titled “Where You Can Find Additional Information”).

In this Prospectus/Offer to Exchange, unless otherwise stated, the terms “the Company,” “we,” “us” or “our” refer to Paya Holdings Inc. and its subsidiaries.

Summary of the Offer and Consent Solicitation

The Company

We are a leading independent integrated payments and commerce platform providing card, Automated Clearing House (“ACH”), and check payment processing solutions via software to middle-market businesses in the United States. We processed over $35 billion in card and ACH payment volume for the twelve months ended June 30, 2021. As of June 30, 2021, we served more than 100,000 customers through key distribution partners focused on targeted, high growth verticals such as healthcare, education, non-profit, government, utilities, and other B2B end markets. Our business has built its foundation on offering robust integrations into front-end Customer Relationship Management (“CRM”) and back-end accounting independent software vendors (“ISVs”). We are headquartered in Atlanta, GA, with offices in Reston, VA, Fort Walton Beach, FL, Dayton, OH, Mt. Vernon, OH, Miamisburg, OH, Dallas, TX and Tempe, AZ.

Corporate Contact Information

We are headquartered in Atlanta, Georgia. Our principal executive offices are located at 303 Perimeter Center N, Suite 600, Atlanta, Georgia 30346, and our telephone number is (800) 261-0240. We maintain a website at www.paya.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part.

Warrants that qualify for the Offer

As of September 7, 2021, we had outstanding an aggregate of 17,714,945 warrants, including 17,664,945 public warrants and 50,000 private placement warrants, each exercisable for one share of our Common Stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 4,605,885 shares of our Common Stock in exchange for all of the outstanding warrants.

Under the Warrant Agreement, we may call the public warrants for redemption at our option:

•   in whole and not in part;

•   at a price of $0.01 per warrant;

•   upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•   if, and only if, the reported closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which we send the notice of redemption to the warrant holders, provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the public warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period or the Company has elected to require the exercise of public warrants on a “cashless basis.”

The warrants expire on October 16, 2025, subject to certain terms and conditions.

Market Price of Our Common Stock	Our Common Stock and public warrants are listed on Nasdaq under the symbols “PAYA” and “PAYAW” respectively. See “Market Information, Dividends and Related Stockholder Matters.”
The Offer

Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.260 shares of our Common Stock for each warrant so exchanged. No fractional shares of Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Common Stock in the exchange.

The shares of Common Stock issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation

In order to tender warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be converted into shares of Common Stock at a ratio of 0.234 shares of Common Stock per public warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation

The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation — Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on September 10, 2021, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and, with respect to the consent warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — General Terms — Offer Period.”

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation — General Terms — Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding public warrants (which is the minimum number required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event.

Withdrawal Rights

If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and, with respect to the consent warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation — Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and, with respect to the consent warrants, thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by October 8, 2021 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Federal and State Regulatory Approvals

Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
U.S. Federal Income Tax Consequences of the Offer

For those holders of warrants participating in the Offer and for any holders of warrants subsequently exchanged for Common Stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat your exchange of warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of warrants for shares of Common Stock, (ii) your aggregate tax basis in our Common Stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for our Common Stock received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income.

Although the issue is not free from doubt, we intend to treat all warrants not exchanged for Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the surrendered warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, if approved, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. holders to recognize taxable income. See “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences.”

No Recommendation

None of our Board, our management, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 8 of this Prospectus/Offer to Exchange.
Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004
Dealer Manager

The dealer manager for the Offer and Consent Solicitation is:

Evercore Group L.L.C.

55 East 52nd Street, 35th Floor

New York, New York 10055

Toll-Free: (888) 474-0200

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation — Dealer Manager.”

Additional Information

We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (800) 370-1749

Email: paya@dfking.com

Risks Associated with Our Business

The following is a summary list of the principal risk factors that could materially adversely affect our business, financial condition, liquidity and results of operations. These are not the only risks and uncertainties we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors”, together with the other information in this Prospectus/Offer to Exchange.

•        factors that affect the payment processing business, such as economic and political risk, including as a result of the coronavirus, or COVID-19, the business cycles of our merchants and distribution partners and the overall level of consumer and commercial spending, may have a material adverse effect on our business and results of operations;

•        the payment processing industry is highly competitive and such competition is likely to increase, which may adversely influence the prices we can charge to merchants for our services and the compensation we must pay to our distribution partners, and as a result, our profit margins;

•        potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business;

•        reliance on third parties, including our strategic relationship with Sage, distribution partners that may not serve us exclusively and are subject to attrition and merchants who may be reluctant to switch to a new merchant acquirer, which may adversely affect our growth;

•        unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems, computer viruses, or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation;

•        degradation of the quality of the products and services we offer, including support services, could adversely impact our ability to attract and retain merchants and partners;

•        increases in card network fees and other changes to fee arrangements may result in the loss of merchants or a reduction in our earnings;

•        if the banks that currently provide ACH and wire transfers fail to properly transmit ACH or terminate their relationship with us or limit our ability to process funds or we are not able to increase our ACH capacity with our existing and new banks, our ability to process funds on behalf of our clients and our financial results and liquidity could be adversely affected;

•        if we fail to comply with the applicable requirements of card networks and industry self-regulatory organizations, those card networks or organizations could seek to fine us, suspend us, or terminate our registrations through our bank sponsors or our merchants or sales partners may incur fines or penalties that we cannot collect from them, causing us to bear the cost;

•        there may be a decline in the use of electronic payments as a payment mechanism for consumers or adverse developments with respect to the electronic payments industry in general, which could adversely affect our business, financial condition, and operating results;

•        in order to remain competitive and to continue to increase our revenues and earnings, we must continually update our products and services, a process which could result in increased costs and the loss of revenues, earnings, merchants and distribution partners if the new products and services do not perform as intended or are not accepted in the marketplace;

•        we may not be able to continue to expand our share of our existing vertical markets or expand into new vertical markets, which would inhibit our ability to grow and increase our profitability;

•        our ability to grow our business will depend in part on the addition of new partners, and our inability to effectively onboard these new partners could have a material adverse effect on our business, financial condition and results of operations;

•        we may not be able to successfully execute our strategy of growth through acquisitions;

•        we may not be able to successfully manage our intellectual property and may be subject to infringement claims;

•        a substantial portion of our merchants are middle market businesses, which may increase the impact of economic fluctuations and merchant attrition on us;

•        our systems and our third-party providers’ systems may fail due to factors beyond our control, which could interrupt our service, resulting in our inability to process payments, cause us to lose business, increase our costs and expose us to liability;

•        we rely on other service and technology providers. If they fail or discontinue providing their services or technology generally or to us specifically, our ability to provide services to merchants may be interrupted, and, as a result, our business, financial condition and results of operations could be adversely impacted;

•        fraud by merchants or others could cause us to incur losses;

•        we rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, to process electronic payment transactions. If these sponsorships are terminated and we are not able to secure new bank sponsors, we will not be able to conduct our business;

•        we incur liability when our merchants refuse or cannot reimburse us for chargebacks resolved in favor of their customers;

•        our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks;

•        legal proceedings could have a material adverse effect on our business, financial condition or results of operations;

•        our ability to successfully operate the business depends upon the efforts of certain key personnel and our ability to attract, recruit, retain and develop qualified employees; failures in talent recruitment and retention could adversely affect the operations and profitability of our business;

•        we are subject to extensive government regulation, including the Bank Secrecy Act and limitations on consumer information among others, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry may have an unfavorable impact on our business, financial condition and results of operations;

•        changes in tax laws or their interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our clients, could negatively affect our business, financial condition and results of operations;

•        certain subsidiaries have and will continue to have high levels of indebtedness and the Credit Agreement could require us to amend or refinance the existing indebtedness; and

•        the other factors set forth under “Risk Factors.”

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully the risk factors below, as well as the other information contained in this Prospectus/Offer to Exchange before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.

Risks Relating to Our Business and Operations

The recent novel coronavirus, or COVID-19, global pandemic has had and is expected to continue to have a material adverse effect on our business and results of operations.

In late 2019, COVID-19 was first detected in Wuhan, China. In March 2020, the World Health Organization declared COVID-19 a global pandemic, and governmental authorities around the world have implemented measures to reduce the spread of COVID-19. These measures, including “shelter-in-place” orders suggested or mandated by governmental authorities or otherwise elected by companies as a preventive measure, have adversely affected workforces, customers, consumer sentiment, economies, and financial markets, and, along with decreased consumer spending, have led to an economic downturn in the United States.

Numerous state and local jurisdictions, including in markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, travel restrictions, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. For example, the federal and state governments in the United States have imposed social distancing measures and restrictions on movement, only allowing essential businesses to remain open in certain areas. Such orders or restrictions have resulted in the temporary closure of many of our customers’ operations, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other effects, any of which may materially impact our business and results of operations.

The COVID-19 pandemic and subsequent shelter-in-place and social distancing policies, as well as the broader economic decline, had a material impact on our business in 2020 and we expect it to continue to do so in 2021. Many of our customers experienced a decline in transaction volumes from pre COVID-19 levels. However, given many of our customers leverage our payment technology to accept transactions in a card-not-present environment, their business operations were not impacted dramatically. Further, most of our recurring or contractual transactions are business (“B2B”) customers and not tied to consumer discretionary spend and, as such, were not significantly impacted. This was evident by stable or growing volumes in our B2B goods & services, government & utilities, and non-Profit verticals. Lastly, we benefited from our lack of concentration in end markets which saw steep declines, such as restaurants, travel, hospitality, and brick-and-mortar retail.

In response to these developments, we took precautionary measures to ensure the safety of our employees, support our customers, and mitigate the impact on our financial position and operations. We seamlessly implemented remote working capabilities for our entire organization with minimal disruption to our operations or key operating performance indicators. We also identified opportunistic expenses reductions which increased operating efficiencies and provided additional profitability in the period.

Due to the uncertainty of COVID-19, we will continue to assess the situation, including abiding by any government-imposed restrictions, market by market. We are unable to accurately predict the ultimate impact that COVID-19 will have on our operations and marketing efforts relying on in person industry events and conferences due to the unknown duration and severity of the COVID-19 pandemic, effect of new government regulations arising in response to the pandemic, and the speed and extent to which economic and operating conditions and consumer behavior will return to normal. Even as our customers re-open their operations, we cannot accurately predict the ongoing impact of government regulations and changing consumer behavior on our business. While we have not seen a meaningful degradation in new customer enrollment or an increase in existing customer attrition as a result of COVID-19, it is possible that those business trends may change if economic hardship across the country forces business closures. Any significant reduction in consumer visits to, or spending at, our customers’ establishments would result in a loss of revenue to us. In particular, we cannot accurately forecast the potential impact of additional outbreaks as government restrictions are relaxed, further shelter-in-place or other government restrictions are implemented in response to such outbreaks, or the impact on the ability of our customers to remain in business as a result of the ongoing pandemic, which could result in additional chargeback or customer receivable losses. Further, disruptions in the business operations of our prospective partners because of their responses to COVID-19 may result in delays in the formation or implementation of new partnerships.

In addition, the global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending, could also impact our business. For instance, consumer spending may be negatively impacted by general macroeconomic conditions, including a rise in unemployment and decreased consumer confidence resulting from the COVID-19 pandemic. Changing consumer behaviors because of the COVID-19 pandemic may also have a material impact on our revenue for the foreseeable future.

In the past, governments have taken unprecedented actions in attempts to address and rectify these extreme market and economic conditions by providing liquidity and stability to financial markets. If these actions are not successful, the return of adverse economic conditions may cause a material impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our liquidity, indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

The payment processing industry is highly competitive and such competition is likely to increase, which may adversely influence the prices we can charge to merchants for our services and the compensation we must pay to our distribution partners, and as a result, our profit margins.

The payment processing industry is highly competitive. We primarily compete in the middle market merchant industry. Competition has increased recently as other providers of payment processing services have established a sizable market share in the middle market. Our primary competitors for middle market merchants include financial institutions and their affiliates and well-established payment processing companies that target middle market merchants directly and through third parties, including EVO Payments, REPAY, i3 Verticals, Stripe, and the acquiring arms of FIS, FISERV, and Global Payments. We also compete with many of these same entities for distribution partners. For example, many of our distribution partners are not exclusive to us but also have relationships with our competitors, such that we must continually expend resources to maintain those distribution partner relationships. Our growth will depend on our ability to increase our market share through successful competitive efforts to gain new merchants and distribution partners.

In addition, many financial institutions, subsidiaries of financial institutions or well-established payment processing companies with which we compete, have substantially greater capital, technological, and marketing resources than we have. These factors may allow our competitors to offer better pricing terms to merchants and more attractive compensation to distribution partners, which could result in a loss of our potential or current merchants and distribution partners. This competition may effectively limit the prices we can charge our merchants, cause us to increase the compensation we pay to our distribution partners and require us to control costs aggressively to maintain acceptable profit margins. Our future competitors may also develop or offer services that have price or other advantages over the services we provide.

We are also facing new competition from emerging and non-traditional payment processing companies as well as traditional companies offering alternative electronic payments services and products. Certain of these competitors integrate proprietary software and service solutions with electronic payments services and have significant financial resources and robust networks that could allow them to have access to merchants needing electronic payments services. If these new entrants gain a greater share of total electronic payments transactions, they could impact our ability to retain and grow our relationships with merchants and distribution partners. These new entrants also may compete in ways that minimize or remove the role of traditional payment gateways in the electronic payments process upon which our services are based, which could also limit our ability to retain or grow those relationships.

Degradation of the quality of the products and services we offer, including support services, could adversely impact our ability to attract and retain merchants and partners.

Our merchants and partners expect a consistent level of quality in the provision of our products and services, which are a significant element of the value proposition we offer to them. If the reliability or functionality of our products and services is compromised or the quality or support of such products and services is otherwise degraded, we could lose existing merchants and partners and find it harder to attract new merchants and partners. If we are unable to scale our support functions to address the growth of our merchant portfolio and partner network, the quality of our support may decrease, which could also adversely affect our ability to attract and retain merchants and partners.

Failing to successfully implement initiatives to grow or improve our products and services could also adversely impact our business. While we offer redundant back-up capabilities inside of our data center environments, we still have site specific risk related to physical or communication network-based outages. Additionally, we rely on Amazon Web Services (“AWS”) to operate certain aspects of our service, including providing a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service. While we are in the process of building out full redundancy to prevent downtime in the case of an outage, we currently may encounter disruptions or interference in connection with our use of AWS. This could have an impact on our operations and consequently, our business would be adversely impacted if our partners and merchants leave due to a downtime or disruption.

Potential distribution partners and merchants may be reluctant to switch to a new merchant acquirer, which may adversely affect our growth.

Many potential distribution partners and merchants worry about potential disadvantages associated with switching payment providers, such as a loss of accustomed functionality, increased costs, and business disruption. For our distribution partners, switching to us from another payment provider or integrating with us may constitute a significant undertaking. As a result, many distribution partners and merchants often resist change. There can be no assurance that our strategies for overcoming potential reluctance to change vendors or initiate a relationship with us will be successful, and this resistance may adversely affect our growth and performance results.

Increases in card network fees and other changes to fee arrangements may result in the loss of merchants or a reduction in our earnings.

From time to time, card networks, including Visa and Mastercard, increase the fees that they charge merchant service providers. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. Our sponsoring banks may seek to increase the sponsorship fees they charge us, all of which are based upon the dollar amount of the payment transactions we process. In addition, our back-end payment processors may seek to increase the fees they charge us, which are also based upon the floor amount of the payment transactions we process as well as the number of merchants we support. We could attempt to pass these increases along to our merchants, but this strategy might result in the loss of merchants to our competitors who do not pass along the increases. If competitive practices prevent us from passing along the higher fees to our merchants in the future, we may have to absorb all or a portion of such increases, which may increase our operating costs and reduce our earnings. In addition, in certain of our markets, card issuers pay merchant acquirers fees based on debit card usage in an effort to encourage debit card use. If this practice were discontinued, our revenue and margins in jurisdictions where we receive these fees would be adversely affected.

If we fail to comply with the applicable requirements of card networks and industry self-regulatory organizations, those card networks or organizations could seek to fine us, suspend us, or terminate our registrations through our bank sponsors. If our merchants or sales partners incur fines or penalties that we cannot collect from them, we may have to bear the cost of such fines or penalties.

We do not directly access the payment card networks, such as Visa, MasterCard and Discover, which enable our acceptance of credit cards and debit cards. Instead, we rely on sponsor banks and third-party processors to access such networks and settle transactions, and we must pay fees for such services.

As such, Visa, Mastercard and other card networks set complex and evolving rules and standards with which we must comply. The payment networks and their member financial institutions routinely update, generally expand and modify requirements applicable to merchant acquirers, including rules regulating data integrity, third-party relationships (such as those with respect to sponsor banks and Independent Sales Organizations (“ISO”)), merchant chargeback standards and Payment Card Industry Data Security Standard (“PCI-DSS”). Under certain circumstances, we are required to report incidents to the card networks within a specified time frame.

The rules of card networks are set by their boards, which include members that are card issuers that directly or indirectly sell processing services to merchants in competition with us. There is a risk that these members could use their influence to enact changes to the card network rules or policies that are detrimental to us. Any changes in network rules or standards that increase the cost of doing business or limit our ability to provide processing services to our merchants will adversely affect the operation of our business.

If we or our bank sponsors fail to comply with the applicable rules and requirements of the Visa or Mastercard payment networks, Visa or Mastercard could suspend or terminate our registration. Further, our transaction processing capabilities, including settlement processes, could be delayed or otherwise disrupted, and recurring non-compliance could result in the payment networks seeking to fine us, or suspend or terminate our registrations which allow us to process transactions on their networks, making it impossible for us to conduct our business on its current scale. Under certain circumstances specified in the payment network rules, we may be required to submit to periodic audits, self-assessments, or other assessments of our compliance with the PCI-DSS. Such activities may reveal that we have failed to comply with the PCI-DSS. In addition, even if we comply with the PCI-DSS, there is no assurance that we will be protected from a security breach.

The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide merchant acquiring services, could have an adverse effect on our payment processing volumes, revenues and operating costs. If we are unable to comply with the requirements applicable to our settlement activities, the payment networks may no longer allow us to provide these services, which would require us to spend additional resources to obtain settlement services from a third-party provider. In addition, if we were precluded from processing Visa and Mastercard electronic payments, we would lose a substantial portion of our revenues.

In addition, if a merchant or sales partner fails to comply with the applicable requirements of the card networks, it could be subject to a variety of fines or penalties that may be levied by those card networks. We may have to bear the cost of such fines or penalties if we are unable to collect them from the applicable merchant or sales partner. The termination of our member registration, any change in our status as a service provider or merchant processor, or any changes in network rules or standards could prevent us from providing processing services relating to the affected card network and could adversely affect our business, financial condition, or results of operations.

We are also subject to the operating rules of National Automated Clearing House Association (“NACHA”). NACHA is a self-regulatory organization which administers and facilitates private-sector operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH network participants. The NACHA Rules and Operating Guidelines impose obligations on us and our partner financial institutions. These obligations include audit and oversight by the financial institutions and the imposition of mandatory corrective action, including termination, for serious violations. If an audit or self-assessment under PCI DSS or NACHA identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.

Similarly, our Automated Clearing House (“ACH”) sponsor banks have the right to audit our compliance with NACHA’s rules and guidelines and are given wide discretion to approve certain aspects of our business practices and terms of our agreements with ACH customers. Like the payment networks, NACHA may update its operating rules and guidelines at any time, which could require us to take more costly compliance measures or to develop more complex monitoring systems.

There may be a decline in the use of electronic payments as a payment mechanism for consumers or adverse developments with respect to the electronic payments industry in general, which could adversely affect our business, financial condition, and operating results.

Maintaining or increasing our profitability is dependent on consumers and businesses continuing to use credit cards, debit cards and make ACH payments at the same or increasing rate. If consumers do not continue to use these cards for their transactions or if there is a change in the mix of payments between cash and electronic payments which is adverse to us, our business could decline and we could incur material losses. Regulatory changes may also result in merchants seeking to charge customers additional fees for use of electronic payments. Additionally, in recent years, increased incidents of security breaches have caused some consumers to lose confidence in the ability of businesses to protect or store their information, causing consumers to discontinue use of electronic payment methods. In addition, security breaches could result in financial institutions cancelling large numbers of credit and debit cards, or consumers electing to cancel their cards following such an incident.

In order to remain competitive and to continue to increase our revenues and earnings, we must continually update our products and services, a process which could result in increased costs and the loss of revenues, earnings, merchants and distribution partners if the new products and services do not perform as intended or are not accepted in the marketplace.

The electronic payments industry in which we compete is subject to rapid technological changes and is characterized by new technology, product and service introductions, evolving industry standards, regulatory compliance, changing merchant needs and the entrance of non-traditional competitors. We are subject to the risk that our existing products and services become obsolete, and that we are unable to develop new products and services in response to industry demands. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry trends. We are continually involved in a number of projects, such as ongoing enhancements to our Paya Connect platform and other new offerings emerging in the electronic payments industry, many of which require investment in non-revenue generating products or services that our distribution partners and merchants expect to be included in our product and service offerings. These projects carry the risks associated with any development effort, including difficulty in determining market demand and timing for delivery of new products and services, cost overruns, delays in delivery and performance problems.

In addition, new products and offerings may not perform as intended or generate the business or revenue growth expected. Defects in our software and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential distribution partners and merchants, harm to our reputation, fines imposed by card networks, or exposure to liability claims. Any delay in the delivery of new products or services or the failure to differentiate our products and services could render them less desirable, or possibly even obsolete, to our merchants. Additionally, the market for alternative payment processing products and services is evolving, and it may develop too rapidly or not rapidly enough for us to recover the costs we have incurred in developing new products and services.

We may not be able to continue to expand our share of our existing vertical markets or expand into new vertical markets, which would inhibit our ability to grow and increase our profitability.

Our future growth and profitability depend, in part, upon our continued expansion within the vertical markets in which we currently operate, the emergence of other vertical markets for electronic payments and our integrated solutions, and our ability to penetrate new vertical markets and our current distribution partners’ customer base. As part of our strategy to expand into new vertical markets, we look for acquisition opportunities and partnerships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We may not be able to successfully identify suitable acquisition or partnership candidates in the future, and if we do, they may not provide us with the benefits we anticipated.

Our expansion into new vertical markets also depends upon our ability to adapt our existing technology or to develop new technologies to meet the particular needs of each new vertical market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new vertical markets. Penetrating these new vertical markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new vertical markets and increase our penetration into existing vertical markets, we may not be able to continue to grow our revenues and earnings.

Our ability to grow our business will depend in part on the addition of new partners. Inability to effectively onboard these new partners could have a material adverse effect on our business, financial condition and results of operations.

Our ability to grow our business will depend in part on the addition of new partners, and an inability to effectively onboard these new partners could have a material adverse effect on our business, financial condition and results of operations. We may encounter delays onboarding partners due to COVID-19, issues integrating the partner into Paya Connect, or other unforeseen circumstances. If we do not effectively onboard our new partners, including assisting such partners to quickly resolve any post-onboarding issues and provide effective ongoing support, our reputation could be damaged and our ability to add new partners and our relationships with our existing partners could be adversely affected. Additionally, if we fail to onboard these partners in a timely manner, it could lead to delays in collecting revenues that we may otherwise receive, causing our financial condition and results of operations to be adversely affected.

We may not be able to successfully execute our strategy of growth through acquisitions.

A significant part of our growth strategy is to enter new vertical markets through platform acquisitions of vertically focused integrated payment and software solutions providers and to expand within our existing vertical markets through selective tuck-in acquisitions.

Although we expect to continue to execute our acquisition strategy:

•        we may not be able to identify suitable acquisition candidates or acquire additional assets on favorable terms;

•        we may compete with others to acquire assets, and as competition increases, could result in decreased availability or increased prices for acquisition candidates;

•        we may compete with others for select acquisitions and our competition may consist of larger, better-funded organizations with more resources and easier access to capital;

•        we may experience difficulty in anticipating the timing and availability of acquisition candidates;

•        we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions; and

•        we may not be able to generate the cash necessary to execute our acquisition strategy.

•        we may be unable to maintain uniform standards, controls, procedures, and policies as we attempt to integrate the acquired businesses, and this may lead to operational inefficiencies.

The occurrence of any of these factors could adversely affect our growth strategy.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including the following developments.

•        Rapid and significant changes in technology may result in new and innovative payment methods and programs that could place us at a competitive disadvantage and reduce the use of our services.

•        Competitors, merchants, distribution partners, and other industry participants may develop products that compete with or replace our value-added products and services.

•        Participants in the financial services payments and technology industries may merge, create joint ventures, or form other business combinations that may strengthen their existing business services or create new payment services that compete with us.

Failure to compete effectively against any of these competitive threats could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to economic and political risk, the business cycles of our merchants and distribution partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.

The electronic payments industry depends heavily on the overall level of consumer, commercial and government spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions or increases in interest rates could adversely affect our financial performance by reducing the number or aggregate dollar volume of transactions made using electronic payments. If our merchants make fewer sales of their products and services using electronic payments, or consumers spend less money through electronic payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue. In addition, a weakening in the economy could force merchants to close at higher than historical rates, resulting in exposure to potential losses and a decline in the number of transactions that we process. We also have material fixed and semi-fixed costs, including rent, debt service, contractual minimums, and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.

A substantial portion of our merchants are middle market businesses, which may increase the impact of economic fluctuations and merchant attrition on us.

We market and sell our solutions to middle market merchants. Middle market merchants are typically more susceptible to the adverse effects of economic fluctuations than larger businesses. We experience attrition in merchants and merchant charge volume in the ordinary course of business resulting from several factors, including business closures, transfers of merchants’ accounts to our competitors and account closures that we initiate due to heightened credit risks relating to, or contract breaches by, a merchant. Adverse changes in the economic environment or business failures of our middle market merchants may have a greater impact on us than on our competitors who do not focus on middle market merchants to the extent that we do. We cannot accurately predict the level of middle market merchant attrition in the future. If we are unable to establish accounts with new merchants or otherwise increase our payment processing volume to counter the effect of this attrition, our revenues will decline.

Fraud by merchants or others could cause us to incur losses.

We face potential liability for fraudulent electronic payment transactions initiated by merchants or others. Merchant fraud occurs when a merchant opens a fraudulent merchant account and conducts fraudulent transactions or when a merchant, rather than a customer (though sometimes working in collusion with a customer engaged in fraudulent activities), knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Any time a merchant is unable to fund a chargeback, we are responsible for that chargeback.

Additionally, merchant fraud occurs when employees of merchants change the merchant demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. We have established systems and procedures to detect and reduce the impact of merchant fraud, but we cannot be sure that these measures are or will be effective. Failure to effectively manage risk and prevent fraud could increase our chargeback or other liability. In addition, beginning in October 2015, U.S. merchants that cannot process Europay, Mastercard and Visa (“EMV”), chip-based cards are held financially responsible for certain fraudulent transactions conducted using such cards. This has increased the risk to merchants who are not yet EMV-compliant and shifted a substantial amount of fraud to card-not-present transactions, which is the primary environment in which we operate. This increased risk and the shift to card-not-present fraud has resulted in us having to seek increased chargebacks from such merchants. Increases in chargebacks, failure to recover fraud-related losses from our merchants that have not yet complied with EMV standards or other liability could have a material adverse effect on our business, financial condition, and results of operations.

We also have potential liability for losses caused by fraudulent card-based payment transactions. Card fraud occurs when a merchant’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a card-present transaction, if the merchant swipes or dips the card, receives authorization for the transaction from the issuer and verifies the signature on the back of the card against the paper receipt signed by the customer, the issuer remains liable for any loss. In a card-not-present transaction, even if the merchant receives authorization for the transaction, the merchant is liable for any loss arising from the transaction. Many of the merchants that we serve transact a substantial percentage of their sales in card-not-present transactions over the Internet or in response to telephone or mail orders, which makes these merchants more vulnerable to fraud than merchants whose transactions are conducted largely in card-present transactions.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. For example, bust-out fraud is a first-party fraud scheme where legitimate business credentials are combined with legitimate personal identity credentials and used to open a merchant account. After a period of either no processing or normal processing activity, typically ranging from four to 12 months, and processing minimal volume, the criminal quickly processes a substantial volume from fraudulent cards, receives the corresponding deposits and exits before chargebacks or returns are assessed. Incidents and types of fraud and counterfeiting may increase in the future. Failure to effectively identify and manage risk and prevent fraud could increase our chargeback liability or cause us to incur other liabilities.

We incur liability when our merchants refuse or cannot reimburse us for chargebacks resolved in favor of their customers.

We have potential liability for chargebacks associated with the transactions we process. If a billing dispute between a merchant and a cardholder is not ultimately resolved in favor of the merchant, the disputed transaction is “charged back” to the merchant’s bank and credited or otherwise refunded to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. If we or our bank sponsors are unable to collect the chargeback from the merchant’s account or reserve account (if applicable), or if the merchant refuses or is financially unable (due to bankruptcy or other reasons) to reimburse the merchant’s bank for the chargeback, we may bear the loss for the amount of the refund paid to the cardholder. Any increase in chargebacks not paid by our merchants could increase our costs and decrease our revenues. Additionally, an ACH transaction could be rejected in certain situations, including instances where we attempt to pull fees out of a bank account with insufficient funds, where an account has been closed, or where the account number is invalid. If an ACH reject occurs, we may bear the loss for the amount not pulled from the applicable account, which could increase our costs and decrease our revenues.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor, manage and remediate our risks. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, merchants or other matters that are otherwise inaccessible by us. In some cases, that information may not be accurate, complete, or current. Additionally, our risk detection system is subject to a high degree of “false positive” risks being detected, which makes it difficult for us to identify real risks in a timely manner. If our policies and procedures are not fully effective or we are not always successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that materially increase our costs and subject us to reputational damage that could limit our ability to grow and cause us to lose existing merchant clients.

Legal proceedings could have a material adverse effect on our business, financial condition or results of operations.

In the ordinary course of business, we may become involved in various litigation matters, including but not limited to commercial disputes and employee claims, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our relationship with our merchants, distribution partners and other third parties and could lead to additional related claims. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation and cause us to expend resources in our defense. Furthermore, there is no guarantee that we will be successful in defending ourselves in future litigation. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition, and results of operations.

The loss of key personnel or of our ability to attract, recruit, retain and develop qualified employees could adversely affect our business, financial condition, and results of operations.

Our success depends upon the continued services of our senior management and other key personnel who have substantial experience in the electronic payments industry and the markets in which we offer our services. In addition, our success depends in large part upon the reputation within the industry of our senior managers who have, developed relationships with our distribution partners, payment networks and other payment processing and service providers. Further, for us to continue to successfully compete and grow, we must attract, recruit, develop and retain personnel who will provide us with expertise across the entire spectrum of our intellectual capital needs. Our success is also dependent on the skill and experience of our sales force, which we must continuously work to maintain. While we have key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining the continuity of our operations. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors.

Failure to retain or attract key personnel could impede our ability to grow and could result in our inability to operate our business profitably. In addition, contractual obligations related to confidentiality, assignment of intellectual property rights, and non-solicitation may be ineffective or unenforceable and departing employees may share our proprietary information with competitors in ways that could adversely impact us, or seek to solicit our distribution partners or merchants or recruit our key personnel to competing businesses.

Our ability to successfully operate the business will depend largely upon the efforts of certain key personnel, including the key personnel of Paya. The loss of such key personnel could adversely affect the operations and profitability of our business.

Our ability to successfully operate Paya’s business depends upon the efforts of certain key personnel of Paya. Although we expect all of such key personnel to remain with us, the unexpected loss of key personnel may adversely affect our operations and profitability. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key Paya personnel that we will employ, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of our business may be negatively impacted.

Risks Relating to Intellectual Property and Information Technology

Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems, computer viruses, or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

We are responsible for data security for ourselves and for third parties with whom we partner and under the rules and regulations established by the payment networks, such as Visa, MasterCard, Discover and American Express, and debit card networks and by industry regulations and standards that may be promulgated by organizations such as NACHA, which manages the governance of the ACH network. These third parties include merchants, our distribution partners and other third-party service providers and agents. We and other third parties collect, process, store and/or transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, driver’s license numbers and bank account numbers. We have ultimate liability to the payment networks and our bank that sponsors our registration with Visa or MasterCard for our failure or the failure of third parties with whom we contract to protect this data in accordance with PCI-DSS and network requirements. The loss, destruction or unauthorized modification of merchant or cardholder data by us or our contracted third parties could result in significant fines, sanctions and proceedings or actions against us by the payment networks, card issuing banks, governmental entities, consumers, or others.

Threats may derive from human error, fraud, or malice on the part of employees or third parties, or from accidental technological failure. For example, certain of our employees have access to sensitive data that could be used to commit identity theft or fraud. Concerns about security increase when we transmit information electronically because such transmissions can be subject to attack, interception, or loss. Also, computer viruses can be distributed and spread rapidly over the Internet and could infiltrate our systems or those of our contracted third parties. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our services or to create a diversion for other malicious activities. These types of actions and attacks and others could disrupt our delivery of services or make them unavailable. Any such actions or attacks against us or our contracted third parties could impugn our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, result in the loss of our bank sponsors or our ability to participate in the payment networks, subject us to lawsuits, fines or sanctions, distract our management or increase our costs of doing business.

We and our contracted third parties could be subject to security breaches by hackers. Our encryption of data and other protective measures may not prevent unauthorized access to or use of sensitive data. A breach of a system may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation, or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter merchants from using electronic payments generally and our services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, our insurance coverage may be insufficient to cover all losses. In addition, a significant cybersecurity breach of our systems or communications could result in payment networks prohibiting us from processing transactions on their networks or the loss of our bank sponsors that facilitate our participation in the payment networks, either of which could materially impede our ability to conduct business.

Although we generally require that our agreements with distribution partners or our service providers which may have access to merchant or cardholder data include confidentiality obligations that restrict these parties from using or disclosing any merchant or cardholder data except as necessary to perform their services under the applicable agreements, we cannot guarantee that these contractual measures will prevent the unauthorized use, modification, destruction or disclosure of data or allow us to seek reimbursement from the contracted party. In addition, many of our merchants are middle market businesses that may have limited competency regarding data security and handling requirements and thus may experience data breaches. Any unauthorized use, modification, destruction, or disclosure of data could result in protracted and costly litigation, and our incurring significant losses.

In addition, our agreements with our bank sponsors and our third-party payment processors (as well as payment network requirements) require us to take certain protective measures to ensure the confidentiality of merchant and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties, litigation, or termination of our bank sponsor agreements.

Any significant unauthorized disclosure of sensitive data entrusted to us would cause significant damage to our reputation, and impair our ability to attract new distribution partners, and may cause parties with whom we already have such agreements to terminate them.

We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights and knowhow, which is expensive, could cause a diversion of resources and may not prove successful. Also, because of the rapid pace of technological change in our industry, aspects of our business and our services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss of intellectual property protection or the inability to license or otherwise use third-party intellectual property could harm our business and ability to compete.

We may also be subject to costly litigation if our services and technology are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products, services, or technology. Any of these third parties could make a claim of infringement against us with respect to our products, services, or technology. We may also be subject to claims by third parties for patent, copyright or trademark infringement, breach of license or violation of other third-party intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement or other violations and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement or violation also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

Our systems and our third-party providers’ systems may fail due to factors beyond our control, which could interrupt our service, resulting in our inability to process payments, cause us to lose business, increase our costs and expose us to liability.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer network systems, software, data centers and telecommunication networks, as well as the systems and services of our bank sponsors, the payment networks, third-party providers of processing services and other third parties. Our systems and operations or those of our third-party providers, such as our provider of authorization services, or the payment networks themselves, could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error or sabotage, financial insolvency and similar events. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. At present, our systems are not fully redundant. Therefore, certain aspects of our operations may be subject to interruption. While we have disaster recovery policies and arrangements in place, they have not been tested under actual disasters or similar events.

Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, delays or discrepancies in merchant funding and settlement processes, telecommunications failures or other difficulties could result in failure to process transactions, additional operating costs, diversion of technical and other resources, loss of revenue, merchants and distribution partners, loss of merchant and cardholder data, harm to our business or reputation, exposure to fraud losses or other liabilities and fines and other sanctions imposed by payment networks.

We rely on other service and technology providers. If they fail or discontinue providing their services or technology generally or to us specifically, our ability to provide services to merchants may be interrupted, and, as a result, our business, financial condition and results of operations could be adversely impacted.

We rely on third parties to provide or supplement card processing services and for infrastructure hosting services. We also rely on third parties for specific software and hardware used in providing our products and services. The termination by our service or technology providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our merchants and, if we cannot find alternate providers quickly, may cause those merchants to terminate their relationship with us.

We also rely in part on third parties for the development of and access to new technologies, or updates to existing products and services for which third parties provide ongoing support, which increases the cost associated with new and existing product and service offerings. Failure by these third-party providers to devote an appropriate level of attention to our products and services could result in delays in introducing new products or services, or delays in resolving any issues with existing products or services for which third-party providers provide ongoing support.

Risks Relating to Reliance on Third Parties

To acquire and retain a segment of our merchants, we depend in part on distribution partners that may not serve us exclusively and are subject to attrition.

We rely in significant part on the efforts of integrated software vendors and referral partners to market our services to merchants seeking to establish an integrated payment processing relationship. These distribution partners seek to introduce us, as well as our competitors, to newly established and existing middle market merchants. Generally, our agreements with distribution partners (except for a portion of our Integrated Solutions and Payment Services segments) are not exclusive and distribution partners retain the right to refer merchants to other merchant acquirers. Gaining and maintaining loyalty or exclusivity can require financial concessions to maintain current distribution partners and merchants or to attract potential distribution partners and merchants from our competitors. We have been required, and expect to be required in the future, to make concessions when renewing contracts with our distribution partners and such concessions can have a material impact on our financial condition or operating performance. If these distribution partners switch to another merchant acquirer, cease operations, or become insolvent, we will no longer receive new merchant referrals from them and we risk losing existing merchants that were originally enrolled by them. We cannot accurately predict the level of attrition of our distribution partners or merchants in the future, particularly those merchants we acquired as customers in the portfolio acquisitions we have completed in the past three years, which makes it difficult for us to forecast growth. If we are unable to establish relationships with new distribution partners or merchants, or otherwise increase our transaction processing volume to counter the effect of this attrition, our revenues will decline.

If the banks that currently provide ACH and wire transfers fail to properly transmit ACH or terminate their relationship with us or limit our ability to process funds or we are not able to increase our ACH capacity with our existing and new banks, our ability to process funds on behalf of our clients and our financial results and liquidity could be adversely affected.

We currently have agreements with two sponsor banks to execute ACH and wire transfers to support our processing services. If one or more of the banks fails to process ACH transfers on a timely basis, or at all, then our relationship with our clients could be harmed and we could be subject to claims by a client with respect to the failed transfers. In addition, these banks have no obligation to renew their agreements with us on commercially reasonable terms, if at all. Currently, some agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices, including our solicitation, application and qualification procedures for clients and the terms of our agreements with clients. If these banks terminate their relationships with us or restrict the dollar amounts of funds that they will process on behalf of our clients, their doing so may impede our ability to process funds and could have an adverse impact on our financial results and liquidity.

Inability to maintain our strategic relationship with Sage could adversely affect our business.

We have a strategic relationship with Sage Group plc, a global provider of integrated accounting, payroll, and payment solutions, which previously acquired Paya in 2006 and remained a strategic partner after GTCR, LLC acquired us in 2017. As part of this strategic relationship, we offer integration into Sage Intacct, X3, and other Sage products. During 2020, 2019 and 2018, we derived approximately 8.6%, 8.5%, and 8.9%, respectively, of our net revenue from this relationship. We depend on Sage to refer new merchants to Paya and deliver an acceptable level of software functionality and service to our joint customers. There can be no assurance we will realize the expected benefits from this strategic relationship or that it will continue in the future. If successful, this relationship may be mutually beneficial and result in the continued growth in joint customers. However, such a relationship carries an element of risk given the ongoing competition for this customer base. Also, if Sage fails to perform or if the relationship fails to continue as expected, we could suffer reduced sales or other operational difficulties and our business, results of operations and financial condition could be materially adversely affected.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, to process electronic payment transactions. If these sponsorships are terminated and we are not able to secure new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are not eligible for membership in the Visa, Mastercard, and other payment networks, and are, therefore, unable to directly access these payment networks, which are required to process transactions. These networks’ operating regulations require us to be sponsored by a member bank to process electronic payment transactions. We are currently registered with Visa and Mastercard through BMO Harris. We are also subject to network operating rules promulgated by the NACHA relating to payment transactions processed by us using the ACH Network. For ACH payments, our ACH network is sponsored by Wells Fargo and Fifth Third. The term of the agreements with Wells Fargo and Fifth Third, which automatically renew annually, do not have a termination date but are terminable with written notice. From time to time, we may enter into other sponsorship relationships as well.

The current term of our agreement with BMO Harris lasts through November 1, 2022 and will thereafter automatically renew for one year periods unless either party provides the other at least six months’ notice of its intent to terminate.

Our bank sponsors may terminate their agreements with us if we materially breach the agreements and do not cure the breach within an established cure period, if our membership with Visa and/or Mastercard terminates, if we enter bankruptcy or file for bankruptcy, or if applicable laws or regulations, including Visa and/or Mastercard regulations, change to prevent either the applicable bank or us from performing services under the agreement. If these sponsorships are terminated and we are unable to secure a replacement bank sponsor within the applicable wind down period, we will not be able to process electronic payment transactions.

Although we do not believe that Paya is substantially dependent on any of these agreements, bank sponsors do have discretion in these agreements and there is a possibility that the termination of a sponsorship could have an adverse impact on our business due to the need to transition services to an alternative provider. If any of these contracts were terminated, we believe we would be able to enter into alternative arrangements, although we may not be able to procure terms of an equal or more advantageous nature. Additionally, each of these agreements have wind down and de-conversion periods, which we believe would allow sufficient time for us to replace any of the aforementioned sponsors during such de-conversion periods. We are unable to predict with any certainty which terms might change in such alternative arrangements.

Furthermore, our agreements with our bank sponsors provide the bank with substantial discretion in approving certain elements of our business practices, including our solicitation, application, and underwriting procedures for merchants. We cannot guarantee that our bank sponsors’ actions under these agreements will not be detrimental to us, nor can we provide assurance that any of our bank sponsors will not terminate their sponsorship of us in the future. Our bank sponsors have broad discretion to impose new business or operational requirements on us, which may materially adversely affect our business. If our sponsorship agreements are terminated and we are unable to secure another bank sponsor, we will not be able to offer Visa or Mastercard transactions or settle transactions which would likely cause us to terminate our operations.

Our bank sponsors also provide or supplement authorization, funding, and settlement services in connection with our bankcard processing services. If our sponsorships agreements are terminated and we are unable to secure another bank sponsor, we will not be able to process Visa and MasterCard transactions, which would have a material adverse effect on our business, financial condition and results of operations.

In July 2018, the Office of the Comptroller of the Currency (“OCC”) announced that it will begin accepting special purpose national bank charter applications from financial technology companies (“FinTech Charter”). No applications for a FinTech Charter have been submitted to date, and we cannot predict which, if any, of our current or future competitors would take advantage of the charter. However, such a development could increase the competitive risks discussed above or create new competitive risks, such as our nonbank competitors being able to more easily access the payment networks without the requirement of a bank sponsor, which could provide them with a competitive advantage.

Legal and Regulatory Risks

We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry may have an unfavorable impact on our business, financial condition and results of operations.

In addition to those regulations discussed below that are imposed by the cards networks, NACHA and PCI-DSS, we are subject to numerous regulations that affect electronic payments including, U.S. financial services regulations, consumer protection laws, escheat regulations, the Family Educational Rights and Privacy

Act (“FERPA”), the Protection of Pupil Rights Amendment (“PPRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and other privacy and information security regulations. Regulation and proposed regulation of our industry has increased significantly in recent years, with states enacting regulations in areas that have historically only been federally regulated. Changes to statutes, regulations, or industry standards, including interpretation and implementation of statutes, regulations, or standards, could increase our cost of doing business, affect our competitive balance, and significantly increase the difficulty of compliance. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines.

Interchange fees, which are typically paid by the payment processor to the issuer in connection with electronic payments, are subject to increasingly intense legal, regulatory, and legislative scrutiny. In particular, the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) significantly changed the U.S. financial regulatory system by regulating and limiting debit card fees charged by certain issuers, allowing merchants to set minimum dollar amounts for the acceptance of credit cards and allowing merchants to offer discounts or other incentives for different payment methods.

Rules implementing the Dodd-Frank Act also contain certain prohibitions on payment network exclusivity and merchant routing restrictions. These restrictions could limit the number of debit transactions, and prices charged per transaction, which would negatively affect our business. The Dodd-Frank Act also created the Consumer Financial Protection Bureau (the “CFPB”), which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as Paya, should be supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), because it is systemically important to the U.S. financial system. Because we provide data processing and other services to U.S. banks, we are subject to regular oversight and examination by the Federal Financial Institutions Examination Council (the “FFIEC”), which is an inter-agency body of federal banking regulators. Any such designation would result in increased regulatory burdens on our business, which increases our risk profile and may have an adverse impact on our business, financial condition, and results of operations.

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. That statement and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants and, in some cases, may subject us, as the merchant’s electronic processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies, including the Federal Trade Commission and state attorneys general, have authority to take action against non-banks that engage in unfair or deceptive practices or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Our business may also be subject to the Fair Credit Reporting Act (the “FCRA”), which regulates the use and reporting of consumer credit information and imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices under the FCRA are not in compliance with the FCRA or regulations under it.

Separately, the Housing Assistance Tax Act of 2008 included an amendment to the Code, that requires the filing of yearly information returns by payment processing entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information returns do not comply with these regulations.

These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our services to merchants. Implementing new compliance efforts may be difficult because of the complexity of new regulatory requirements and may cause us to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, which could limit our ability to grow, reduce our revenues, or increase our costs. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.

We may be required to register under the Bank Secrecy Act as a money services business or to become licensed under state money transmission statutes.

We provide payment processing services through our Paya, Inc. subsidiary, including card processing and ACH processing services. We have taken the position that Paya, Inc. is: (i) exempt from registration under the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001 (as amended, the “BSA”), as Paya is a payment processor and therefore able to avail itself of the payment processor exemption in accordance with guidance from the Financial Crimes Enforcement Network (“FinCEN”) including FinCEN Administrative Letter Ruling FIN-2014-R009; and (ii) exempt from licensure under various state money transmission laws, either expressly as a payment processor or agent of the payee, or pursuant to common law as an agent of the payee.

While we believe we have defensible arguments in support of our positions under the BSA and the state money transmission statutes, we have not expressly obtained confirmation of such positions from either FinCEN or the state banking departments who administer the state money transmission statutes. It is possible that FinCEN or certain state banking departments may determine that our activities are not exempt. Any determination that Paya, Inc. is in fact required to be registered either under the BSA or licensed under the state money transmission statutes may require substantial expenditures of time and money and could lead to liability in the nature of penalties or fines, as well as cause us to be required to cease operations in some or all of the U.S. jurisdictions we service, which would have a materially adverse effect on our business and our financial results.

While we believe we are exempt from the BSA we are contractually required to comply with certain obligations in the BSA pursuant to our agreements with those federally-insured depository institutions that sponsor our card processing activities and our ACH activities.

In addition, we, and those federally-insured depository institutions that sponsor our card processing activities and our ACH activities, are subject to the sanctions programs enforced by the Office of Foreign Assets Control (“OFAC”). If we fail to comply with these sanctions programs or our sanctions compliance program is found to be deficient then the fines or penalties we face may be severe and our efforts to remediate our sanctions compliance program may be costly and result in diversion of management time and effort and may still not guarantee compliance.

Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our services to merchants.

Governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, and transfer of, and requiring safeguarding of, non-public personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. The Federal Trade Commission’s information safeguarding rules under the Gramm-Leach-Bliley Act require us to develop, implement and maintain a written, comprehensive information security program containing safeguards that are appropriate for our size and complexity, the nature and scope of our activities and the sensitivity of any customer information at issue. Our financial institution clients are subject to similar requirements under the guidelines issued by the federal banking regulators. As part of their compliance with these requirements, each of our financial institution clients is expected to have a program in place for responding to unauthorized access to, or use of, customer information that could result in substantial harm or inconvenience to customers and they are also responsible for our compliance efforts as a major service provider. Changes in our relationships with service providers, such as our plan to use AWS to provide additional redundancy, could further complicate the applicability of these regulations to our business. In addition, regulators are proposing new laws or regulations which could require us to adopt certain cybersecurity and data handling practices. In many jurisdictions, consumers must be notified in the event of a data breach, and such notification requirements continue to increase in scope and cost. The changing privacy laws in the United States create new individual privacy rights and impose increased obligations on companies handling personal data. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that own data.

In connection with providing services to our merchants, we are required by regulations and contracts with our merchants and with our financial institution referral partners to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding our compliance with industry standards and allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to our infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by our merchants with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future.

Additionally, privacy and data security have become significant issues in the United States. With the recent increase in publicity regarding data breaches resulting in improper dissemination of consumer information, all 50 states have passed laws regulating the actions that a business must take if it experiences a data breach, such as prompt disclosure to affected customers. As we receive, collect, process, use, and store personal and confidential data, we are subject to diverse laws and regulations relating to data privacy and security, including, local state laws such as the New York Stop Hacks and Improve Data Security Act (the “SHIELD Act”), and the California Consumer Privacy Act (the “CCPA”).

The SHIELD Act requires companies to implement a written information security program that contains appropriate administrative, technical, and physical safeguards. The CCPA, which became effective on January 1, 2020, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our potential liability and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in effort to comply. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business.

If we fail to comply with the laws and regulations relating to the protection of data privacy, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, our relationships and reputation could be harmed, which could inhibit our ability to retain existing merchants and distribution partners and obtain new merchants and distribution partners.

If more restrictive privacy laws or rules are adopted by authorities in the future, our compliance costs may increase and our ability to perform due diligence on, and monitor the risk of, our current and potential merchants may decrease, which could create liability for us. Additionally, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm, and our potential liability for security breaches may increase.

Changes in tax laws or their interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our clients, could negatively affect our business, financial condition and results of operations.

We are subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, income (including both net income and gross income) and ad valorem taxes. Changes in tax laws or their interpretations could decrease the amount of revenues we receive, the value of any tax loss carryforwards and tax credits recorded on our balance sheet and the amount of our cash flow, and have a material adverse impact on our business, financial condition and results of operations. Some of our tax liabilities are subject to periodic audits by the respective taxing authority which could increase our tax liabilities. Furthermore, companies in the payment processing industry, including us, may become subject to incremental taxation in various tax jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay additional taxes and are unable to pass the tax expense through to our clients, our costs would increase and our net income would be reduced, which could have a material adverse effect on our business, financial condition and results of operations.

Changes in the method pursuant to which the LIBOR is determined and the transition to other benchmarks may adversely affect our results of operations.

LIBOR and certain other “benchmarks” have been the subject of continuing national, international, and other regulatory guidance and proposals for reform. These reforms may cause such benchmarks to perform differently than in the past or have other consequences which cannot be predicted. In July 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, publicly announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee or ARRC, a U.S. based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC is comprised of a diverse set of private sector entities and a wide array of official-sector entities, banking regulators, and other financial sector regulators. The ARRC has identified the Secured Overnight Financing Rate, or SOFR, as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. Financial regulators in the United Kingdom, the European Union, Japan, and Switzerland also have formed working groups with the aim of recommending alternatives to LIBOR denominated in their local currencies. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, it is unclear if other benchmarks may emerge or if other rates will be adopted outside of the United States.

As of June 30, 2021, the majority of our outstanding indebtedness had interest rate payments determined directly or indirectly based on LIBOR. Uncertainty regarding the continued use and reliability of LIBOR as a benchmark interest rate could adversely affect the performance of LIBOR relative to its historic values. Even if financial instruments are transitioned to alternative benchmarks, such as SOFR, successfully, the new benchmarks are likely to differ from LIBOR, and our interest expense associated with our outstanding indebtedness or any future indebtedness we incur may increase. Further, transitioning to an alternative benchmark rate, such as SOFR, may result in us incurring significant expense and legal risks, as renegotiation and changes to documentation may be required in effecting the transition. Any alternative benchmark rate may be calculated differently than LIBOR and may increase the interest expense associated with our existing or future indebtedness. In addition, it is possible that LIBOR quotes will become unavailable after 2021, in which case risks associated with the transition away from LIBOR would be accelerated.

Any of these occurrences could materially and adversely affect our borrowing costs, financial condition, and results of operations.

Risks Relating to Indebtedness

Certain subsidiaries have and will continue to have high levels of indebtedness.

Paya Holdings III, LLC, as parent borrower, Paya, Inc., as borrower (together, the “Borrowers”), and Paya Holdings II, LLC (“Holdings”), each a wholly-owned subsidiary of Paya, are parties to a Credit Agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and L/C issuer (the “Agent”), dated as of June 25, 2021 (the “Credit Agreement”). As of June 30, 2021, there were no outstanding borrowings under the $45.0 million revolving credit facility thereunder (the “Revolver”) and there were $250.0 million outstanding under the term loan facility thereunder (“Term Loan”). Because borrowings under the Term Loan and Revolver bear interest at variable rates, any increase in interest rates on debt that has not been fixed using interest rate hedges will increase interest expense, reduce cash flow or increase the cost of future borrowings or refinancings. Our indebtedness could have important consequences to our investors, including, but not limited to:

•        increasing vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•        requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•        limiting flexibility in planning for, or reacting to, changes in its business and the competitive environment; and

•        limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

We believe our business is relatively capital intensive, which could cause revenue fluctuations in our operating results. As a result, a decline in revenue may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. Our operating expense levels will be based on our expectations for future revenue. If actual revenue is below management’s expectations, or if our expenses increase before revenues do, both revenues less transaction-based expenses and operating results would be materially and adversely affected. Because of these factors, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our common stock may be adversely affected.

The Credit Agreement contains a change of control provision that could require us to amend or refinance the existing indebtedness.

The Credit Agreement provides that an event of default will occur upon a change of control (as defined in the Credit Agreement), which includes Holdings ceasing to beneficially own directly or indirectly through wholly owned subsidiaries all of the interests of the Borrowers. In addition, a change of control event occurs if any person or group acquires beneficial or of record ownership directly or indirectly a majority of Holdings’ voting equity interests (other than GTCR LLC and certain other specified persons). Although we do not currently anticipate that any such person will beneficially own a majority of the voting equity interests prior to the amendment or refinancing of this indebtedness, no person is contractually obligated to retain the voting equity interests it holds, subject to certain forfeiture restrictions governing a limited number of shares. If we are unable to amend these agreements or refinance this indebtedness, we will be limited in our ability to issue additional equity to any person which would acquire a majority of common stock following such issuance and will need to rely on other sources of financing, including additional borrowings.

Our ability to pay dividends in the future will be subject to our subsidiaries’ ability to distribute cash to us.

Paya does not anticipate that the board of directors will declare dividends in the foreseeable future. If Paya decides to declare dividends in the future, as a holding company, we will require dividends and other payments from our subsidiaries to meet such cash requirements. The Credit Agreement places certain contractual restrictions on our subsidiaries’ ability to make distributions to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness” for a discussion of the Credit Agreement’s restrictions on our subsidiaries’ ability to make distributions to us. In addition, minimum capital requirements may indirectly restrict the amount of dividends paid upstream, and repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to distribute cash to us and we are unable to pay dividends, our common stock may become less attractive to investors and the price of our common stock may become volatile.

Risks Relating to Ownership of our Common Stock

We may issue additional common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the common stock.

We may issue an aggregate of 14,000,000 shares of common stock to existing equity holders of Paya upon achievement of milestone targets. Our issuance of additional common stock or other equity securities of equal or senior rank would have the following effects:

•        our existing shareholders’ proportionate ownership interest will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of our common stock may decline.

Paya’s only significant asset is the ownership of Paya’s business through its indirect ownership interest in Holdings. If Paya’s business is not profitably operated, Holdings may be unable to pay us dividends or make distributions or loans to enable us to pay any dividends on its common stock or satisfy its other financial obligations.

We currently have no direct operations and no significant assets other than the indirect ownership of Holdings, which will operate Paya’s business. We will depend on profits generated by Paya’s business for distributions, debt repayment and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its capital stock. Legal and contractual restrictions in agreements governing the indebtedness of Paya, as well as the financial condition and operating requirements of Paya, may limit its ability to receive distributions from Holdings and the Paya business in the foreseeable future.

Provisions in our charter and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for its common stock and could entrench management.

Our amended and restated certificate of incorporation and bylaws will contain provisions to limit the ability of others to acquire control of us or cause us to engage in change-of-control transactions, including, among other things:

•        provisions that authorize our board of directors, without action by our stockholders, to authorize by resolution the issuance of shares of preferred stock and to establish the number of shares to be included in such series, along with the preferential rights determined by our board of directors; provided that, our board of directors may also, subject to the rights of the holders of preferred stock, authorize shares of preferred stock to be increased or decreased by the approval of the board of directors and the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the corporation;

•        provisions that permit only a majority of our board of directors or the chairman of the board of directors at the direction of a majority of the board of directors or, for so long as Ultra and its affiliates beneficially own at least 35% of our common stock, the Chairman of the board of directors at the written request of the holders of a majority of the voting power of the then outstanding shares of voting stock, to call shareholder meetings, and therefore do not permit stockholders to call special stockholder meetings;

•        provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings; provided, however, that at any time when Ultra beneficially owns, in the aggregate, at least 10% of our common stock, such advance notice procedure will not apply to it; and

•        a staggered board whereby our directors are divided into three classes, with each class subject to retirement and reelection once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction. With our staggered board of directors, at least two annual meetings of shareholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware is the sole and exclusive forum for certain stockholder litigation matters, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in its amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

A market for our securities may not be sustained, which would adversely affect the liquidity and price of its securities.

The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may not be sustained.

We may be unable to satisfy Nasdaq listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

If we fail to continue to satisfy ongoing Nasdaq listing requirements, or if we are delisted, there could be significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for us; and

•        a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur increased costs and obligations as a result of being a public company.

Paya is required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we incur significant legal, accounting and other expenses that we were not required to incur in the recent past. These expenses will increase once we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Based on our aggregate worldwide market value of voting and non-voting common equity held by non-affiliates as of June 30, 2021, we expect that we will become a “large accelerated filer” and lose emerging growth company status beginning with our Annual Report on Form 10-K for the year ended December 31, 2021. At such time, we will be subject to the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and will no longer be eligible to take advantage of the extended transition period for adoption of new or revised financial accounting standards under the JOBS Act. However, because we will continue to qualify as a smaller reporting company with respect to our Annual Report on Form 10-K for the year ended December 31, 2021, we will continue to be able to take advantage of reduced disclosure obligations regarding executive compensation in such Annual Report and in our proxy statement for the year 2022.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make its common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including reduced disclosure obligations regarding executive compensation in this Prospectus/Offer to Exchange. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Nasdaq regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. As a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting when we cease to be an “emerging growth company,” as defined in the JOBS Act. Based on our aggregate worldwide market value of voting and non-voting common equity held by non-affiliates as of June 30, 2021, we expect that we will become a “large accelerated filer” and lose emerging growth company status beginning with our Annual Report on Form 10-K for the year ended December 31, 2021. Therefore, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting in such Annual Report. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or expresses an adverse opinion, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

In addition, we expect to continue to incur costs related to our internal control over financial reporting in the upcoming years to further improve our internal control environment. If we identify deficiencies in our internal control over financial reporting or if we are unable to comply with the requirements applicable to us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. If this occurs, we also could become subject to sanctions or investigations by the SEC or other regulatory authorities.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Omnibus Plan without stockholder approval in a number of circumstances.

The issuance of additional common stock or other equity securities could have one or more of the following effects:

•        Our existing stockholders’ proportionate ownership interest will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of its common stock may decline.

The price of our common stock may fluctuate substantially.

The market price for our common stock is likely to be volatile, in part because our common stock has been traded publicly for only a short time.

Factors affecting the trading price of our common stock may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the payments industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of common stock available for public sale;

•        any significant change in our board or management;

•        sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for financial technology stocks or the stocks of other companies which investors perceive to be similar to us could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our common stock.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, our stock price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of our common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover us, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales of our common stock issued to Ultra may reduce the market price of common stock that you might otherwise obtain.

GTCR-Ultra Holdings, LLC (“Ultra”), our largest shareholder holds approximately 45.2 million shares of Company common stock. In connection with the Business Combination, the Company entered into a registration rights agreement with Ultra and certain other stockholders, pursuant to which it granted certain registration right to Ultra and the other stockholders party thereto. Ultra and its affiliates may sell large amounts of Company common stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in the Company’s stock price or put significant downward pressure on the price of its stock. In addition, the Company may use shares of its common stock as consideration for future acquisitions, which could further dilute its stockholders.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the consent warrants, the Company will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.234 shares of Common Stock. This represents a ratio of shares of Common Stock per warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding public warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding public warrants. Parties representing approximately 63.2% of the outstanding public warrants have agreed to tender their warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Tender and Support Agreement. Accordingly, if holders of an additional approximately 1.8% of the outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If adopted, we currently intend to require the conversion of all outstanding warrants to Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 10% fewer shares than if they had tendered their warrants in the Offer.

The exchange of warrants for Common Stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.

Our warrants may be exchanged for shares of Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Common Stock. We also intend to require an exchange of all remaining outstanding warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Common Stock will be issued. These issuances of Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.

None of us, our affiliates, the dealer managers, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your warrants or, with respect to the consent warrants, consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Common Stock in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our Common Stock and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for shares of Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Common Stock may fluctuate, and the market price of our Common Stock when we deliver our Common Stock in exchange for your warrants could be less than the market price at the time you tender your warrants.

The number of shares of Common Stock for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Common Stock or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Common Stock when we deliver Common Stock in exchange for your warrants could be less than the market price of the public warrants at the time you tender your warrants. The market price of our Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver Common Stock in exchange for warrants, or during any extension of the Offer Period.

We may redeem your unexpired warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding warrants (excluding any placement warrants held by Cantor and its affiliates or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time it redeems the warrants, we have an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of the warrants and current prospectus relating to them is available. If and when the warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

The liquidity of the warrants that are not exchanged may be reduced.

If the Warrant amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “— The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Common Stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

The Offer and Consent Solicitation

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section titled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.260 shares of Common Stock in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Common Stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period.

As part of the Offer, we are also soliciting from the holders of the public warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all warrants outstanding upon completion of the Offer be converted into shares of Common Stock at a ratio of 0.234 shares of Common Stock per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding public warrants is required to approve the Warrant Amendment.

Holders who tender consent warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.

You cannot tender any consent warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any consent warrants, you should be aware that a tender of warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your warrants into the Offer.

If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by October 8, 2021 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Corporate Information

We are headquartered in Atlanta, Georgia. Our business was founded as Verus Financial Management in 2003 and acquired by Sage Group plc (“Sage”) in 2006. In August 2017, GTCR, LLC acquired the business from Sage and rebranded the Company as Paya. On October 16, 2020, we became a publicly-listed company through our combination with FinTech Acquisition Corp. III (“FinTech”), a Delaware special purpose acquisition company formed in March 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (the “Business Combination”). Paya Holdings Inc. was incorporated as a Delaware corporation on July 28, 2020 to serve as a public holding company in connection with the Business Combination.

Our principal executive offices are located at 303 Perimeter Center N, Suite 600, Atlanta, Georgia 30346, and our telephone number is (800) 261-0240. We maintain a website at www.paya.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part. Our Common Stock and public warrants trade on Nasdaq under the symbols “PAYA” and “PAYAW” respectively.

Warrants Subject to the Offer

The public warrants were issued in connection with the FinTech IPO. The private placement warrants were issued pursuant to certain subscription agreements, each in connection with the closing of FinTech’s IPO. Each warrant entitles the holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment. The public warrants are quoted on Nasdaq under the symbol “PAYAW.” As of September 7, 2021, 17,714,945 warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 4,605,885 shares of our Common Stock in exchange for the warrants.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on September 10, 2021, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire on October 16, 2025, subject to certain terms and conditions.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Common Stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Common Stock issuable in exchange for a warrant, the amount of warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

•        the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•        no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

•        there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and

•        there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a significant worsening of the ongoing COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least 65% of the outstanding public warrants to approve the Warrant Amendment (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and, with respect to the consent warrants, the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and, with respect to the consent warrants, consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Common Stock upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your consent warrants will constitute a consent to the Warrant Amendment with respect to each consent warrant tendered.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Agreement; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants is unknown and cannot be predicted with certainty; and (vi) such warrant holder has read this Prospectus/Offer to Exchange, Letter of Transmittal and Consent and Warrant Amendment.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.

Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “— Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of warrants may tender warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “— Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our shares of Common Stock to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such warrants as part of the completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “— Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Common Stock in exchange for such warrants as part of the completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the Exchange Agent. See “— Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:

•        the tender is made by or through an Eligible Institution;

•        the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•        a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of Common Stock for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Common Stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.

Withdrawal Rights

By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your consent warrants. A valid withdrawal of tendered consent warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that warrants that are not accepted by us for exchange by October 8, 2021 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section titled “— Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section titled “— Procedure for Tendering Warrants for Exchange — Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Daylight Time, on September 10, 2021, or such later time and date to which we may extend. Our Common Stock to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

The Board approved the Offer and Consent Solicitation on August 10, 2021. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Common Stock in exchange for such warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

Neither we nor any of our directors, executive officers or affiliates beneficially own any of the warrants.

Selected Historical Consolidated Financial Data

The following tables summarize our consolidated financial data and other data. We derived the selected consolidated income statement data for the years ended December 31, 2019 and 2020, the selected consolidated statement of cash flow data for the years ended December 31, 2019 and 2020 and selected consolidated balance sheet data as of December 31, 2020 from our audited consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. We derived the selected consolidated income statement data for the six months ended June 30, 2020 and 2021, the selected consolidated statement of cash flow data for the six months ended June 30, 2021 and 2020 and the selected consolidated balance sheet as of June 30, 2021 from our unaudited condensed consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange.

	For the year ended		For the six months ended
(In thousands except shares)	December 31, 2020	December 31, 2019	June 30, 2021	June 30, 2020
Income Statement Data:
Revenue	$206,048	$203,374	$119,239	$100,226
Cost of services exclusive of depreciation and amortization	(102,119)	(101,564)	(56,336)	(49,409)
Selling, general & administrative expenses	(63,035)	(69,943)	(37,760)	(29,585)
Depreciation and amortization	(24,562)	(22,436)	(14,551)	(12,007)
Income from operations	16,332	9,431	10,592	9,225
Interest expense	(17,637)	(20,043)	(7,865)	(9,339)
Other income (expense)	1,214	(832)	(7,975)	(5)
Total other expense	(16,423)	(20,875)	(15,840)	(9,344)
Loss before income taxes	(91)	(11,444)	(5,248)	(119)
Income tax (expense) benefit	(433)	2,420	3,139	69
Net loss	$(524)	$(9,024)	$(2,109)	$(50)
Less: Net loss attributable to non-controlling interests	—	—	—	—
Net income (loss) attributable to Paya Holdings, Inc.	$(524)	$(9,024)	$(2,109)	$(50)
Per Share Data:
Weighted average shares outstanding	66,294,576	54,534,022	122,511,009	54,534,022
Basic and diluted net income per share	$(0.01)	$(0.17)	$(0.02)	$0.00
Balance Sheet Data (as of period end):
Cash and cash equivalents	$23,617	$25,957	$135,573	$24,900
Total assets	475,341	483,695	627,207	489,863
Total liabilities	359,309	349,331	387,444	354,881
Total stockholder’s equity	116,032	134,364	239,763	134,982
Consolidated Statement of Cash Flow Data
Net cash provided by operating activities	21,353	23,912	10.9	3.2
Net cash (used in) investment activities	(33,145)	(8,074)	(30.6)	(2.5)
Net cash provided by (used in) financing activities	9,452	(4,045)	131.7	(1.8)
Non-GAAP Financial Data (unaudited):
EBITDA(1)	40.9	31.9	25.1	21.2
Adjusted EBITDA(2)	53.0	50.3	31.6	24.8
Adjusted Net Income(3)	32.3	29.1	22.9	13.7

____________

(1)      EBITDA is defined as earnings before interest taxes depreciation and amortization.

(2)      Adjusted EBITDA is defined as a non-GAAP financial measure that represents earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA and further adjustments to EBITDA to exclude certain non-cash items and other non-recurring items that we believe are not indicative of ongoing operations to come to Adjusted EBITDA. For a reconciliation of Adjusted EBITDA to net income prepared in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key performance indicators and non-GAAP Financial Measures — Adjusted EBITDA.”

(3)      Adjusted Net Income is a non-GAAP financial measure that represents net income prior to amortization and further adjustments to exclude certain non-cash items and other non-recurring items that management believes are not indicative of ongoing operations to come to Adjusted Net Income. For a reconciliation of Adjusted Net Income to net income prepared in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key performance indicators and non-GAAP Financial Measures — Adjusted Net Income.”

Business

Unless the context otherwise requires, references to “we”, “us”, “our”, “Paya”, “Paya Holdings”, or “the Company” refer to Paya Holdings Inc. and its consolidated subsidiaries.

Overview

We are a leading independent integrated payments and commerce platform providing card, ACH, and check payment processing solutions via software to middle-market businesses in the United States. Our solutions integrate with our customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting systems. In this manner, we enable our customers to collect revenue from their consumer (“B2C”) and B2B customers with a seamless experience and high-level of security across payment types. Given the focus on B2B and consumer bill payments integrated into software, 87% of our payment card volume is card-not-present and our average customer accepts $450,000 of credit and debit card volume per year. These metrics are both significantly higher than industry average according to the Nilson Report published in March 2021.

We concentrate on strategic vertical markets defined by strong secular growth and low penetration of electronic payments that are non-cyclical in nature such as B2B goods & services, healthcare, faith-based & non-profit, government & utilities, and education. Our technology, distribution, and support are tailored to the specific and complex payment needs of customers in these verticals. We have deep expertise of industry-specific considerations and believe this makes us a leading provider of integrated payment solutions in these markets with a sustainable competitive advantage.

In these strategic verticals, we deliver our payment solutions through front-end CRM and back-end accounting ISVs who sell or refer our integrated payments bundled with their proprietary software solutions to their customers. We enter into contracts with these ISV’s where they deliver new customers to us in exchange for a portion of transaction revenue those customers generate. We refer to these ISV’s as “partners” and the customers they bring to us as “customers.” Our partners choose Paya because of our easy to use and feature rich technology platform, vertical expertise, and commitment to customer service. To our partners, embedding payments in their software increases customer life-time value and generates a new revenue stream through a share of Paya’s payments revenue.

Our payment technology is centered around Paya Connect, a proprietary, API-driven and service-oriented payments platform which integrates with our customers’ front-end CRM and back-end accounting software and acts as a universal gateway which connects to multiple card processors as well as Paya’s proprietary ACH processing platform. Paya Connect also serves as the foundation for modular value-added solutions including digital boarding, flexible funding, e-invoicing, auto-billing and recurring payments, tokenized and secure transactions, and robust customer and partner reporting, which are differentiators in our key end markets. Further, Paya Connect’s architecture allows us to easily add incremental value-added services into our ecosystem through API integration.

We have built industry-leading scale with a highly diverse customer portfolio. As of June 30, 2021, we served over 100,000 businesses, representing over $35 billion in card and ACH payment volume for the twelve months ended June 30, 2021. Our customer portfolio is highly diversified with no single customer representing more than 1% of payment revenue for the year ended December 31, 2020. Average transaction size was $225 inclusive of all card and ACH payment transactions in 2020. Integrated Solutions net volume change of existing merchants from attrition and same store sales was 7% in 2020.

We derive most of our revenue from fees paid by our customers which principally include a processing fee that is charged as a percentage of total payment volume, as well as fixed interchange fees and convenience-based fees. In some cases, including card processing in our government and utilities end-market and in ACH and check processing, fees are charged in the form of a fixed fee per transaction. We also derive a portion of revenue from monthly and annual fees for customers to use the Paya Connect platform and its suite of value-added services. Our revenue is re-occurring in nature because of the consistency of B2B and consumer bill payments, the mission-critical and embedded nature of the solutions we provide, and the high switching costs associated with these solutions due to complex levels of integration. We also benefit from a high degree of operating leverage given the combination of our highly scalable payments platform and low customer acquisition costs resulting from our partner-centric model.

Paya’s revenue increased to $206.0 million for fiscal year ended December 31, 2020 from $203.4 million for fiscal year ended December 31, 2019, representing year-over-year growth of 1.3%. Paya’s net loss decreased to $0.52 million for the fiscal year ended December 31, 2020 from $9.02 million for the year ended December 31, 2019, representing year-over-year growth of 94.2%. Our adjusted EBITDA increased to $53.0 million for fiscal year ended December 31, 2020 from $50.3 million for fiscal year ended December 31, 2019, representing year-over-year growth of 5.4%. Paya’s revenue increased to $119.2 million for the six months ended June 30, 2021 from $100.2 million for the six months ended June 30, 2020, representing year-over-year growth of 19%. Paya’s net loss increased to $2.1 million for the six months ended June 30, 2021 from $0.05 million for the six months ended June 30, 2020. Our adjusted EBITDA increased to $31.6 million for the six months ended June 30, 2021 from $24.8 million for the six months ended June 30, 2020, representing year-over-year growth of 27.4%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key performance indicators and non-GAAP Measures — Adjusted EBITDA” for a reconciliation of our non-GAAP measures to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Segments

We have two reportable segments, Integrated Solutions and Payment Services.

Integrated Solutions

Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end CRM software providers as well as back-end Enterprise Resource Planning (“ERP”) and accounting solutions. Integrated Solutions represented 59.4% of revenue for the year ending December 31, 2020.

Payment Services

The Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment utilize Paya’s core technology infrastructure and do not originate through a software integration. ACH, check, and gift card processing may or may not be integrated with third-party software, however, Paya focuses on strategically cross selling these products with new software partners. Payment Services represented 40.6% of revenue for the year ending December 31, 2020.

Industry Overview

The payment processing industry enables businesses to accept and deliver credit and debit card, ACH, and other payment processing services. The industry continues to experience growth driven by broader acceptance of electronic payments methods and continued delivery of value-added functionality via payment technology and related solutions. We believe the identifiable U.S. business to business payments market to be $22 trillion based on Wall Street estimates.

Payment Processing Value Chain

We provide mission-critical services in what we believe is the most economically advantageous part of the payment processing value chain. We operate the technology behind, and facilitate the experience around, the actual acceptance of the payment transaction. We have direct relationships with both our partners and our end customers. Shown below is a graphic outlining the steps in a typical payment card or ACH transaction in the Paya ecosystem, along with descriptions of each key step.

Front-end CRM
Back-end Accounting
ERP
Paya Partner
Enriched Data
2
Send Invoice
Bill Payor
Business
3
Card or ACH
(credit, debit, virtual
or HSA/FSA)
Paya
Create Invoice
1
Optician
Utility
Manufacturer
Paya Customer
7 (C)
4 (Card)
4 (ACH)
ACH
Payment Processor
7(C)
5 (C)
8 (C)
Sponsor Bank
Payment Processor Account
FBO Paya Merchants
5 (C)
5 (A)
6 (A)
Originating Depository
Financial Institution (ODFI)
Account FBO Paya
Merchants
Card Networks
(VISA, MC, Discover & Amex)
6 (C)
Issuing/Payor Bank
7 (A)
9 (C)
Optician / Utility / Manufacturer
Bank Account
Bank Card (C)
ACH (A)
Data
Funds

A typical transaction in one of Paya’s core verticals consists of the following steps, which demonstrates a simplified version of a card-not-present or ACH payment transaction:

1.      A payment usually starts with the business creating an invoice for services rendered or goods sold. Businesses can leverage Paya Connect for this feature, but also leverage the capabilities built into their core software.

2.      The business will then send the invoice through their core software to their customer, the payor, which may be either a consumer or another business.

3.      The transaction process begins when the payor (consumer or business) navigates to the invoice sender’s website or payment portal, or leverages Paya’s click-to-pay functionality contained within an invoice email. The payor can choose to pay with a credit or debit card via a card-not-present transaction or with a bank account via an ACH transaction. The actual payment transaction and the experience of submitting the payment takes place on Paya’s gateway. This allows the software provider (Paya’s partner) and the business accepting the payment (Paya’s customer) to remain out of the scope of PCI-DSS compliance and enables Paya to offer other value added services alongside the transaction (e.g. encryption, tokenization, stored payment method recurring & installment payments).

4.      After the payor initiates the payment, Paya routes the transaction information to a back-end payment processor. The processor provides the technology needed for transaction authorization, data transmission, and settlement of funds. In our case, we leverage multiple relationships with back-end processors for card processing and utilize Paya’s proprietary ACH platform for ACH processing.

5.      For credit and debit card transactions, the processor then transmits the data to the issuing/payor bank using card network rails. The card networks, such as MasterCard or Visa, provide the rails to route transactions and data between the key parties in a card transaction: issuing/payor banks, processors, and Paya. Data is transmitted in real-time over sophisticated communication networks which require compliance with various rules and regulations to use. ACH transactions are validated by Paya directly with the issuing bank through our Original Depository Financial Institution partners (“ODFIs”) and are submitted by the ODFIs into the ACH network for settlement. ACH transactions do not utilize the card network rails for authorization or settlement.

6.      For debit and credit card transactions, the issuing/payor bank then receives the transaction information and is responsible for authorizing the transaction (by checking for sufficient funds and fraud). After authorization, the issuing/payor bank then transfers the funds to the card network. The issuing/payor bank is the financial institution that issued the payor the debit or credit card. For ACH transactions, the issuing/payor bank (the bank that holds the payor’s deposit account) receives the transaction information and is responsible for authorizing the transaction. After authorization, the issuing/payor bank transfers the funds through the ACH network to Paya’s ODFI.

7.      The debit and credit card authorization data is routed back to Paya’s gateway to accept the transaction. This entire process takes seconds.

8.      For debit and credit card transactions, the card network then routes the funds to Paya’s sponsor bank. The sponsor bank, in our case BMO Harris, is a member of the card networks and ultimately provides Paya access to the card networks. In the case of ACH transactions (7A in the diagram), Paya’s ODFI funds the business’ bank account without funds flowing through any third-party payment processor.

9.      Finally, for debit and credit card transactions, the sponsor bank routes the funds to the bank account of the card accepting business.

10.    Paya sends enriched transaction data back to the core software to reduce manual data entry, ease the reconciliation process, and provide valuable insights to the business.

Key Trends Impacting Our Market

We specialize in delivering payment processing solutions to middle-market businesses in the United States. The middle-market has historically been reliant on banks and networks of local resellers with installation and service capabilities to provision access to payments. However, as internet access and software penetration increased, local bank partnerships became less relevant, and a new generation of high-tech, integrated payment processors emerged to serve businesses’ needs. Today, integrated-focused payments providers marry their payment acceptance capabilities and solutions with owned or third-party software to deliver differentiated solutions to customers with value-added services such as general ledger post-back capabilities, digital onboarding, and more. Traditional bank processors have had limited success in this area given gaps in technological capabilities and lack of vertical-specific knowledge. Key trends defining the market include the following:

•        Businesses require electronic payment solutions (card-not-present and ACH) that are integrated with electronic invoicing, recordkeeping, and other reporting tools.

•        Software vendors have become critical to payments distribution. Software vendors and payments providers have developed mutually beneficial relationships where software vendors provide unique customer leads to the payments providers and in turn are able to monetize payments.

•        Proliferation of payments and software solutions catering to specific end markets with differentiated features that streamline business operations.

•        Increasing demand for a unified payment processing solution that provides access to both card and ACH capabilities, including combined underwriting, pricing, and reporting.

We believe our core market opportunity is large and growing faster than the broader payments market. According to a third party market study conducted in 2019, the total addressable market in our five strategic vertical markets (B2B goods and services, healthcare, faith-based & non-profit, government & utilities, and education) represents approximately $1 trillion in card payments volume alone and is growing at low double-digits growth rates annually.

Market Developments

We determined that we are a leading independent integrated payments and commerce platform based on data published by the Nilson Report, which is a trade publication specializing in the global card and payment industry. According to the Nilson Report, Paya was the second largest independent payments provider for U.S. Card Not Present transactions on the basis of both total number of transactions and dollar volume during 2020. We define an independent payments provider as one that is not owned by a bank or FIS. Data from the Nilson Report shows that Paya’s proportion of card-not-present transactions, volume per transaction and volume per customer are all considerably higher than other independent payment providers with which we compete. This combination of high volume and favorable card metrics demonstrates that Paya is a leading platform among integrated payment providers.

Recent Developments — COVID-19

For a description of the impact of the COVID-19 pandemic on our business, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impact of the COVID-19 Pandemic.”

Strategies

Growth Strategies

Our growth strategy will continue to be driven by diverse organic initiatives and strategic acquisitions to help solve the most complex business challenges facing our customers. The key elements of this strategy include:

•        Continue fundamental execution.    We continue to make investments in our product, sales, and marketing efforts, centered around our proprietary technology-enabled payment solutions, to grow our existing software partner network and customer base. We also expect to increase customer life-time value through ongoing optimization of our customer support, retention management and pricing initiatives. Further, the company should continue to benefit from fixed cost operating leverage generated by our historical investments in a scalable platform.

•        Penetrate existing partners.    A key aspect of our value proposition is our track-record of driving penetration of our payment solutions into the underlying customer bases of our existing software partners. Our success in this area is driven by the ability of Paya and our software partners to sell payment capabilities to their existing customers that are not yet leveraging integrated payments modules. Our partners are often multi-platform software providers and we benefit from expanding our library of integrations with those partners to access additional attractive customer bases. Paya also benefits from the natural growth of its partners who themselves are typically growing franchises within their verticals, and Paya helps accelerate new customer acquisition through co-marketing and integrated sales programs.

•        Drive new software partnerships.    The Paya Connect platform, coupled with our deep vertical expertise, positions us well to continue winning new software partners in our core markets. We have also seen great success entering new verticals organically or through acquisition and will continue to identify attractive end markets that could benefit from Paya’s unique payment solutions. We have an extensive pipeline of partnership opportunities that we will continue to convert.

•        Leverage proprietary ACH.    The Paya Connect platform seamlessly integrates card and ACH processing and reporting, a differentiated feature proving to be a winning factor in our strategic vertical markets as customers prefer to offer a consistent payment experience, regardless of form factor. Cross-selling ACH into our existing base of integrated card customers is a large opportunity to increase payment volumes and revenues.

•        Pursue strategic M&A.    We will continue to opportunistically make strategic acquisitions to enhance our scale, expand into new verticals, add product capabilities and embed payments in vertical software. Our success with First Billing Services (“FBS” or “First Billing”), Stewardship Technology, Inc. (“Stewardship”), and The Payment Group (“TPG”) and our dedicated M&A team position us for success in this area.

Strategic Vertical Markets

We are a leading provider of integrated payment solutions in attractive vertical markets where we have a sustainable competitive advantage. Our technology solutions are tailored to the specific, complex needs of customers in these verticals, and we have deep expertise of industry-specific considerations. Strategic vertical markets include:

i.       B2B Goods & Services:    We have a leading presence in the B2B goods and services end market given our beginnings as part of Sage and deep expertise in accounting software integrations. We offer integrations into back-end ERP and accounting solutions, including Sage Intacct, X3, 50, 100, 300, and 500, as well as Acumatica and Intuit Quickbooks. In this vertical, we leverage value-added resellers as distribution, in addition to receiving referrals directly from our software partners. We also integrate with ISVs that focus on sub-verticals such as manufacturing and construction. This end market is characterized by under-penetration of electronic payments and high retention due to the required levels of integration.

ii.      Healthcare:    Our healthcare portfolio is primarily comprised of ambulatory providers and healthcare practices that we serve through ISV partners. Our differentiated solutions in this end market are HIPAA compliant and include flexible funding, pre-authorization, and reporting capabilities, acceptance of health savings account (“HSA”) & flexible spening account (“FSA”) cards, and multi-layer location management. While our existing customers focus on these sub-verticals, our core capabilities are broadly applicable to software providers focused on specialty medicine. The healthcare end market is characterized by underlying secular growth and complex payment functionality needs that serve as a barrier to entry for competitors.

iii.     Faith-based & Non-profit:    Our faith-based and non-profit customers, which utilize our payments technology for donation collection and fundraising, have unique feature requirements including recurring billing, event management, and integrated e-Commerce. In this end market, we utilize both ISV partner and direct distribution models. Our direct distribution model was acquired as part of our acquisition of Stewardship, which delivers payment processing solutions via a proprietary donation management software platform. The non-profit market is characterized by late adoption of electronic payments, with adoption accelerating in recent years due to advances in payment technology.

iv.      Government & Utilities:    Like the faith-based and non-profit vertical, our government and utilities portfolio consists of both ISV partner and direct distribution models. Our direct distribution model was developed through our acquisition of First Billing Services and further enhanced through our acquisition of TPG, which provides e-billing and payment portal software. Since acquisition, we have also found success selling First Billing’s software through partnerships in this vertical. Electronic payment methods in this end market are significantly underpenetrated, providing attractive underlying customer growth and high retention, while also benefiting from low cyclicality given the nature of these services. TPG provides municipalities and courts with a completely automated payment system for receiving payments online and processing them instantly. New competitor entry into this vertical is challenging given the importance of track-record and reference clients servicing government and municipal entities effectively.

v.       Education:    The education vertical represents a high growth area for us, with increasingly strong relationships with education-specific ISVs that deliver tuition collection tools, cafeteria and school store management software, and other administrative solutions. Education is generally non-cyclical and benefits from attractive levels of electronic payment adoption and the need for flexible settlement solutions.

         vi.      Paya End Market Revenue Composition by Vertical:

Paya End Market Revenue Composition[1]

28%
38%
1%
8%
14%
11%
B2B Goods and Services
Healthcare
Non-Profit
Government & Utilities
Education
Other

__________

(1)      Excludes ACH

vii.    Partner-centric Distribution:    Paya’s overall strategy is built with our partner-centric distribution model in mind, including our technology roadmap, customer service capabilities, and sales focus. This results in an attractive integrated experience of software and payments for the customers of our partners. Our approach allows us to flexibly and scalably address multiple attractive verticals at once and invest in technology rather than a “feet on the street” direct salesforce.

•        To understand our strategy requires a better understanding of our partners. We serve independent software vendors ranging from front-end CRM applications to back-end accounting solutions. These partners are typically differentiated in their vertical markets and serve a sophisticated, middle-market business customer, who in turn uses the software to sell their goods and services B2B or B2C. Paya’s core function is allowing these businesses to accept payments from their customers in a way that improves customer experience and automates the invoice to payment reconciliation.

•        The first pillar of our sales strategy is to sign new partnerships in our core markets. Our go-to-market organization utilizes a solutions-oriented approach that focuses on understanding our software partners’ payments needs and helping them craft solutions that differentiate themselves in a specific marketplace. We believe that successfully embedding payments in our partners’ software greatly enhances their customer retention and provides them a substantial new revenue stream in excess of the typical monthly subscription.

•        In addition to signing new partnerships, we also focus on increasing the penetration of our offerings among the installed base of our existing partners. We do this effectively by selling our Paya Connect functionality to an installed base that may not be fully utilizing integrated payment capabilities.

•        We go-to-market via two primary partner channels: ISVs and value-added resellers. While we have existing ISO partners that focus primarily on reselling payments, technological advances have driven growth of the ISV and value-added reseller (“VAR”) channels, which are in turn displacing the ISO channel and growing far more rapidly.

•        Integrated Software Vendors. Our ISV partners strive for business growth, relying on our comprehensive, secure payments solutions to support their vertical-specific needs. We work with these software companies to provide a future-proof payments platform to their client base, constantly innovating to provide new payment functionality and maintaining compliance with evolving industry standards and regulations. Integrating their business management software seamlessly into our platform creates higher lifetime customer value and provides a more complete end-to-end experience.

•        Our integrations ensure seamless delivery of our full suite of payment processing capabilities to our customers. These integrations are also a critical part of our marketing strategy, as we work with partners to actively promote our preferred relationship and the advantages of an integrated payment solution to their existing base of customers.

•        Finally, these ISVs typically focus on a specific vertical or sub-vertical market and chose Paya because the payment functionality and support we offer is tailored to the specific needs of their given vertical.

•        Value-Added Resellers. We work with VARs that bundle our suite of features and services with an existing software product and resell the package as an integrated or complete turn-key solution. This is a key channel for our B2B vertical given the prevalence of the value-added reseller distribution model among ERP and accounting software providers.

•        Direct Sales. Although our sales force is primarily focused on winning channel partners, the acquisitions of First Billing Services and Stewardship have provided us with a direct sales force that brings our proprietary software solutions with embedded payments directly to customers in the government & utilities and faith-based & non-profit end markets.

•        Independent Sales Organizations. We partner with ISOs in our Payment Services segment that have their own distribution capabilities and technologies. We provide them with the products and tools we believe are necessary to acquire new customers and grow their adoption of electronic payments. In addition to payment functionality, we deliver valuable back office support, training, and the tools necessary for independent sales organizations to manage their business.

•        ACH Sales. For our ACH product, we deploy a go-to-market model leveraging ISOs and third-party resellers combined with cross-selling to our integrated partnerships to expand distribution of our capabilities. These efforts are represented in our Payment Services segment.

viii.   Products; Solutions and Technology:    We provide a robust suite of proprietary technology solutions tailored to address the evolving needs of our sophisticated partners and customers. Our offerings are developed with vertical specific needs in-mind and are designed to support the end-to-end payments requirements of tech-savvy, middle market businesses. Our solutions are highly scalable, built for exceptional up-time, sustain high transaction volume, and offer a multi-channel, payment method agnostic experience.

ix.     Organization:    We have significantly invested in our information technology (“IT”) and product teams and capabilities. Our product management team employs a customer-centric approach. This team maintains a close connection with the sales force, a strong understanding of customer feature requirement needs in the pipeline, and a continuous assessment of market trends. The team of product management professionals is supported by an agile IT development organization and robust on-shore and off-shore development support focused on building payments applications and additional value-added services into integrated solutions. Our technology infrastructure team is focused on maintaining the integrity and security of client data and ensuring the best-in-class cyber security technology is deployed.

x.      Paya Connect:    In October 2018, we launched Paya Connect, a fully integrated payment platform that allows software developers to quickly create flexible, secure, and cost-efficient payment and commerce solutions tailored to businesses, health care providers, utilities, schools, non-profits and other entities with complex payment needs. Paya Connect’s ability to securely handle a range of payment methods from a variety of access points makes it ideal for meeting the evolving demands of sophisticated, multi-channel businesses. Paya Connect features a suite of APIs, code libraries, sandbox, and testing environments to help partners create, test, and deploy payment and commerce solutions in a quick and autonomous fashion. Paya Connect also ensures that software partners can easily consume new features and services while keeping them fully compliant with industry regulations by leveraging a service-oriented architecture.

Business or Consumer
Invoice
Transaction
(Paya charges bps on volume)
Business
Funds
Enriched Data
Card & ACH Processors
paya
globalpayments
fiserv.
worldpay from FIS
paya Connect
Partner & Customer Services
Cloud-Based Support and Service
Flexible Merchant Pricing
Partner Co-Marketing Engine
Data-Rich Portal
Payment Acceptance
Hosted Pay Pages
Virtual Terminal
Client-Driven
Click-to-Pay
IVR
Cloud EMV Terminal
Payment Methods
Credit & Debit Card
ACH
Check
Value-Added Solutions
Vertical Capabilities
PCI Compliance, Encryption, Tokenization
Comprehensive API Library
Transaction Instruction
Card Brands
VISA
mastercard.
AMERICAN EXPRESS
DISCOVER
Bank Sponsors
BMO
Fifth Third Bank
WELLS FARGO
Partner Core Business Software
Extensive Library of Front-End CRM & Back-End Accounting Integrations
Deep Feature Rich Integration
Paya Connect is embedded in software user interface enabling seamless, secure, & reliable payment collection & reconciliation

Paya Connect offers the following features:

•        Developer tools and integration support: Robust developer portal with a full suite of documentation, sandbox environments, and end-to-end testing capabilities.

•        Customizable boarding experiences: Tailored customer acquisition through digital experiences that provide a streamlined merchant processing application and increase speed to revenue.

•        Pricing Flexibility: Multiple customer pricing options for partners to choose from, including simplified swipe/non-swipe, interchange, and tiered structures. Consumer facing service and convenience fees for card and ACH, and check transactions provide flexibility for partners.

•        Omni-channel payment capabilities: Ability to accept credit and debit cards, ACH or electronic funds transfer (“EFT”) transactions, electronic benefit transfer (“EBT”), and FSA transactions in both card/check present and non-present use cases.

•        Scheduled, Recurring, and installment payment capabilities: Support for any payment cycle, skip or defer payments based on use cases defined by customers leveraging card-on-file encryption and vaulting.

•        Cloud EMV integration at the point of sale: Directly integrated terminals with no extra software or connections required at the point of sale. This streamlines the customer experience by enabling a true omni-channel commerce offering and eliminates complex device maintenance and certifications.

•        Secure vaulting and updating: Secure storage and tokenization of all cardholder information to enable our customers to run recurring payments. In addition, our technology automatically updates expired credit and debit cards via the Account Updater (as defined below) feature for increased approvals. The Account Updater feature provides a direct connection with card networks (Visa and MasterCard) to allow for a continuous link between cardholder and the stored payment method if a card is lost, stolen, or expired.

•        Support for Level 2 and Level 3 payment processing: Data integration to enhance authorization and lower the cost of interchange for certain types of B2B transactions.

•        E-Invoicing: Quick and scheduled e-Invoicing with click-to-pay functionality, helping businesses get paid faster and post back to partner’s software, simplifying account reconciliation.

•        Reporting to support complex organizational hierarchies: Flexible reporting for organizations large and small with complex data needs.

•        Secure processing environment: Secure processing environment, allowing compliance with requirements such as PCI, PCIe, NIST and HIPAA (as defined below).

Operations

Paya’s operations division is focused on delivering commercially differentiated customer and partner support to the integrated payments ecosystem. We achieve this goal by deploying a comprehensive set of user engagement tools to facilitate continued service excellence. These include a cloud-based telephony infrastructure and CRM system with a robust ticketing module, case management, chat bots, a customer accessible knowledgebase, and targeted call routing for premium service. The operations team represents a significant competitive advantage in core markets due to (1) large acquirers lacking service and implementation efforts tailored for the middle market and (2) software providers lacking payments expertise and scale to deliver the dedicated customer support that we offer.

Business Operations

•        Advanced Client Solutions: Technical personnel with advanced payment knowledge and deep-rooted expertise in our integrations and solutions help partners and customers identify the right solutions during the sales process and throughout the lifetime of the relationship as they add new products and functionality.

•        Implementation: White-glove onboarding for integration partners and large ERP end customers when needed; ensuring rapid activation for all new partners and customers to maximize the revenue opportunity for all parties.

•        Partner Support and Premier Accounts: Dedicated team provides personalized service to top 40 partners and 400+ premier customers.

•        Card and ACH Customer Care: Experienced front-line end-customer support teams that provide phone, ticket, chat and email support to customers for all payments related questions, including integrated solutions, ACH services and card processing.

•        Government & Utilities Operations: Vertical specific implementation, relationship management, and customer support resources focused on serving municipal clients and government focused software partners.

Technology Operations

•        Product Development: Our product development function manages the deployment and expansion of our payments product suite, primarily consisting of Paya Connect. Our developers work closely with our product managers to ensure they are actively addressing client demands and understanding trends in specific customer needs.

•        Technology Infrastructure: Our technology infrastructure function ensures that systems are reliable, secure and fully operational while meeting industry and PCI-DSS security standards.

Security; Disaster Recovery and Back-up Systems

Paya has a robust technology security framework to manage and protect the large amount of information we store relating to customer transaction history and payment card information. We encrypt card information and customer data that are stored in our databases and continue to deploy the strongest commercially available encryption methods. We have relationships with several third-party security technology vendors to disrupt threats including email threat protection (anti-phishing), endpoint security (anti-virus), network next-gen security, and firewalls. Beyond that, we have an external Security Operations Center which monitors activity during the 40-hour workweek and vendor relationships which bring coverage to 24 hours a day, 7 days a week. This team is responsible for detecting intrusions, data leakage, malware, and other events that could jeopardize data integrity, availability, and confidentiality. Upon detection, they move to protect against and contain the risk. We also leverage vendors for internal and external penetration testing, and for forensic incident response. Our security processes and procedures have been evaluated and validated by several third-party compliance tests:

•        PCI-DSS

•        Payment Application Data Security Standard (“PA-DSS”)

•        HIPAA

•        System and Organization Controls Report (“SOC 1”)

•        Electronic Remittance Advice (“ERA”)

•        NACHA

•        NIST Cybersecurity Framework

•        Protiviti cyber assessment

In the summer of 2019, we completed a total platform modernization and infrastructure refresh. This included the relocation and upgrade of our physical infrastructure to a Tier 1 hardened location. In doing so, we significantly improved the performance of our platforms, raised our availability numbers, more efficiently satisfied current compliance mandates, and reduced our licensing profile. Within this new operating construct, we now have multiple levels of redundancy covering network, servers, storage, and applications via virtualization. We also modernized the network infrastructure of all our office locations and installed multiple redundant network paths. Our infrastructure roadmap includes further expansion into off premise Cloud infrastructure, leveraging AWS and continuous dual location processing, removing the occurrence of service interruptions during scheduled maintenance periods. This will also dramatically reduce physical site risk.

Third Party Processors and Sponsor Banks

In the course of facilitating credit and debit card processing services, we rely on third parties to provide authorization, settlement and funding services in connection with our customers’ transactions. These institutions include third-party processors (such as Global Payments, FIS and Fiserv) and sponsor banks, who facilitate our access to the payment networks, such as Visa, Mastercard, and Discover. The processors and sponsor banks in turn have agreements with the payment networks, which permit them to route transaction information through their networks in exchange for fees.

For much of our credit and debit card payment volume, we engage Global Payments. Global Payments handles approximately two-thirds of our payment volume, providing authorization and settlement services to Paya, which include communicating with the credit card networks and providing funding instructions to the sponsor bank to facilitate the cash clearing process. Once a business accepts a payment transaction, Global Payments records the sale amount, type of transaction, location at which the transaction was processed, and other relevant information. We have built an entire value-added ecosystem around the transaction and control these aspects internally.

Our original processing agreement with Global Payments (the “Global Payments Agreement”) was entered into in April 2012. We entered into a new agreement in July 2018, which is in effect through July 2021 and automatically renews for successive one-year terms unless either party provides one-hundred eighty (180) days written notice of non-renewal to the other party.

BMO Harris is our sponsor bank for debit and credit card transactions. BMO Harris provides cash collection, and funding services for our card processing customers. Additionally, we adhere to the underwriting guidelines provided by our sponsor bank. Because we are not a “member bank” as defined by Visa and Mastercard, in order to process and settle these card transactions for our customers, we have entered into sponsorship agreements with member banks. Visa and Mastercard rules restrict us from performing funds settlement or accessing customer settlement funds.

The sponsorship agreement with BMO Harris is for a three-year term expiring in November 2022 and will automatically renew for successive one-year periods unless either party provides six months written notice of non-renewal to the other party. Our sponsorship agreement enables us to route Visa and Mastercard transactions under the member bank’s control and under the member bank’s identification numbers to clear credit and signature debit card transactions through Visa and Mastercard.

Our sponsorship agreements with the member banks require, among other things, that we abide by the bylaws and regulations of the Visa and Mastercard networks. If we were to breach these sponsorship agreements, the sponsor banks can terminate the agreement and, under the terms of the agreement, we would have 180 days to identify an alternative sponsor bank. As of June 30, 2021, we have not been notified of any such issues by our sponsor banks, Visa or Mastercard.

In addition to bankcard processing, we process EFT transactions through the ACH network. We process ACH transactions, which require requesting customer-processed funds from the bank each day, receiving the funds, and then repaying those funds to the customer. We perform this service using the Enterprise ACH system (“eACH”) and the eMagnus system, our proprietary database and transaction processing system. eMagnus automatically calculates splits with our customers and determines the pay-out schedule. Owning the ACH processing engine represents a key differentiator for us as we control the end-to-end user experience and provide a payment-method agnostic experience to our partners. We have longstanding relationships with multiple ODFIs, including Wells Fargo and Fifth Third Bank. ODFIs interface between the Federal Reserve and ACH processors to facilitate payment flows.

Customers and Competitors

Customer and Transaction Risk Management

We maintain a complete underwriting and risk monitoring management infrastructure with a dedicated team of underwriters, credit analysts, and risk and compliance management leads. Given that our core end markets are primarily focused on B2B and less focused on C2B and retail e-Commerce, we experience low levels of fraud and chargeback risk. Card brand networks generally allow chargebacks up to four months after the later of the date the transaction is processed or the delivery of the product or service to the cardholder. If the business incurring the chargeback is unable to fund the refund to the card issuing bank, we are required to do so. For the year ended December 31, 2020 and the six months ended June 30, 2021, Bad Debt Expense of $1.6 million and $0.6 million represented 0.76% and 0.55% of revenue, respectively, which is very low compared to the broader payments industry.

Despite the low risk profile, we believe our security and risk offerings are differentiators in the marketplace. We utilize a comprehensive risk framework profile, which is essential in delivering low loss rates while maximizing approval rates and customer satisfaction. As such, our underwriting criteria is tailored towards our end markets and related business models. For example, we deploy vertical-specific monitoring relating to large ticket sizes and monthly patterns of utility and non-profit businesses.

Customer Underwriting

Our credit underwriting criteria consists of evaluating the nature of the business, end market, volume history, length of time between payment and delivery of goods or services, pricing, proposed transaction levels, and overall financial condition of the applicant. We may require cash or non-cash collateral as a condition for processing approval. These processes are documented and used for ongoing monitoring as the customer begins processing. Based on experience level, our underwriting staff is given various levels of autonomy to adjust transaction or volume thresholds, establish funding delays, establish daily discount funding and call-or-return collateral. These levels are originally set, reviewed, and signed off on by management. Our sponsor banks evaluate our customer underwriting policies and procedures to ensure compliance with card brand rules and regulations.

Risk Management/Transaction Monitoring

We take a sophisticated approach to risk management that involves intra-day reporting and monitoring of customer-level transaction activity to evaluate potential for credit and fraud risk. The risk management team reviews all unusual activity, which may include ticket size, rolling volume levels, refund and chargeback levels as well as authorization history. Risk management tools and reporting are reviewed daily to suspend unusual processing activity if sufficient abnormalities are observed. Accounts with suspended funds are investigated daily and the risk management team decides if any transactions should be held for further review. We believe this allows us to minimize credit and fraud risk by providing time to formally review the processing with our customer, the cardholders and the issuing banks.

Investigation and Loss Prevention

If a customer exceeds the thresholds established by our underwriting process, or if ongoing risk management processes identify suspicious activity or a potential breach of card brand rules and regulations or the terms of our customer agreement, we utilize a robust documentation and review process. The review will include the actions taken to reduce our exposure to loss and the exposure of our customer, which can start with requesting additional information and can be escalated to withholding or diverting funds, verifying delivery of merchandise or even deactivating the customer account. The financial condition of the business may also be considered during these investigations.

Collateral

As a condition for processing approval, we may require some customers to post collateral including certificates of deposits, letters of credit, cash, upfront or rolling reserves. This collateral is held in order to offset potential credit losses or risk liability that we may incur during the life of the relationship.

Competition

We compete with a variety of merchant acquirers that have different business models, go-to-market strategies and technical capabilities. Many merchant acquirers provide integrated payments solutions and/or related hardware to customers within our existing verticals. Our competition comes from a combination of niche players and horizontal acquirers which differ by individual vertical, including, EVO Payments, REPAY, i3 Verticals, Stripe, and the acquiring arms of FIS, FISERV and Global Payments. Our competitors also include banks, credit card providers, technology and ecommerce companies.

We believe the most significant competitive factors in the markets in which we compete are the following: (1) product offering, including depth of integration capabilities and ability to deliver differentiated value-added solutions; (2) customer service, including integration, transaction, and technology support for payors, customers, and software integration partners; (3) processing and technology reliability, and (4) transaction economics, including fees charged to customers and commission payouts to software integration partners.

Regulatory Compliance

Government Regulation and Payment Network Rules

We operate in an increasingly complex legal and regulatory environment. Our business and the products and services that we offer may be subject to a variety of federal, state and local laws and regulations, and the rules and standards of the card brand networks that we utilize to provide our electronic payment services, as more fully described below.

Dodd-Frank Act

The Dodd-Frank Act, signed into law in 2010, and the related rules and regulations have resulted in significant changes to the regulation of the financial services industry. Merchants are permitted to set minimum dollar amounts for the acceptance of credit cards and to offer discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers. There are certain prohibitions on card brand network exclusivity and merchant routing restrictions of debit card transactions. Additionally, the Durbin Amendment to the Dodd-Frank

Act provides that the interchange fees that certain issuers charge merchants for debit transactions will be regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for issuers with assets of $10 billion or greater.

The Dodd-Frank Act also created the CFPB, which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System because it is systemically important to the U.S. financial system. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with the Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.

Privacy and Information Security Regulations

We provide services that may be subject to privacy laws and regulations of a number of jurisdictions. Relevant federal privacy laws may include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Our business may also be subject to the FCRA and the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”), which regulate the use and reporting of consumer credit information and also impose disclosure requirements on entities who take adverse action based on information obtained from credit reporting agencies. In addition, there are state laws restricting the ability to collect and utilize certain types of personal information such as Social Security and driver’s license numbers and imposing secure disposal requirements for personal data. Certain state laws mandate businesses to implement reasonable data security measures. Massachusetts requires any business that processes the personal information of a Massachusetts resident to adopt and implement a written information security program. States are increasingly legislating data protection requirements for a broader list of personal data, such as biometric data, and are strengthening protections for students’ personal information. All fifty states, Puerto Rico, and the U.S. Virgin Islands have now enacted data breach notification laws requiring businesses that experience a security breach of their computer databases that contain personal information to notify affected individuals, consumer reporting agencies and governmental agencies that possess data. In June 2018, the State of California enacted the CCPA, which went into effect on January 1, 2020. The CCPA requires companies that process personal information of California residents to make new disclosures to consumers about their data collection, use and sharing practices, will grant consumers specific access rights to their data, will allow consumers to opt out of certain data sharing with or sales to third parties and will create a new cause of action for data breaches. The CCPA has broadly defined personal information to include any information that is linked or reasonably linkable to a consumer. Each privacy law and regulation that applies to us could increase our cost of doing business or limit permissible activities.

Anti-Money Laundering and Counter-Terrorism Regulation

Our business is subject to U.S. federal anti-money laundering laws and regulations, including the BSA. The BSA, among other things, requires money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records. We are also subject to certain economic and trade sanctions programs that are administered by the OFAC that prohibit or restrict transactions to or from (or transactions dealing with) specified countries, their governments and, in certain circumstances, their nationals, such as those who might be narcotics traffickers and terrorists or terrorist organizations. Similar anti-money laundering, counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process. We have developed and continue to enhance compliance programs and policies to monitor and address related legal and regulatory requirements and developments.

Unfair or Deceptive Acts or Practices

We and many of our customers are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. In addition, laws prohibiting these activities and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our clients, and in some cases may subject us, as the customer’s payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we are deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the customer through our services. Various federal and state regulatory enforcement agencies, including the Federal Trade Commission and the states attorneys general, have authority to take action against non-banks that engage in unfair or deceptive acts or practices or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a customer that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

In addition, the CFPB has recently attempted to extend certain provisions of the Dodd-Frank Act that prevent the employment of unfair, deceptive or abusive acts or practices (“UDAAP”) to payment processors. Though there is still litigation involving whether payment processing companies are subject to these requirements (and the extent of their application), these requirements may apply or be applicable in the future. UDAAPs could involve omissions or misrepresentations of important information to consumers or practices that take advantage of vulnerable consumers, such as elderly or low-income consumers.

Payment Network Rules and Standards

Payment networks establish their own rules and standards that allocate liabilities and responsibilities among the payment networks and their participants. These rules and standards, including the PCI-DSS, govern a variety of areas including the use of cards, the security features of cards, security standards for processing, data security and allocation of liability for certain acts or omissions including liability in the event of a data breach. The payment networks may change these rules and standards from time to time as they may determine in their sole discretion and with or without advance notice to their participants. These changes may be made for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants, or to serve the strategic initiatives of the networks and may impose additional costs and expenses on or be disadvantageous to certain participants. Participants are subject to audit by the payment networks to ensure compliance with applicable rules and standards. The networks may fine, penalize or suspend the registration of participants for certain acts or omissions or the failure of the participants to comply with applicable rules and standards.

To provide our electronic payment services, we must be registered as a service provider with each of the payment networks. Because we are not a bank, we are not eligible for primary membership in certain payment networks, including Visa and Mastercard, and are therefore unable to directly access these networks. The operating regulations of certain payment networks, including Visa and Mastercard, require us to be sponsored by a member bank as a service provider. We are registered with certain payment networks, including Visa and Mastercard, through various sponsor banks. The agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices including our solicitation, application and qualification procedures for clients and the terms of our agreements with clients. We are also subject to network operating rules and guidelines promulgated by NACHA relating to payment transactions we process using the ACH Network. Like the card networks, NACHA may update its operating rules and guidelines at any time, and we will be subject to these changes. These operating rules and guidelines allocate responsibility and liabilities to the various participants in the payment network. Recently, NACHA has focused upon data security and privacy responsibilities. We are subject to audit by our partner financial institutions for compliance with the rules and guidelines. Our sponsor financial institutions have substantial discretion in approving certain aspects of our business practices, including the terms of our agreements with our ACH processing clients.

Money Transmitter Regulation

We may be subject to various U.S. federal, state, and foreign laws and regulations governing money transmission and the issuance and sale of payment instruments, including some of the prepaid products we may sell. In the future, we may be subject to money transmitter regulation and may be required to obtain additional licenses and registrations which we may not be able to obtain.

In the United States, most states license money transmitters and issuers of payment instruments. These states not only regulate and control money transmitters, but they also license entities engaged in the transmission of funds. Many states exercise authority over the operations of our services related to money transmission and payment instruments and, as part of this authority, subject us to periodic examinations. Many states require, among other things, that proceeds from money transmission activity and payment instrument sales be invested in high-quality marketable securities before the settlement of the transactions or otherwise restrict the use and safekeeping of such funds. Such licensing laws also may cover matters such as regulatory approval of consumer forms, consumer disclosures and the filing of periodic reports by the licensee and require the licensee to demonstrate and maintain specified levels of net worth. Many states also require money transmitters, issuers of payment instruments, and their agents to comply with federal and/or state anti-money laundering laws and regulations.

Stored Value Services

Stored value cards, store gift cards and electronic gift certificates are subject to various federal and state laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, consumer disclosures, escheat, anti-money laundering, banking, trade practices and competition and wage and employment. The customers who utilize the gift card processing products and services that we may sell may be subject to these laws and regulations. In the future, if we seek to expand these stored value card products and services, or as a result of regulatory changes, we may be subject to additional regulation and may be required to obtain additional licenses and registrations which we may not be able to obtain.

The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “Card Act”) created new requirements applicable to general-use prepaid gift cards, store gift cards and electronic gift certificates. The Card Act, along with the Federal Reserve’s amended Regulation E, created new requirements with respect to these cards and electronic certificates. These include certain prohibited features and revised disclosure obligations. Prepaid services may also be subject to the rules and regulations of Visa, Mastercard, Discover and American Express and other payment networks with which our clients and the card issuers do business. The customers who utilize the gift card processing products and services that we may sell are responsible for compliance with all applicable rules and requirements relating to their gift product program.

Additionally, the Financial Crimes Enforcement Network of the FinCEN issued a final rule in July 2011 regarding the applicability of the BSA’s regulations to “prepaid access” products and services. This rulemaking clarified the anti-money laundering obligations for entities engaged in the provision and sale of prepaid services, such as prepaid gift cards. We are not registered with FinCEN based on our determination that our current products and services do not constitute a “prepaid program” as defined in the BSA and we are not a “provider” of prepaid access. We may in the future need to register with FinCEN as a “money services business-provider of prepaid access” in accordance with the rule based on changes to our products or services.

Other Regulation

We are subject to U.S. federal and state unclaimed or abandoned property (escheat) laws which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time such as account balances that are due to a distribution partner or client following discontinuation of its relationship with us. The Housing Assistance Tax Act of 2008 requires certain merchant acquiring entities and third-party settlement organizations to provide information returns for each calendar year with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements.

The foregoing is not an exhaustive list of the laws and regulations to which we are subject, and the regulatory framework governing our business is changing continuously.

Intellectual Property

Certain of our products and services are based on proprietary software and related payment systems solutions. We rely on a combination of copyright, trademark, and trade secret laws, as well as employee and third-party non-disclosure, confidentiality, and other contractual arrangements to establish, maintain, and enforce our intellectual property rights in our technology, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties that is integrated into some of our solutions.

We own several registered trademarks, including Paya, First Billing, FirstCloud, FirstUtility, and Stewardship and we have other pending applications. We also own multiple domain names, including www.paya.com.

Human Capital Management

As of December 31, 2020, we employed 281 employees across six U.S. office locations, with some employees working remotely. We are an Equal Employment Opportunity and Affirmative Action employer. All aspects of employment including the decision to hire, promote, discipline, or discharge, are based on merit, competence, performance, and business needs. We do not discriminate on the basis of race, color, religion, marital status, age, national origin, ancestry, physical or mental disability, medical condition, pregnancy, genetic information, gender, sexual orientation, gender identity or expression, veteran status, or any other status protected under federal, state, or local law.

Many of our employees are highly skilled in technical areas specific to payment technology and software solutions as well as delivery support, and many have deep knowledge of our core verticals and integrated payments. From time to time, we supplement our workforce with consultants or independent contractors, primarily in the information technology area, through contracted service arrangements.

Our employees are key to our success as a company, and we are committed to attracting, developing and retaining the best talent. We leverage formal and informal programs to identify and attract top talent including social media, career fairs, and professional associations and industry groups. We develop and retain the best talent through various means including performance evaluation and goal setting as well as a robust training and development curriculum. Our online training platform provides a variety of tools and application resources for all team members to build learning experiences and skills.

We provide employees with competitive compensation and benefits consistent with positions, skill levels, experience, knowledge, and geographic location. All employees are eligible for health insurance, paid and unpaid leave, a retirement plan, and life/disability/accident coverage. We also offer a variety of voluntary benefits that allow employees to select the options that meet their needs, including, critical illness coverage, medical and dependent care flexible spending accounts, health saving accounts, paid parental leave, and an employee assistance program.

Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees. The Compensation Committee assists our Board in its oversight of human capital management including, corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession and employee relations.

The success of our business is connected to the well-being of our team members. Accordingly, we are committed to the health, safety and wellness of our team members worldwide. In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our team members, our customers and partners, and the communities in which we operate. Because of investments in our operating environments and technology that support day-to-day execution, we were able to transition all of our employees to a remote work environment in a timely and seamless manner. We continue to keep our employees informed and supported through regular communication and adjusted leave policies.

Facilities

We maintain several offices across the United States, all of which we lease, including our corporate headquarters in Atlanta, Georgia which consists of approximately 23,000 square feet.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this Prospectus/Offer to Exchange. Such discussion and analysis reflect the historical results of operations and financial position of Paya Holdings and its subsidiaries. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” and elsewhere in this Prospectus/Offer to Exchange.

Certain monetary amounts, percentages and other figures included below have been subject to rounding adjustments as amounts are presented in millions. Percentage amounts included in this Prospectus/Offer to Exchange have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this Prospectus/Offer to Exchange may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. Certain other amounts that appear in this Prospectus/Offer to Exchange may not sum due to rounding.

Overview

We are a leading independent integrated payments platform providing card, ACH, and check payment processing solutions via software to middle-market businesses in the United States. Our solutions integrate with customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting system. In this manner, we enable our customers to collect revenue from their B2C and B2B customers with a seamless experience and high-level of security across payment types.

Recent Developments

On June 25, 2021, the Company entered into the Credit Agreement with the Agent and the other lenders and L/C issuers party thereto. The Company repaid in full all outstanding indebtedness and terminated all commitments and obligations under its prior credit agreement, dated as of August 1, 2017, among Holdings, the Borrowers, the financial institutions from time to time party thereto as lenders, and Antares Capital LP, as administrative agent (as amended from time to time, the “Prior Credit Agreement”).

The proceeds from the new Credit Agreement were used to repay, in full, the outstanding loans under the Prior Credit Agreement and to pay certain fees and expenses incurred in connection with the Credit Agreement and the repayment of the Prior Credit Agreement.

On April 23, 2021, the Company closed the acquisition of Paragon Payment Solutions (“Paragon”). The aggregate purchase price paid at closing was $26.6 million, consisting of $19.1 million in cash and $7.5 million of common stock. In addition, up to $5.0 million may become payable, subject to the achievement of certain future performance metrics.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic and subsequent shelter-in-place and social distancing policies, as well as the broader economic decline, had a material impact on our business in 2020 and continued to have an adverse effect in the first six months of 2021. Many of our customers continue to experience a decline in transaction volumes from pre COVID-19 levels. However, given many of our customers leverage our payment technology to accept transactions in a card-not-present environment, their business operations were not impacted dramatically. Further, most of our recurring or contractual transactions are B2B and not tied to consumer discretionary spend and, as such, were not significantly impacted. This was evident by stable or growing volumes in our B2B Goods & Services, Government & Utilities, and Non-Profit verticals. Lastly, we benefited from our lack of concentration in end markets which saw steep declines, such as restaurants, travel, hospitality, and brick-and-mortar retail.

In response to COVID-19, we took precautionary measures to ensure the safety of our employees, support our customers, and mitigate the impact on our financial position and operations. We seamlessly implemented remote working capabilities for our entire organization with minimal disruption to our operations or key operating performance indicators. We also identified opportunistic expense reductions which increased operating efficiencies and provided additional profitability in the period.

While our business has been impacted by the COVID-19 pandemic, we have demonstrated resilience due to our portfolio of attractive, less-cyclical end markets. The impact that COVID-19 will have on our consolidated results of operations for the remainder of 2021 continue to remain uncertain. While we have not seen a meaningful degradation in new customer enrollment or an increase in existing customer attrition as a result of COVID-19, it is possible that those business trends change if economic hardship across the country forces new or additional business closures or other detrimental actions. We will continue to evaluate the nature and extent of these potential impacts to our business, consolidated results of operations, and liquidity.

Factors Affecting Results of Operations

A number of factors impact our business, results of operations, financial condition, and forecasts, including, but not limited to, the following:

•        Increased adoption of integrated payments solutions.    We generate revenue through volume-based rates and per item fees attributable to payment transactions between our customers and their customers. We expect to grow our customer base by bringing on new software partners, continuing to sell payment capabilities to customers of our existing software partners not yet leveraging our payment integrations, and by adding integrations within existing multi-platform software partners to access additional customer bases. Further, we expect to benefit from the natural growth of our partners who are typically growing franchises within their respective verticals.

•        Acquisition, retention, and growth of software partnerships.    Paya leverages a partner-first distribution network to grow our client base and payment volume. Continuing to innovate and deliver new commerce products and wraparound services is critical to our ability to attract, retain, and grow relationships with software partners in our Paya verticals and adjacent markets.

•        Growth in customer life-time value.    We benefit from, and aid-in, the growth of online electronic payment transactions to our customers. This is dependent on the sales growth of the customers’ businesses, the overall adoption of online payment methods by their customer bases, and the adoption of our additional integrated payment modules such as our proprietary ACH capabilities. Leveraging these solutions helps drive increased customer retention, as well as higher volume and revenue per customer.

•        Pursuit and integration of strategic acquisitions.    We look to opportunistically make strategic acquisitions to enhance our scale, expand into new verticals, add product capabilities, and embed payments in vertical software. These acquisitions are intended to increase the long-term growth of the business, while helping us achieve greater scale, but may increase operating expenses in the short-term until full synergies are realized. During October 2020, we completed the acquisition of The Payment Group (“TPG”). We continue to integrate TPG’s online billing and software applications into Paya Connect. This acquisition has enhanced our suite of integration tools, as well as the commerce solutions Paya Connect is able to provide to Paya’s partners and their clients. In April 2021, we completed the acquisition of Paragon Payment Solutions, which further expands our position within the non-profit and healthcare verticals.

•        Economic conditions.    Changes in macro-level consumer spending trends, including those related to COVID-19, could affect the amount of volumes processed on our platform, thus resulting in fluctuations to our revenue streams.

Key Components of Revenue and Expenses

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document.

Revenue

The Company’s business model provides payment services, credit and debit card processing, and ACH processing to customers through enterprise or vertically focused software partners, direct sales, reseller partners, other referral partners, and a limited number of financial institutions. The Company recognizes processing revenues at the time customer transactions are processed and periodic fees over the period the service is performed. Transaction based revenue represents revenue generated from transaction fees based on volume and are recognized on a net basis. Service based fee revenue is generated from charging a service fee, a fee charged to the client for facilitating bankcard processing, which are recognized on a gross basis.

Cost of services

Cost of services includes card processing costs, ACH costs, other fees paid to card networks, and equipment expenses directly attributable to payment processing and related services to customers. These costs are recognized as incurred. Cost of services also includes revenue share amounts paid to reseller and referral partners and are calculated monthly based on monthly customer activity. These expenses are recognized as transactions are processed. Accrued revenue share represents amounts earned during the month but not yet paid at the end of the period.

Selling general & administrative

Selling, general and administrative expenses consist primarily of salaries, stock based compensation expense, wages, commissions, marketing costs, professional services costs, technology costs, occupancy costs of leased space, and bad debt expense.

Depreciation & amortization

Depreciation and amortization consist primarily of amortization of intangible assets, including customer relationships, internal-use software, acquired customer lists, trade names, and to a lesser extent, depreciation on our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis. These lives are 3 years for computers and equipment and acquired internal-use software, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the condensed consolidated statements of income and other comprehensive income. Customer lists are amortized over a period of 5-15 years depending on the intangible, developed technology 3-5 years, and trade names over 25 years.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our audited and unaudited consolidated financial statements. The following discussion should be read in conjunction with the audited and unaudited consolidated financial statements and related notes included elsewhere in this document.

Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Revenue	$63.9	$51.1	$119.2	$100.2
Cost of services exclusive of depreciation and amortization	(30.2)	(24.9)	(56.3)	(49.4)
Selling, general & administrative expenses	(20.8)	(14.1)	(37.8)	(29.6)
Depreciation and amortization	(7.5)	(6.0)	(14.5)	(12.0)
Income from operations	5.4	6.1	10.6	9.2
Other income (expense)
Interest expense	(3.8)	(4.7)	(7.8)	(9.3)
Other income (expense)	(8.4)	—	(8.0)	—
Total other expense	(12.2)	(4.7)	(15.8)	(9.3)
Income (loss) before income taxes	(6.8)	1.4	(5.2)	(0.1)
Income tax (expense) benefit	3.7	(0.8)	3.1	0.1
Net income (loss)	$(3.1)	$0.6	$(2.1)	$—

Comparison of Three Months Ended June 30, 2021 and Three Months Ended June 30, 2020

Revenue

Total revenue was $63.9 for the three months ended June 30, 2021 as compared to total revenue of $51.1 for the three months ended June 30, 2020. The increase of $12.8, or 25.2%, was driven by a $9.5 or 31.3% increase in Integrated Solutions and $3.4 or 16.5% increase in Payment Services for the three months ended June 30, 2021.

Cost of services exclusive of depreciation and amortization

Cost of services increased by $5.3, or 21.2%, to $30.2 for the three months ended June 30, 2021 from $24.9 for the three months ended June 30, 2020. The increase was driven by revenue growth and higher processing costs in Integrated Solutions and offset by lower revenue share in Payment Services.

Selling, general & administrative

Selling, general and administrative expenses increased by $6.7, or 48.8%, to $20.8 for the three months ended June 30, 2021 from $14.1 for the three months ended June 30, 2020. The increase is primarily due to a $2.7 increase in compensation and benefits, $0.8 in professional services including accounting and consulting fees, $0.7 in insurance, $0.6 in technology related costs and $0.8 from contingent tax liability.

Depreciation and amortization

Depreciation and amortization increased by $1.5, or 25.1%, to $7.5 for the three months ended June 30, 2021 as compared to $6.0 for the three months ended June 30, 2020. The increase is primarily due to $0.8 in customer list amortization from additional customer list acquisitions in the three months ended June 30, 2021, $0.5 in technology amortization from the TPG acquisition, and $0.3 in internal-use software amortization. This was offset by a decrease in depreciation expense of $0.2 in the three months ended June 30, 2021.

Interest Expense

Interest expense decreased by $0.9, or 18.6%, to $3.8 for the three months ended June 30, 2021 from $4.7 for the three months ended June 30, 2020, primarily due to lower LIBOR based interest rates on the prior Revolver and Term Loan credit facilities.

Other expense

Other expense of $8.4 for the three months ended June 30, 2021 is primarily due to a prepayment penalty of $2.3 and write off of debt issuance costs of $6.2 related to our Prior Credit Agreement.

Comparison of Six Months Ended June 30, 2021 and Six Months Ended June 30, 2020

Revenue

Total revenue was $119.2 for the six months ended June 30, 2021 as compared to total revenue of $100.2 for the six months ended June 30, 2020. The increase of $19.0, or 19.0%, was driven by a $13.0 or 21.7% increase in Integrated Solutions and $6.1 or 14.9% increase in Payment Services for the six months ended June 30, 2021.

Cost of services exclusive of depreciation and amortization

Cost of services increased by $6.9, or 14.0%, to $56.3 for the six months ended June 30, 2021 from $49.4 for the six months ended June 30, 2020. The increase was driven by higher revenue share related to revenue growth in Integrated Solutions and Payment Services and higher processing costs in Integrated Solutions.

Selling, general & administrative

Selling, general and administrative expenses increased by $8.2, or 27.6%, to $37.8 for the six months ended June 30, 2021 from $29.6 for the six months ended June 30, 2020. The increase is primarily due to a $2.6 increase in compensation and benefits, $1.3 in professional services including accounting and consulting fees, $1.2 in insurance, $0.9 in technology related costs and $0.8 from contingent tax liability.

Depreciation and amortization

Depreciation and amortization increased by $2.5, or 21.2%, to $14.5 for the six months ended June 30, 2021 as compared to $12.0 for the six months ended June 30, 2020. The increase is primarily due to $1.4 in customer list amortization from additional customer list acquisitions in the three months ended June 30, 2021, $0.8 in technology amortization from the TPG acquisition, and $0.6 in internal-use software amortization. This was offset by a decrease in depreciation expense of $0.4 in the six months ended June 30, 2021.

Interest Expense

Interest expense decreased by $1.5, or 15.8%, to $7.8 for the six months ended June 30, 2021 from $9.3 for the six months ended June 30, 2020, primarily due to lower LIBOR based interest rates on the prior Revolver and Term Loan credit facilities.

Other expense

Other expense of $8.0 for the six months ended June 30, 2021 is primarily due to a prepayment penalty of $2.3 and write off of debt issuance costs of $6.2 related to our Prior Credit Agreement offset by gain on the change in value of the Tax Receivable Agreement liability.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	For the Years Ended December 31,		Amount of Increase (Decrease) 2020 vs. 2019	% Change Favorable (Unfavorable) 2020 vs. 2019
(in millions)	2020	2019
Revenue	$206.0	$203.4	$2.6	1.3%
Cost of services exclusive of depreciation and amortization	(102.1)	(101.6)	(0.5)	(0.5)%
Selling, general & administrative expenses	(63.0)	(69.9)	6.9	9.9%
Depreciation and amortization	(24.6)	(22.4)	(2.2)	(9.8)%
Income from operations	16.3	9.5	6.8	71.6%
Other income (expense)
Interest expense	(17.6)	(20.1)	2.5	12.4%
Other income (expense)	1.2	(0.8)	2.0	250.0%
Total other income (expense)	(16.4)	(20.9)	4.5	21.5%

Loss before income taxes	(0.1)	(11.4)	11.3	99.1%
Income tax (expense) benefit	(0.4)	2.4	(2.8)	116.7%
Net loss	(0.5)	(9.0)	8.5	94.4%

Comparison of Years Ended December 31, 2020 and 2019

Revenue

Revenue increased by $2.6, or 1.3%, to $206.0 for the year ended December 31, 2020 from $203.4 for the year ended December 31, 2019. The increase was driven by the Integrated Solutions segment, increasing $2.5 or 2.1%. The increase in Integrated Solutions revenue was driven primarily by increased volume from both new and existing customers.

Cost of services exclusive of depreciation and amortization

Cost of services increased by $0.5 or 0.5%, to $102.1 for year ended December 31, 2020 from $101.6 for the year ended December 31, 2019. In addition, these expenses decreased as a percentage of revenue by 0.4% driven by lower revenue share expense as a percentage of revenue offset by higher third-party processing costs.

Selling, general & administrative

Selling, general, & administrative expenses decreased by $6.9, or 9.9%, to $63.0 for the year ended December 31, 2020 from $69.9 for the year ended December 31, 2019. The decrease is primarily due to lower transaction related expenses of $2.3, in addition to $2.0 lower restructuring costs, $2.2 lower employee compensation expense and $1.5 in lower travel related expenses compared to the year ended December 31, 2020. This decrease was offset by a $1.0 increase in technology related costs, specifically hosting, and a $0.9 increase in business combination costs.

Depreciation and amortization

Depreciation and amortization increased by $2.2, or 9.8%, to $24.6 for the year ended December 31, 2020 as compared to $22.4 for the year ended December 31, 2019. The increase is primarily attributable to capitalized internally developed software being placed in service along with increased acquisitions of customer lists in 2020.

Interest Expense

Interest expense decreased by $2.5, or 12.4%, to $17.6 for the year ended December 31, 2020 from $20.1 for the year ended December 31, 2019, primarily due to lower LIBOR based interest rates on the prior Revolver and Term Loan credit facilities.

Other Income (Expense)

Other income was $1.2 for the year ended December 31, 2020 and other expense was $(0.8) for the year ended December 31, 2019. The change period over period is primarily attributable to a $1.2 gain on the value of the tax receivable agreement liability in 2020 and to the write-off of liabilities related to contingent consideration from the acquisition of First Billing Services in 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

	For the Years Ended December 31,		Amount of Increase (Decrease) 2019 vs. 2018	% Change Favorable (Unfavorable) 2019 vs. 2018
(in millions)	2019	2018
Revenue	$203.4	$185.1	$18.3	9.9%
Cost of services exclusive of depreciation and amortization	(101.6)	(96.0)	(5.6)	(5.8)%
Selling, general & administrative expenses	(69.9)	(64.5)	(5.4)	(8.4)%
Depreciation and amortization	(22.4)	(18.3)	(4.1)	(22.4)%
Income from operations	9.5	6.3	3.2	50.8%
Other income (expense)
Interest expense	(20.1)	(13.6)	(6.5)	(47.8)%
Other income (expense)	(0.8)	0.1	(0.9)	(900.0)%
Total other income (expense)	(20.9)	(13.5)	(7.4)	(54.8)%

Loss before income taxes	(11.4)	(7.2)	(4.2)	(58.3)%
Income tax benefit	2.4	3.9	(1.5)	(38.5)%
Net loss	(9.0)	(3.3)	(5.7)	(172.7)%
Less: Net loss attributable to non-controlling interests	—	(0.1)	0.1	100.0%
Net loss attributable to Paya Holdings, Inc.	$(9.0)	$(3.2)	$(5.8)	(181.3)%

Comparison of the Years Ended December 31, 2019 and 2018

For a discussion of the comparison of our operating results for the years ended December 31, 2019 and 2018, please read the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Registration Statement on Form S-1 filed with the SEC on November 10, 2020.

Key performance indicators and non-GAAP Financial Measures

Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance:

Revenue

We analyze our revenues by comparing actual revenues to our internal projections for a given period and to prior periods to assess our performance. We believe that revenues are a meaningful indicator of the demand and pricing for our services. Key drivers to change in revenues are primarily dollar volume, basis point spread earned, and number of transactions processed in a given period.

Payment Volume

Payment volume is defined as the total dollar amount of all payments processed by our customers through our services. Volumes for the years ended December 31, 2020, 2019 and 2018 and the six months ended June 30, 2021 and 2020 are shown in the table below:

	For the years ended December 31,		For the three months ended June 30,		For the six months ended June 30,
(in millions)	2020	2019	2021	2020	2021	2020
Payment volumes	$33,272.4	$31,408.0	$10,684.8	$7,809.5	$20,147.1	$15,434.2

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents earnings before interest and other expense, income taxes, depreciation, and amortization, or EBITDA, and further adjustments to EBITDA to exclude certain non-cash items and other non-recurring items that we believe are not indicative of ongoing operations to come to Adjusted EBITDA.

We disclose EBITDA, Adjusted EBITDA, and Adjusted Net Income (as defined below) in this report because these non-GAAP measures are key measures used by us to evaluate our business, measure our operating performance and make strategic decisions. We believe EBITDA, Adjusted EBITDA, and Adjusted Net Income are useful for investors and others in understanding and evaluating our results of operations in the same manner as we do. However, EBITDA, Adjusted EBITDA, and Adjusted Net Income are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, income before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted Net Income or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted Net Income alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP. The following tables present a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated:

Adjusted EBITDA for the Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net income (loss)	$(3.1)	$0.6	$(2.1)	$—
Depreciation & amortization	7.5	6.0	14.5	12.0
Tax expense (benefit)	(3.7)	0.8	(3.1)	(0.1)
Interest and other expense(a)	12.2	4.7	15.8	9.3
EBITDA	12.9	12.1	25.1	21.2

Transaction-related expenses(b)	0.7	0.4	1.5	0.4
Stock based compensation(c)	0.9	0.3	1.6	0.7
Restructuring costs(d)	0.8	0.6	1.0	1.2
Discontinued service costs(e)	—	—	0.2	—
Management fees and expenses(f)	—	0.4	—	0.6
Business combination costs(g)	0.3	—	0.6	—
Contingent non-income tax liability(h)	0.8	—	0.8	—
Other costs(i)	0.4	0.4	0.8	0.7
Total adjustments	3.9	2.1	6.5	3.6
Adjusted EBITDA	$16.8	$14.2	$31.6	$24.8

____________

(a)      Represents ordinary interest expense as well as one-time fees including the write-off of debt issuance costs and an early termination penalty.

(b)      Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.

(c)      Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(d)      Costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of headquarters from Reston, VA to Atlanta, GA, certain staff restructuring charges, including severance, and acquisition related restructuring charges in connection with the Paragon transaction.

(e)      Represents costs incurred to retire certain tools, applications and services that are no longer in use.

(f)      Represents advisory fees that we will not be required to pay going forward.

(g)      Represents business combination costs.

(h)      Represents non recurring contingent non-income tax liability.

(i)      Represents non-operational gains or losses, non-standard project expense, non-operational legal expense and legal debt refinancing expense.

Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018

	For the year ended
(in millions)	December 31, 2020	December 31, 2019	December 31, 2018
Net loss	$(0.5)	$(9.0)	$(3.3)
Depreciation & amortization	24.6	22.4	18.3
Income tax benefit (expense)	0.4	(2.4)	(3.9)
Interest and other expense	16.4	20.9	13.5
EBITDA	40.9	31.9	24.6

Transaction-related expenses(a)	4.6	6.9	1.0
Stock based compensation(b)	1.9	2.3	1.3
Restructuring costs(c)	2.0	4.0	1.6
Discontinued service costs(d)	0.3	2.3	2.2
Management fees and expenses(e)	0.9	1.1	1.2
Sage carve-out expenses(f)	—	1.0	9.5
Business combination costs(g)	0.9	—	—
Other costs(h)	1.5	0.8	0.8
Total adjustments	12.1	18.4	17.6
Adjusted EBITDA	$53.0	$50.3	$42.2

____________

(a)      Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.

(b)      Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(c)      Costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of headquarters from Reston, VA to Atlanta, GA and certain staff restructuring charges, including severance.

(d)      Represents costs incurred to retire certain tools, applications and services that are no longer in use.

(e)      Represents advisory fees that we will not be required to pay going forward. See notes to our consolidated financial statements included elsewhere in this document for more information about these related party transactions.

(f)      Expenses related to carving out the entity from former corporate owner Sage PLC including rebranding, technology implementation, consulting and transitional service agreement expenses.

(g)      Represents business combination costs.

(h)      Represents non-operational gains or losses, non-standard project expense, non-operational legal expense and other.

Adjusted Net Income

Adjusted Net Income is a non-GAAP financial measure that represents net income prior to amortization and further adjustments to exclude certain non-cash items and other non-recurring items that management believes are not indicative of ongoing operations to come to Adjusted Net Income.

Adjusted Net Income for the Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Net income (loss)	$(3.1)	$0.6	$(2.1)	$—
Amortization add back	6.4	5.1	12.4	10.1
Loss on debt extinguishment(a)	8.5	—	8.5	—
Transaction-related expenses(b)	0.7	0.4	1.5	0.4
Stock based compensation(c)	0.9	0.3	1.6	0.7
Restructuring costs(d)	0.8	0.6	1.0	1.2
Discontinued service costs(e)	—	—	0.2	—
Management fees and expenses(f)	—	0.4	—	0.6
Business combination costs(g)	0.3	—	0.6	—
Contingent non-income tax liability(h)	0.8	—	0.8	—
Other costs(i)	0.4	0.4	0.8	0.7
Total adjustments	18.8	7.2	27.4	13.7
Tax effect of adjustments(j)	(2.0)	—	(2.4)	—
Adjusted Net Income	$13.7	$7.8	$22.9	$13.7

____________

(a)      Represents one-time debt refinancing expenses for the prepayment penalty and write-off of debt issuance costs.

(b)      Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.

(c)      Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(d)      Costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of headquarters from Reston, VA to Atlanta, GA, certain staff restructuring charges, including severance, and acquisition related restructuring charges in connection with the Paragon transaction.

(e)      Represents costs incurred to retire certain tools, applications and services that are no longer in use.

(f)      Represents advisory fees that we will not be required to pay going forward.

(g)      Represents business combination costs.

(h)      Represents non recurring contingent non-income tax liability.

(i)      Represents non-operational gains or losses, non-standard project expense, non-operational legal expense and legal debt refinancing expense.

(j)      Represents pro forma income tax adjustment effect, at the anticipated blended rate, for all items expected to have a cash tax impact (i.e. items that were not originally recorded through goodwill). Any impact to the valuation allowance assessment for these adjustments has not been considered. The Company has not applied a pro forma tax adjustment in 2020 due to the different ownership structure.

Adjusted Net Income for the years ended December 31, 2020, 2019 and 2018

	For the year ended
(in millions)	December 31, 2020	December 31, 2019	December 31, 2018
Net loss	$(0.5)	$(9.0)	$(3.3)
Amortization add back	20.7	19.7	16.9
Transaction-related expenses(a)	4.6	6.9	1.0
Stock based compensation(b)	1.9	2.3	1.3
Restructuring costs(c)	2.0	4.0	1.6
Discontinued service costs(d)	0.3	2.3	2.2
Management fees and expenses(e)	0.9	1.1	1.2
Sage carve-out expenses(f)	—	1.0	9.5
Business combination costs(g)	0.9	—	—
Other costs(h)	1.5	0.8	0.8
Total adjustments	32.8	38.1	34.5
Adjusted Net Income	$32.3	$29.1	$31.2

____________

(a)      Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.

(b)      Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(c)      Costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of headquarters from Reston, VA to Atlanta, GA and certain staff restructuring charges, including severance.

(d)      Represents costs incurred to retire certain tools, applications and services that are no longer in use.

(e)      Represents advisory fees that we will not be required to pay going forward. See notes to our consolidated financial statements included elsewhere in this document for more information about these related party transactions.

(f)      Expenses related to carving out the entity from former Corporate owner Sage PLC including rebranding, technology implementation, consulting and transitional service agreement expenses.

(g)      Represents business combination costs.

(h)      Represents non-operational gains or losses, non-standard project expense, non-operational legal expense and other.

Segments

We provide our services through two reportable segments (1) Integrated Solutions and (2) Payment Services. The Company’s reportable segments are the same as the operating segments.

More information about our two reportable segments:

•        Integrated Solutions — Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

•        Payment Services — Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

All segment revenue is from external customers.

The following tables show our segment income statement data and selected performance measures for the periods indicated:

Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
(in millions)	2021	2020	Amount	%	2021	2020	Amount	%
Integrated Solutions
Segment revenue	$39.6	$30.1	$9.5	31.3%	$72.5	$59.5	$13.0	21.7%
Segment gross profit(1)	$21.2	$16.3	$4.9	29.7%	$39.4	$31.8	$7.6	23.8%
Segment gross profit margin	53.5%	54.1%			54.3%	53.4%

Payment Services
Segment revenue	$24.4	$21.0	$3.4	16.5%	$46.8	$40.7	$6.1	14.9%
Segment gross profit(1)	$12.7	$9.9	$2.8	28.0%	$23.6	$19.0	$4.6	24.2%
Segment gross profit margin	52.0%	47.1%			50.4%	46.7%

____________

(1)      Segment gross profit is revenue less cost of services excluding depreciation and amortization.

Comparison of Three Months Ended June 30, 2021 and 2020

Integrated Solutions

Revenue for the Integrated Solutions segment was $39.6 for the three months ended June 30, 2021 as compared to $30.1 for the three months ended June 30, 2020. The increase of $9.5 was primarily driven by integrated card and government growth.

Gross profit for the Integrated Solutions segment was $21.2 resulting in a gross profit margin of 53.5% for the three months ended June 30, 2021 as compared to $16.3 with a gross profit margin of 54.1% for the three months ended June 30, 2020. The increase of $4.9 in segment gross profit was primarily driven by revenue growth partially offset by higher revenue share related to revenue growth and higher processing costs.

Payment Services

Revenue for the Payment Services segment was $24.4 for the three months ended June 30, 2021 as compared to $21.0 for the three months ended June 30, 2020. The increase of $3.4 was driven by ACH growth and non-integrated card growth.

Gross profit for the Payment Services segment was $12.7 resulting in a gross profit margin of 52.0% for the three months ended June 30, 2021 as compared to $9.9 with a gross profit margin of 47.1% for the three months ended June 30, 2020. The increase of $2.8 in segment gross profit was primarily driven by ACH growth.

Comparison of Six Months Ended June 30, 2021 and 2020

Integrated Solutions

Revenue for the Integrated Solutions segment was $72.5 for the six months ended June 30, 2021 as compared to $59.5 for the six months ended June 30, 2020. The increase of $13.0 was primarily driven by integrated card and government growth.

Gross profit for the Integrated Solutions segment was $39.4 resulting in a gross profit margin of 54.3% for the six months ended June 30, 2021 as compared to $31.8 with a gross profit margin of 53.4% for the six months ended June 30, 2020. The increase of $7.6 in segment gross profit was primarily driven by revenue growth partially offset by higher processing costs.

Payment Services

Revenue for the Payment Services segment was $46.8 for the six months ended June 30, 2021 as compared to $40.7 for the six months ended June 30, 2020. The increase of $6.1 was primarily driven by ACH growth.

Gross profit for the Payment Services segment was $23.6 resulting in a gross profit margin of 50.4% for the six months ended June 30, 2021 as compared to $19.0 with a gross profit margin of 46.7% for the six months ended June 30, 2020. The increase of $4.6 in segment gross profit was primarily driven by ACH growth.

For a reconciliation of segment gross profit to total U.S. GAAP operating profit, excluding depreciation and amortization, and including certain corporate-level expenses, see notes to our condensed consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	For the year ended		Change
(in millions, except for percentages)	December 31, 2020	December 31, 2019	Amount	%
Integrated Solutions
Segment revenue	$122.3	$119.8	$2.5	2.1%
Segment gross profit(1)	$65.3	$62.7	$2.6	4.1%
Segment gross profit margin	53.4%	52.3%

Payment Services
Segment revenue	$83.7	$83.6	$0.1	0.1%
Segment gross profit(1)	$38.7	$39.1	$(0.4)	(1.0)%
Segment gross profit margin	46.2%	46.8%

____________

(1)      Segment gross profit is revenue less cost of services excluding depreciation and amortization.

Comparison of Years Ended December 31, 2020 and 2019

Integrated Solutions

Revenue for the Integrated Solutions segment was $122.3 for the year ended December 31, 2020 as compared to $119.8 for the year ended December 31, 2019. The increase of $2.5 was due to an increase in payment volume.

Gross profit for the Integrated Solutions segment was $65.3 resulting in a gross profit margin of 53.4% for the year ended December 31, 2020 as compared to $62.7 with a gross profit margin of 52.3% for the year ended December 31, 2019. The increase of $2.6, or 1.1% improvement in segment gross profit margin, was due to revenue growth and a decrease in revenue share due to a mix shift towards lower revenue share partners, partially offset by higher transaction related processing costs.

Payment Services

Revenue for the Payment Services segment was $83.7 for the year ended December 31, 2020 as compared to $83.6 for the year ended December 31, 2019.

Gross profit for the Payment Services segment was $38.7 for the year ended December 31, 2020 as compared to $39.1 for the year ended December 31, 2019. The decrease of $0.4, or 0.6% decline in segment gross profit margin was due to lower card revenue and an increase in revenue share due to a mix shift to higher revenue share partners, partially offset by higher ACH revenue.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

	For the year ended		Change
(in millions, except for percentages)	December 31, 2019	December 31, 2018	Amount	%
Integrated Solutions
Segment revenue	$119.8	$100.3	$19.5	19.4%
Segment gross profit(1)	$62.7	$49.8	$12.9	25.9%
Segment gross profit margin	52.3%	49.7%

Payment Services
Segment revenue	$83.6	$84.8	$(1.2)	(1.4)%
Segment gross profit(1)	$39.1	$39.2	$(0.1)	(0.3)%
Segment gross profit margin	46.8%	46.2%

____________

(1)      Segment gross profit is revenue less cost of services excluding depreciation and amortization

Comparison of the Years Ended December 31, 2019 and 2018

For a discussion of the comparison of our segment operating results for the years ended December 31, 2019 and 2018, please read the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Registration Statement on Form S-1 filed with the SEC on November 10, 2020.

Liquidity and Capital Resources

Overview

We have historically sourced our liquidity requirements primarily with cash flow from operations and, when needed, with borrowings under our credit facilities and more recently with an equity issuance. We have historically sourced our acquisitions with cash flow from operations, and when needed, with capital infusions from Ultra and borrowings under our credit facilities and more recently an equity issuance. As of June 30, 2021, we had $135.6 million of cash and cash equivalents on hand and borrowing capacity of $45.0 million from our Revolver. We believe that our cash on hand and additional availability under the Revolver, combined with cash flows from operations, will enable us to fund our operations and our debt service for at least the next 12 months. However, our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including the prevailing economic, financial and industry conditions, including the continued impact of COVID-19.

On March 17, 2021, the Company priced an offering of 20 million shares of its common stock, $0.001 par value per share. The Company and the selling stockholder each agreed to sell 10 million shares of common stock to the underwriters at a price of $12.25 per share. The offering closed and the shares were delivered on March 22, 2021. As a result of the offering, the Company received cash proceeds of $122.5 million, net of transaction costs of $5.7 million.

On June 25, 2021, the Company repaid in full all outstanding indebtedness and terminated all commitments and obligations under its Prior Credit Agreement, using the proceeds of a new Credit Agreement. The Credit Agreement governs new senior secured credit facilities, consisting of a $250.0 million senior secured Term Loan and a $45.0 million senior secured Revolver. The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods.

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

	Six Months Ended June 30,
	2021	2020
	(in millions)
Net cash provided (used) by operating activities	$10.9	$3.2
Net cash provided (used) by investing activities	(30.6)	(2.5)
Net cash provided (used) by financing activities	131.7	(1.8)
Change in cash	$112.0	$(1.1)

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

Operating Activities

Net cash provided by operating activities increased $7.7 to $10.9 for the six months ended June 30, 2021 compared to $3.2 used by operating activities for the six months ended June 30, 2020. The increase in net cash provided by operating activities was primarily due to higher volume and EBITDA in the six months ended June 30, 2021.

Investing Activities

Net cash used in investing activities increased $28.1 to $30.6 in the six months ended June 30, 2021 from $2.5 in the six months ended June 30, 2021. The increase in cash used by investing activities was primarily driven by the purchase of Paragon for $19.1 less cash received of $0.8 and an increase in purchases of customers lists of $8.5 in the six months ended June 30, 2021. In addition, we used $3.7 for capital expenditures and capitalization of internal use software in the six months ended June 30, 2021 compared to $2.4 in the six months ended June 30, 2020.

Financing Activities

Net cash provided by financing activities increased $133.5 to $131.7 for the six months ended June 30, 2021 from a use of $1.8 for the six months ended June 30, 2020. The increase in cash provided by financing activities was primarily due to proceeds from the Equity Offering of $116.8 in the six months ended June 30, 2021. In addition the Company repaid its long-term debt of $228.1 under its Prior Credit Agreement and borrowed $250.0 under a new Credit Agreement along with payment of debt issuance costs of $6.4 in the six months ended June 30, 2021.

Years Ended December 31, 2020, 2019 and 2018

	Year ended December 31,
	2020	2019	2018
	(in millions)
Net cash provided (used) by operating activities	$21.3	$23.9	$4.8
Net cash provided (used) by investing activities	(33.1)	(8.1)	(66.0)
Net cash provided (used) by financing activities	9.5	(4.0)	63.1
Change in cash	$(2.3)	$11.8	$1.9

Comparison of Years Ended December 31, 2020 and 2019

Operating Activities

Net cash provided by operating activities decreased $2.6 to $21.3 for the year ended December 31, 2020 compared to $23.9 for the year ended December 31, 2019. The decrease in operating cash in 2020 was partially driven by payments for professional services in preparation for the business combination and additional payments in the fourth quarter for additional costs as a public company.

Investing Activities

Net cash used in investing activities increased $25.0 to $33.1 in the year ended December 31, 2020 from $8.1 in the year ended December 31, 2019. The decrease was primarily due to cash paid for the purchase of The Payment Group of $19.9 net of cash received of $2.3. We used $6.6 for capital expenditures and capitalization of internal use software along with $6.6 for the purchase of customer lists in the year ended December 31, 2020. In the year ended December 31, 2019 we used $5.2 for capital expenditures and capitalization of internal use software and $2.5 for customer lists.

Financing Activities

Net cash used in financing activities increased $13.5 to a provided by of $9.5 for the year ended December 31, 2020 compared to cash used by financing activities of $4.0 in the year ended December 31, 2019. This increase was primarily due to capital contributions from Ultra of $12.2 in addition to $3.1 received from the Business Combination to fund transaction related costs, offset by $2.9 paid for debt issuance costs related to the Credit Agreement amendment in July 2020.

Comparison of the Years Ended December 31, 2019 and 2018

For a discussion of the comparison of our cash flows for the years ended December 31, 2019 and 2018, please read the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Registration Statement on Form S-1 filed with the SEC on November 10, 2020.

Indebtedness

On June 25, 2021, the Borrowers and Holdings entered into the new Credit Agreement. On the same date, the Borrowers repaid in full all outstanding indebtedness and terminated all commitments and obligations under the Prior Credit Agreement. Proceeds used to repay the indebtedness outstanding under the Prior Credit Agreement totaled $233.8 million which satisfied all of the Borrowers’ debt obligations. In connection with the repayment of outstanding indebtedness, the Borrowers were automatically and permanently released from all commitments, liens and guarantees under the Prior Credit Agreement.

The Term Loan has a seven-year maturity and the Revolver has a five-year maturity. The Credit Agreement provides that the Company may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender’s term loans and/or revolving commitments, subject to certain conditions, and any extended term loans or revolving commitments will constitute a separate class of term loans or revolving commitments.

All of the Borrowers’ obligations under the Credit Agreement are guaranteed by the subsidiary guarantors named therein. In addition, the obligations under the Senior Secured Credit Facilities are secured by a pledge of 100% of the capital stock of certain domestic subsidiaries owned by the Holdings and a security interest in substantially all of the Borrowers’ and the guarantors’ tangible and intangible assets.

At the Borrowers’ option, the Borrowers may request an increase of the commitments under the Revolver or the Term Loan or may add one or more new term loan facilities or revolving credit facilities in an aggregate amount not to exceed the sum of (x) the greater of $61 million and 100% of consolidated EBITDA (as defined in the Credit Agreement) plus (y) unused amounts under the Credit Agreement’s general indebtedness basket, so long as certain conditions, including a consolidated first lien net leverage ratio (as defined in the Credit Agreement) of not more than 4.25 to 1.00 (on a pari passu basis) or 5.00 to 1.00 (on a junior basis), in each case on a pro forma basis, is satisfied.

Borrowings under the Credit Agreement bear interest, equal to (i) an ABR rate equal to the greater of (a) the prime rate announced by the Agent or the highest interest rate published by the Federal Reserve Board as the “bank prime loan” rate, (b) the Federal Reserve Bank of New York rate plus 0.5% per annum, and (c) the Eurodollar rate for an interest period of one-month beginning on such day plus 100 basis points, plus 2.25% (provided that the Eurodollar rate applicable to the Term Loan shall not be less than 0.75% per annum); or (ii) the Eurodollar rate (provided that the Eurodollar rate applicable to the Term Loan shall not be less than 0.75% per annum), plus 3.25%. The Borrowers are also required to pay an unused commitment fee to the lenders under the Revolver equal to 0.50% with step-downs to 0.375% and 0.250% when the Borrowers’ consolidated first lien net leverage ratio is less than or equal to 3.75 to 1.00 and 3.25 to 1.00, respectively. The Borrowers must also pay customary letter of credit fees, including a fronting fee as well as administration fees.

Commencing December 31, 2021, the Borrowers are required to repay the Term Loan portion of the Senior Secured Credit Facilities in quarterly principal installments equal to 0.25% of the aggregate principal amount outstanding thereunder, with the balance payable at maturity.

The Credit Agreement contains a financial covenant that requires Holdings to maintain at the end of each fiscal quarter, commencing with the quarter ending December 31, 2021, a consolidated first lien net leverage ratio of not more than 6.50 to 1.00 but solely to the extent that the aggregate amount under letters of credit and loans outstanding under the Revolver exceeds 35% of the aggregate amount of all revolving commitments.

The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Holdings and its subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers or consolidations; (iv) sell assets; (v) pay dividends and distributions or repurchase the Company’s capital stock; and (vi) change their fiscal year. The Credit Agreement contains customary affirmative covenants and events of default.

Net proceeds from the issuance of the Term Loan totaled $243.6 million, which includes a debt discount of $1.3 million and related debt issuance costs of $5.1 million. The debt discount and related debt issuance costs are capitalized and amortized over the life of the agreement. Proceeds used to repay the Prior Credit Agreement totaled $233.8 million, which includes principal payment of $228.1 million, interest payment of $3.4 million and a prepayment penalty of $2.3 million. The prepayment penalty and a write-off of debt issuance costs of $6.2 million are included in other income (expense) in the condensed consolidated statement of income and other comprehensive income.

The Company’s long-term debt consisted of the following for the six months ended June 30, 2021 and year ended December 31, 2020:

(in thousands)	June 30, 2021	December 31, 2020
Term loan credit agreement(1)	$250,000	$228,677
Debt issuance costs, net	(5,405)	(6,161)
Total debt	244,595	222,516
Less: current portion of debt	(1,870)	(2,364)
Total long-term debt	$242,725	$220,152

____________

(1)      Outstanding borrowings as of December 31, 2020 were under the Prior Credit Agreement. Outstanding borrowings as of June 30, 2021 are under the new Credit Agreement.

There were no borrowings outstanding under the Revolver as of June 30, 2021 and December 31, 2020, respectively.

The current portion of debt was included within other current liabilities on the condensed consolidated balance sheet.

The Company had $5.4 and $6.2 of unamortized Term Loan debt issuance costs that were netted against the outstanding loan balance and $1.0 and $0.5 of unamortized costs associated with the Revolver as of June 30, 2021 and December 31, 2020, respectively. The Revolver debt issuance costs are recorded in other current and other long term assets and are amortized over the life of the Revolver. Amortization of the debt issuance costs are included in interest expense in the condensed consolidated statement of income and other comprehensive income.

Total interest expense was $3.8 and $7.9 for the three and six months ended June 30, 2021, respectively. This included the long-term debt interest expense of $3.4 and $7.0 for the three and six months ended June 30, 2021, respectively and amortization of debt issuance costs of $0.2 and $0.4 for the three and six months ended June 30, 2021.

Total interest expense was $4.7 and $9.3 for the three and six months ended June 30, 2020, respectively. This included the long-term debt interest expense of $4.2 and $8.3 for the three and six months ended June 30, 2020, and amortization of debt issuance costs of $0.3 and $0.5 for the three and six months ended June 30, 2020, respectively.

Annual principal payments on the Term Loan for the remainder of 2021 and the following years is as follows:

Future Principal Payments
2021 – remaining	$625
2022	2,484
2023	2,460
2024	2,435
2025	2,411
Thereafter	239,585
Total future principal payments	$250,000

Contractual Obligations

In the ordinary course of business, we entered into various contractual obligations for varying terms and amounts. The following table sets forth our contractual obligations and commitments for the periods indicated as of June 30, 2021:

	Payments due by period
(in millions)	Total	1 year	2 – 3 years	4 – 5 years	More than 5 years
Long-term debt(1)	$250.0	0.6	4.9	4.9	239.6
Interest on long-term debt(2)	$67.9	5.1	19.8	19.4	23.6
Operating leases	$6.8	0.8	3.2	2.2	0.6

____________

(1)      Reflects contractual principal payments. See elsewhere in this Prospectus/Offer to Exchange for discussion of the new Term Loan.

(2)      Reflects minimum interest payable under the Term Loan. We have assumed a Eurodollar rate of 0.75% plus a spread of 3.25% for purposes of calculating interest payable on the Term Loan. Payments herein are subject to change as payments for variable rate debt have been estimated.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

During the periods presented, we did not engage in any off-balance sheet financing activities other than those reflected in the notes to our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Critical Accounting Policies and Estimates

Our discussion and analysis of our historical financial condition and results of operations for the periods described is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. For a discussion of the significant accounting policies and estimates that we use in the preparation of our audited consolidated financial statements, refer to the notes to our audited consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. The preparation of these historical financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within its control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results may differ from these estimates under different assumptions or conditions. Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated.

The following critical accounting discussion pertains to accounting policies we believe are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments.

Revenue Recognition

Application of the accounting principles in U.S. GAAP related to the measurement and recognition of revenue requires us to make judgments and estimates. Complex arrangements with nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting. Specifically, the determination of whether we are a principal to a transaction, or an agent, can require considerable judgment. We have concluded that we are the agent in providing merchants access to credit card networks as we are performing this service on behalf of the principal, the card companies. In addition, we are not primarily responsible for fulfilling this promise to the customer, do not bear risk or take possession of funds to be paid to issuing banks for interchange fees, and do not have discretion in setting the price for interchange fees charged by the card companies. For all other aspects of our services provided to merchants, we determined we are the principal as we control the service being provided before transfer to the customer. Additionally, our payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. The variable consideration is as a result of the number or volume of transactions to be processed.

We determined to use each day as a time-based measure of progress toward satisfaction of the single performance obligation of each contract. We determined this method most accurately depicts the pattern by which services are transferred to the merchant, as performance depends on the extent of transactions processed for that merchant on a given day. Likewise, consideration to which we expect to be entitled is determined according to our efforts to provide service each day. Changes in judgments with respect to these assumptions and estimates could impact the amount of revenue recognized.

Business Combinations

Upon acquisition of a company, we determine if the transaction is a business combination, which is accounted for using the acquisition method of accounting. Under the acquisition method, once control is obtained of a business, the assets acquired, and liabilities assumed, including amounts attributed to noncontrolling interests, are recorded at fair value. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. The determination of the fair values is based on estimates and judgments made by management. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable. Measurement period adjustments are reflected at the time identified, up through the conclusion of the measurement period, which is the time at which all information for determination of the values of assets acquired and liabilities assumed is received and is not to exceed one year from the acquisition date. We may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill.

Additionally, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. We continue to collect information and reevaluate these estimates and assumptions periodically and record any adjustments to preliminary estimates to goodwill, provided we are within the measurement period. If outside of the measurement period, any subsequent adjustments are recorded to the consolidated statement of income and other comprehensive income.

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to net operating losses, tax credits, and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, which will result in taxable or deductible amounts in the future. Our income tax expense/benefit, deferred tax assets and tax receivable liability reflect management’s best assessment of estimated current and future taxes. Significant judgments and estimates are required in determining the consolidated income tax expense/benefits, deferred tax assets and tax receivable agreement liability. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and results of recent operations. Estimating future taxable income is inherently uncertain, requires judgment and is consistent with estimates we are using to manage our business. If we determine in the future that we will not be able to fully utilize all or part of the deferred tax assets, we would record a valuation allowance through earnings in the period the determination was made.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Recently Issued Accounting Standards

For information regarding new accounting pronouncements, and the impact of these pronouncements on our consolidated financial statements, if any, refer to Note 1 to our consolidated financial statements for the six months ended June 30, 2021 and 2020 included elsewhere in this Prospectus/Offer to Exchange.

Quantitative and Qualitative Disclosures About Market Risk

Our principal market risks are our exposure to effects of inflation and interest rates.

Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Interest Rates

Our future income, cash flows and fair values relevant to financial instruments are subject to risks relating to interest rates. We are subject to interest rate risk in connection with our Credit Facilities, which have variable interest rates. The interest rates on these facilities are based on a fixed margin plus a market interest rate, which can fluctuate accordingly but is subject to a minimum rate. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant.

The Company utilizes derivative instruments to manage risk from fluctuations in interest rates on its Term Loan. In February 2021, the Company entered into an interest rate cap agreement with a notional amount of $171.5 million, with an effective date of March 31, 2021, expiring on March 31, 2023. There were no changes to the interest rate cap in connection with the entry into the new Credit Agreement.

The Company has historically utilized derivative instruments to manage risk from fluctuations in interest rates on its term loan and intends to continue to do so in connection with the new Term Loan. On February 3, 2021, the Company entered into an interest rate cap agreement with a notional amount of $171,525. The effective date is March 31, 2021 and terminates on March 31, 2023. The Company paid a premium of $67 for the right to receive payments if LIBOR rises above the cap rate of 1.00%. The premium is recorded in other long-term assets on the condensed consolidated balance sheet. The interest rate cap agreement was a derivative not designated as a hedging instrument for accounting purposes. There were no changes to the interest rate cap in connection with the entry into the new Credit Agreement. The fair value of the interest rate cap agreement was $93 at June 30, 2021. The Company recognized $15 and $(26) in other income (expense) for the three months and six months ended June 30, 2021, respectively.

For more information regarding the interest rate cap agreement in place as of December 31, 2020, refer to Note 8 to our consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 included elsewhere in this Prospectus/Offer to Exchange.

We may incur additional borrowings from time to time for general corporate purposes, including working capital and capital expenditures.

Management

Executive Officers and Board of Directors

The following persons serve as our executive officers and directors:

Name	Age	Position
Jeffrey Hack	56	Chief Executive Officer and Director
Glenn Renzulli	42	Chief Financial Officer
Darrell Winfield	57	Chief Information Officer
Melinda Doster	53	General Counsel, Secretary and Head of Human Resources
Christina Scappa	51	Head of Operations
Ben Weiner	31	Chief Strategy Officer
Andrea Kando	43	Head of Product and Marketing
Aaron Cohen	45	Chairman of the Board
Oni Chukwu	63	Director
Mike Gordon	51	Director
Christine Larsen	60	Director
Anna May Trala	55	Director
KJ McConnell	35	Director
Collin Roche	50	Director
Stuart Yarbrough	70	Director

Executive Officers

Jeffrey Hack.    Mr. Hack has served as our Chief Executive Officer and a director since November 2018. Mr. Hack is an experienced executive who has spent his career building successful technology-centric financial services businesses. He brought his passion for leveraging innovative technology to deliver a world-class partner and customer experience to us when he joined as CEO. Under his leadership the rebranded company, which brought more than 20 years of tenured customers, quickly accelerated its technology and product roadmaps, enhanced its client implementation scale, integrated its First Billing, Stewardship and The Payment Group acquisitions, and expanded its sales and go to market strategy with a focus on serving software providers with flexible and custom integrated payment solutions.

From February 2017 to October 2018, Mr. Hack was an advisor and investor in financial technology and data/analytics companies. From June 2017 to October 2018, Mr. Hack was a Board Member of Boost Payment Solutions, a global provider of B2B payment technologies. From September 2013 to January 2017, Mr. Hack was an Executive Vice President and Management Committee Member at First Data Corporation, a global provider of payments technology and the largest U.S. merchant processor. Mr. Hack was an integral part of the leadership team that transformed First Data, leading to a successful IPO. During his tenure, he held various leadership roles at the firm, including serving as Chief Operating Officer of Global Business Solutions, First Data’s largest division. At First Data, Mr. Hack led the commercialization of integrated payments and software solutions to SMB clients, resulting in increased sales and retention.

Prior to First Data, Mr. Hack was Chief Operating Officer at Morgan Stanley Smith Barney from 2011 to 2013, where he was part of the new management team that led the successful integration of Smith Barney into Morgan Stanley following its acquisition from Citigroup. Prior to joining Morgan Stanley, Mr. Hack spent seven years at J.P. Morgan Chase in a variety of leadership roles as Executive Vice President and Managing Director. Among his responsibilities were leading Corporate Strategy and serving as Chief Operating Officer of J.P. Morgan’s Treasury and Securities Services businesses.

Earlier in his career, Mr. Hack spent 10 years at Smith Barney in leadership positions in product management, strategy, and finance. He served as Smith Barney’s Chief Operating Officer and Chief Financial Officer from 2000 to 2004. He previously worked at McKinsey & Company as Engagement Manager advising major financial services companies from 1991 to 1994. Mr. Hack received his MBA from Harvard Business School and a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

Glenn Renzulli.    Mr. Renzulli has served as our Chief Financial Officer since January 2019. Mr. Renzulli has experience in scaling and expediting growth in software and service businesses. As Paya’s Chief Financial Officer, he leads financial reporting, analysis, accounting, risk, and underwriting functions. Mr. Renzulli has decades of experience managing all aspects of finance teams, including financial planning and analysis, cash management, corporate development, and investor and lender relations. Prior to joining the Company, Mr. Renzulli served as CFO of Opus Global, a compliance and risk management SaaS company and GTCR portfolio company, from June 2017 to January 2019. From May 2016 to June 2017, he was Chief Financial Officer for PeopleAdmin, a talent management SaaS provider serving the Education and Government sectors. From October 2015 to May 2016, he was the Chief Financial Officer of TeacherMatch, a human capital SaaS provider which was purchased by PeopleAdmin. Prior to those roles, he was the Chief Financial Officer of TCS Education System. He holds a Bachelor of Science degree in Finance from Fairfield University and is a graduate of GE’s Financial Management Program (FMP).

Darrell Winfield.    Mr. Winfield has served as our Chief Information Officer since January 2018 and was previously the Chief Information Officer as Sage Payment Solutions. Mr. Winfield builds high performing technology teams which deliver innovative financial technology solutions. As our Chief Information Officer, Mr. Winfield leads our software development, infrastructure, and cyber security functions. He has decades of experience in the financial technology industry, leading large-scale IT transformation across companies such as Vantiv, Global Payments, and InComm. Prior to joining the Company, Mr. Winfield founded Collective 937 Consulting, a financial technology software delivery life cycle consulting and services provider. From March 2016 to May 2017, Mr. Winfield was the Executive Director of Client Services at Lusis Payments, a software and services provider to the global retail payments industry. Prior to his financial technology roles, Mr. Winfield served as an Assistant Program Manager and Science Mission Director for the National Aeronautics and Space Administration. Mr. Winfield is a decorated flight combat veteran and previously served as a flight research officer in the U.S. Air Force and a Major in the California Air National Guard. He holds a Bachelor of Science degree in Mechanical Engineering from Virginia Military Institute and an MBA from Embry-Riddle Aeronautical University.

Melinda Doster.    Ms. Doster has served as our General Counsel and Head of Human Resources since December 2020. Ms. Doster has broad expertise in payments and financial services, a commercial mindset and a track-record of building high-performing teams through talent management and professional development. Before joining Paya, Ms. Doster was Chief Counsel of Elavon and Deputy General Counsel of Payment Services at U.S. Bank between 2005 and 2019. Ms. Doster started her career as a litigator with Long Aldridge & Norman (now Dentons) following a clerkship with the United States District Court for the Northern District of Georgia. Ms. Doster holds a Juris Doctor from Vanderbilt University School of Law and a Bachelor of Arts degree from Duke University.

Christina Scappa.    Ms. Scappa has served as a Senior Vice President and the Head of Advanced Client Solutions and Operations since August 2017 and has been an operational leader at the Company, and previously Sage Payment Solutions, for more than 20 years. At Sage Payment Solutions, Ms. Scappa served as Senior Vice President, Operations from 2006 through August 2017. Ms. Scappa has deep knowledge of our partners and integrations, delivering high quality and efficient operational teams. Ms. Scappa manages all operational and service aspects of our portfolio, including implementations, technical support, partner support, client and partner on-boarding, retention, and training. Ms. Scappa is the most tenured member of the leadership team, with years of experience serving our customers, and building the teams critical to ensuring partner success. She holds a Bachelor of Science degree from George Mason University.

Andrea Kando.    Ms. Kando has served as our Head of Product, Marketing, and Communications at the Company since May 2019. She builds exceptional end to end partner and client experiences to bring differentiated solutions to market. Ms. Kando manages our solutions portfolio, oversees the company’s marketing assets, and champions client and employee engagement. Prior to joining the Company, she spent fourteen years at First Data Corporation, most recently as Vice President of Commercialization and Client Experience from May 2015 to May 2019. Ms. Kando’s experience includes progressive leadership roles within product, customer service, operations, and strategic program management within First Data, Toysrus.com and Airborne Express (now DHL). She holds a Bachelor of Science from Marymount College at Fordham University.

Benjamin Weiner.    Mr. Weiner has served as our Chief Strategy Officer since November 2020 and has previously held various other management positions at the Company since August 2017. Mr. Weiner focuses on developing our core organic and inorganic strategies, leveraging industry and vertical expertise. As Chief Strategy Officer, Mr. Weiner leads several of our core business units, sales operations, firm-wide pricing, and facilitates our expansion of solutions into new and existing markets. Ben previously worked at GTCR evaluating investment opportunities across the payments space. He holds a Bachelor of Business Administration degree from the Ross School of Business at the University of Michigan.

Non-Employee Directors

Aaron D. Cohen, Chair.    Mr. Cohen has been our director since the closing of the Business Combination. Mr. Cohen joined GTCR in 2003 and currently serves as a Managing Director of the firm. He previously worked at Hicks, Muse, Tate & Furst and in the Mergers & Acquisitions group of Salomon Smith Barney. He holds a bachelor’s degree in accountancy with high honors from the University of Illinois at Urbana — Champaign. Mr. Cohen is a Certified Public Accountant.

Mr. Cohen previously played an instrumental role in GTCR’s investments in Prestige Brands, a publicly-listed company.

Oni Chukwu.    Mr. Chukwu has been our director since April 2021. Mr. Chukwu has served as Chair of the board of directors of Exago Inc. since 2016, and has served as a director on the board of Invatron Systems Corp. since July 2020. Most recently, Mr. Chukwu became a director of Pole Star Space Applications Limited in April 2021, and of Opus Agency in January 2021. From 2013 to 2020, Mr. Chukwu was the Chief Executive Officer of Aventri, a cloud-based enterprise Event Management Software. Mr. Chukwu also served for six months as the Executive Chairman of Aventri’s board of directors following its acquisition by HGGC, LLC. Prior to his time with Aventri, Mr. Chukwu was an Executive Vice President and the Chief Financial Officer of Triple Point Technology, an enterprise software company, from 2006 to 2013. In addition, Mr. Chukwu served as the Chief Financial Officer of Healthcare Software Synergies before it was acquired by United Healthcare, and at LexBridge Corporation, before it was acquired by PKS. Mr. Chukwu attended the University of New Haven, where he earned an MBA and received an honorary Ph.D. in Business Administration.

Michael J. Gordon.    Mr. Gordon has been our director since the closing of the Business Combination. Mr. Gordon has served as the Chief Executive Officer of Altus Group since September 2020, and was the Chief Executive Officer of Callcredit Information Group from 2014 to 2019. Mr. Gordon has also actively worked as a non-executive director on several companies in the United States and United Kingdom, including Constructionline, Zoopla/Hometrack, FinTech and ArisGlobal. Prior to joining Callcredit Mr. Gordon spent nine years in a range of senior leadership roles at FICO (NYSE: FICO) joining in 2005 as Vice President — Global Insurance Industry Lead and was promoted to additional positions including FICO’s Vice President and Managing Director for EMEA and Executive Vice President of Sales, Services and Marketing. Prior to joining FICO in 2005, Mr. Gordon spent more than 13 years in the financial services industry. As a vice president at Capgemini (formerly Ernst & Young Consulting LLP), Mr. Gordon provided strategic and operational solutions to banking and insurance providers, and he led the Insurance Centre of Excellence and Solutions. Mr. Gordon has a BS in Industrial Engineering/Operations Research from Northwestern University and an MBA in Finance and Business Economics from The University of Chicago Graduate School of Business.

Christine Larsen.    Ms. Larsen has been our director since the closing of the Business Combination. Ms. Larsen served as Chief Operations Officer of First Data Corp. (NYSE: FDC, now NASDAQ: FISV) from 2013 to 2018. Prior to joining First Data Corp, Ms. Larsen held various senior operating and technology roles at JPMorgan Chase & Co. (NYSE: JPM) from 2005 to 2013, most recently as an Executive Vice President responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. Prior to joining JPMorgan in 2005, Ms. Larsen spent eleven years at CITI (NYSE: C) and ten years at Andersen Consulting (now Accenture NYSE: ACN). Ms. Larsen has served as a director for the Canadian Imperial Bank Commerce (NYSE: CM) since April 2016. Ms. Larsen has a Master’s in Library Science from Syracuse University as a University Fellow and a Bachelor of Arts degree with high honors from Cornell College.

KJ McConnell.    Mr. McConnell has been our director since the closing of the Business Combination. Mr. McConnell joined GTCR in 2014 and is currently a Principal with the firm. Prior to joining GTCR, Mr. McConnell worked as an Associate at TPG Capital and as an Analyst in the Financial Institutions group at Goldman Sachs. He holds an MBA from Harvard Business School, where he was a Baker Scholar, and a bachelor’s degree in finance with highest honors from the Indiana University Kelley School of Business.

Collin E. Roche.    Mr. Roche has been our director since the closing of the Business Combination. Mr. Roche has been with GTCR since 1996 and currently serves as a Managing Director of the firm. Prior to joining GTCR, Mr. Roche was an Associate at EVEREN Securities in Chicago and an Analyst with Goldman, Sachs & Company in New York. He holds an MBA from Harvard Business School, where he was a Baker Scholar and Henry Ford II Scholar, and a bachelor’s degree in political economy with honors from Williams College.

Mr. Roche is head of the Financial Services & Technology group at GTCR. Mr. Roche was previously a director of GTCR public company investments including PrivateBancorp, Syniverse, Transaction Network Services and VeriFone.

Anna May Trala.    Ms. Trala has been our director since the closing of the Business Combination. Ms. Trala has served as GTCR’s Chief Financial Officer since 2003 and currently serves as a Managing Director of the firm. She was previously a partner in the Transaction Advisory Services group at Ernst & Young. While at Ernst & Young, Ms. Trala was involved in more than 100 transactions in multiple sectors, including transaction processing, IT services, healthcare, and education. She holds a Bachelor of Science in accounting from Goldey Beacom College and is a CPA.

Stuart Yarbrough.    Mr. Yarbrough has been our director since the closing of the Business Combination. Mr. Yarbrough’s professional experience includes over 20 years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of Solera Holdings, Inc., Cision Ltd. and DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a bachelor’s degree in management sciences from Duke University.

Director Independence

Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that all of its non-employee directors are independent under the Nasdaq rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with Paya and FinTech and all other facts and circumstances its board of directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.”

Classified Board of Directors

Our directors are divided into three classes designated as Class I, Class II and Class III. At our 2021 annual meeting of shareholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At our 2022 annual meeting of shareholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At our 2023 annual meeting of shareholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Committees of the Board of Directors

The standing committees of our board of directors consist of an Audit & Risk Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee is set forth below.

Audit & Risk Committee

Our Audit & Risk Committee is composed of Stuart Yarbrough, Mike Gordon and Christine Larsen, with Mr. Yarbrough serving as chair of the committee. We comply with the audit committee requirements of the SEC and Nasdaq. Our Board has determined that Mr. Yarbrough, Mr. Gordon and Ms. Larsen meet the independence requirements of Rule 10A-3 under Securities Exchange Act of 1934, as amended (the” Exchange Act”), and the applicable listing standards of Nasdaq. Our Board determined that Mr. Yarbrough is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of Nasdaq. The Audit & Risk Committee’s responsibilities include:

•        appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•        pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        review our policies on risk assessment and risk management;

•        reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•        recommending, based upon the Audit & Risk Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•        monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        preparing the Audit & Risk Committee report required by the rules of the SEC to be included in our annual proxy statement;

•        reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Compensation Committee

Our Compensation Committee is composed of Christine Larsen, Mike Gordon and Aaron Cohen, with Ms. Larsen serving as chair of the committee. The Compensation Committee’s responsibilities include:

•        annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•        evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•        reviewing and approving the compensation of our other executive officers;

•        appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•        conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•        annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•        reviewing and establishing our overall management compensation, philosophy and policy;

•        overseeing and administering our compensation and similar plans;

•        reviewing and making recommendations to our Board with respect to director compensation; and

•        reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Mike Gordon, KJ McConnell, and Anna May Trala, with Mr. Gordon serving as chair of the committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•        developing and recommending to our Board criteria for board and committee membership;

•        subject to the rights of the Lead Sponsors under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•        developing and recommending to our Board best practices and corporate governance principles;

•        developing and recommending to our Board a set of corporate governance guidelines; and

•        reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to our directors, officers and employees in accordance with applicable federal securities laws, a copy of which is available on our website at www.paya.com. We will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: 303 Perimeter Center North Suite 600, Atlanta, Georgia 30346, Attention: Investor Relations.

If we amend or grant a waiver of one or more of the provisions of our code of ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our code of ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at www.paya.com. The information on this website is not part of this Prospectus/Offer to Exchange.

Executive Compensation

Overview

This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two most highly compensated officers other than our current Chief Executive Officer (collectively, our “Named Executive Officers”). For the year ended December 31, 2020, our Named Executive Officers and their positions were as follows:

•        Jeffrey Hack, Chief Executive Officer and Director;

•        Glenn Renzulli, Chief Financial Officer; and

•        Ben Weiner, Chief Strategy Officer.

Historically, the compensation of our Named Executive Officers has consisted of a base salary, an annual bonus, equity compensation in Ultra in the form of Class C Units (referred to herein as “Incentive Units”), and health and welfare benefits. As described below, our Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreements and the award agreements associated with their Incentive Units.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently anticipated programs summarized in this discussion.

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for our last two most recently completed fiscal years.

Name and Principal Position	Year(1)	Salary	Bonus		Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jeffrey Hack,	2020	$500,000	—		—	$275,000	$11,097	$786,097
Chief Executive Officer	2019	$500,000	—		—	$500,000	$12,873	$1,012,873
Glenn Renzulli,	2020	$350,000	—		—	$200,000	$9,753	$559,753
Chief Financial Officer	2019	$338,951	$65,000		$1,024,468	$210,000	$9,500	$1,647,919
Ben Weiner,	2020	$275,401	$1,500,000	(2)	—	$93,000	$9,751	$1,878,152
Chief Strategy Officer

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(1)      Mr. Weiner was not a Named Executive Officer during the 2019 fiscal year; as such, only his compensation for the 2020 fiscal year is reported.

(2)      Amount represents a transaction bonus paid to Mr. Weiner in connection with the closing of the Business Combination.

(3)      Amounts reported reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Class C Units of Ultra (also referred to herein as “Incentive Units”). The Class C Units represent membership interests in Ultra that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Class C Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The assumptions used in calculating the grant date fair value of the Incentive Units reported in this column are set forth in Note 9 to our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange. For more information on the Incentive Units, see the “Outstanding Equity Awards at 2019 Fiscal Year-End” table and — “Equity Incentives” below.

(4)      Amounts with respect to the 2020 Fiscal Year represent the annual bonus earned by each of our Named Executive Officers pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. These amounts have been determined by the Compensation Committee and are expect to be paid prior to March 31, 2021. See — “Employment Agreements” below.

(5)      Amounts represent the amount of matching contributions under our 401(k) plan. See — “401(k) Plan” below.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Each of our Named Executive Officers has entered into an employment agreement with Paya, Inc., our direct subsidiary.

Base Salary

Each employment agreement provides for the payment of an annualized base salary. For 2020, annualized base salary amounts for our Named Executive Officers were as follows: $500,000 for Mr. Hack, $350,000 for Mr. Renzulli and $280,000 for Mr. Weiner.

Annual Bonuses; Transaction Bonus

Pursuant to the employment agreements, each Named Executive Officer is also eligible for an annual bonus based on achievement of performance objectives established by the Board. The annual target bonus amount set forth in each Named Executive Officer’s employment agreement is as follows: 100% of annual base salary for Mr. Hack and 60% of annual base salary for Messrs. Renzulli and Weiner. Mr. Weiner also received a one-time $1,500,000 transaction bonus in connection with the consummation of the Business Combination pursuant to his employment agreement.

Although we do not have a formal annual bonus plan in place, the Board generally sets performance targets within the first three months of each fiscal year and communicates these targets to our Named Executive Officers. For 2020, the performance targets were based on a combination of Revenue, adjusted EBITDA and individual performance goals. Due largely to the negative impact of the COVID-19 pandemic on Company performance, the 2020 bonuses were paid below target levels as follows: 55% of target for Mr. Hack, 95% of target for Mr. Renzulli and 55% of target for Mr. Weiner. See “Summary Compensation Table” above for each Named Executive Officer’s 2020 annual bonus earned in fiscal 2020.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all full-time employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Employee elective deferrals are 100% vested at all times. The 401(k) Plan requires the Company to make matching contributions equal to 50% of a participant’s elective deferrals each year, up to 7% of compensation contributed by the participant to the 401(k) Plan, subject to applicable limits under the Code and 401(k) Plan. These matching contributions are immediately 100% vested. We may also make discretionary contributions to the 401(k) Plan.

Outstanding Equity Awards at Fiscal Year End

The following reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020. Please see “Incentive Units” below for additional information regarding these awards.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price(5)	Option Expiration Date(5)
Jeffrey Hack	6,499,628	9,749,443	(2)	N/A	N/A
Glenn Renzulli	1,881,917	2,822,875	(3)	N/A	N/A
Ben Weiner	848,028	366,488	(4)	N/A	N/A

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(1)      The equity awards held by our Named Executive Officers are Class C Units in Ultra (also referred to herein as “Incentive Units”), which are intended to be profits interests for federal income tax purposes. For more information on the Incentive Units, see — “Incentive Units,” below. Despite the fact that the Incentive Units do not require the payment of an exercise

____________

price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Unexercisable” are Incentive Units that have not yet vested. Awards reflected as “Exercisable” are Incentive Units that have vested, but remain outstanding.

(2)      One-third of these Incentive Units will vest on each of November 12, 2021, November 12, 2022 and November 12, 2023, in each case, so long as Mr. Hack remains continuously employed by the Company through the applicable vesting date.

(3)      One-third of these Incentive Units will vest on each of January 14, 2022, January 14, 2023 and January 14, 2024, in each case, so long as Mr. Renzulli remains continuously employed by the Company through the applicable vesting date.

(4)      50% of these Incentive Units will vest on each of August 1, 2021 and August 1, 2022, in each case, so long as Mr. Weiner remains continuously employed by the Company through the applicable vesting date.

(5)      These awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.

Incentive Units

Pursuant to Limited Liability Company Agreement of Ultra (the “Ultra LLC Agreement”), Ultra may, subject to approval of its board of managers (the “Board of Managers”), issue Class C Units of Ultra (“Incentive Units”) to any employee, officer, director, consultant or other service provider of Ultra or any of its subsidiaries. The Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. As profits interests, the Incentive Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after holders of certain other classes of equity in Ultra have received a certain level of returns. Subject to adjustment pursuant to the terms of the Ultra LLC Agreement, 50,000,000 Incentive Units are authorized for issuance under the Ultra LLC Agreement, and as December 31, 2020, there were 42,881,437 Incentive Units outstanding. See the “Outstanding Equity Awards” table for additional details on the Incentive Units granted to our Named Executive Officers.

Each of our Named Executive Officers was granted Incentive Units pursuant to the terms and conditions set forth in the Ultra LLC Agreement and a senior management agreement and/or award agreement with each Named Executive Officer (as applicable, referred to herein as “award agreements”). The number of Incentive Units granted to each Named Executive Officer was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Incentive Units is determined by the Board of Managers in its sole discretion, after taking into account discussions among management team and overall retention goals. The Incentive Units held by our Named Executive Officers generally vest 20% on each of the first five anniversaries of the grant date (subject to their continued employment); however, the Incentive Units held by Messrs. Hack and Renzulli that were scheduled to vest on or prior to January 31, 2021 automatically vested on the closing of the Business Combination, to the extent that they hadn’t vested as of such time. For information about treatment of the Incentive Units upon termination of employment, and “investor complete selldown” or a “sale of the company,” please see “Potential Payments Upon Termination or Change in Control” below.

Subject to the terms of the Ultra LLC Agreement and the award agreements, holders of vested Incentive Units are entitled to participate in distributions made by Ultra following a return of capital contributions to the holders of Class A-1 Preferred Units and Class A-2 Units and certain other preferred distribution rights, and subject to the achievement of certain “participation thresholds” (as set forth in the award agreements).

Potential Payments upon Termination or Change in Control

Severance Benefits

Each employment agreement provides for severance benefits (as described below) in the event the Named Executive Officer’s employment is terminated by the Board without “cause” or by the Named Executive Officer for “good reason” (each as defined in the employment agreements). Such severance benefits are subject to each Named Executive Officer’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants set forth in the Named Executive Officer’s employment agreement (as further described below).

•        Mr. Hack’s severance benefits consist of (a) continued payment of base salary for a period of 12 months (the “severance period”); provided that we may elect to extend the severance period for an additional 12 months, and if so elected, the amount payable during the second year of the severance period will be $1,250,000 and paid within 60 days of our election to extend the severance period, (b) reimbursement of Mr. Hack’s premiums incurred for participation in Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for the applicable severance period, and (c) a pro-rated annual bonus for the fiscal year during which Mr. Hack’s termination occurs (the “termination year”), payable at the time annual bonuses are otherwise paid to senior management and calculated based on the portion of target bonuses received by the remaining senior management team members with respect to the applicable termination year.

•        Mr. Renzulli’s severance benefits consist of an amount equal to one year of his base salary, payable over six months.

•        Mr. Weiner’s severance benefits consist of an amount equal to one year of his base salary, payable over twelve months.

For purposes of Mr. Hack’s employment agreement, “good reason” generally means, subject to certain notice and cure provisions, (i) a reduction in base salary, a material reduction in employee benefits, or failure to pay an annual bonus consistent with the bonus plan adopted by the Board, (ii) any change to his title, or the assignment of duties materially inconsistent with his position, or (iii) a material breach of his employment agreement or breach of any representation set forth in his employment agreement. For purposes of Messrs. Renzulli’s and Weiner’s employment agreements, “good reason” generally means, subject to certain notice and cure provisions, (a) a reduction in base salary, target bonus, and employee benefits, or (b) a material diminution in title, or the assignment of duties materially inconsistent with the executive’s position.

For purposes of the employment agreements, “Cause” generally means (i) the commission (in the case of Mr. Renzulli) or the conviction (in the case of Messrs. Hack and Weiner) of a felony or crime involving moral turpitude, or the commission of any other act or omission involving fraud, (ii) substantial and repeated failure to perform duties of the office held by the executive, (iii) gross negligence or willful misconduct, (iv) conduct by the executive which would reasonably be expected to bring the Company or its subsidiaries into substantial public disgrace or disrepute and, in the case of Mr. Renzulli, causes adverse damage the Company, (v) breach of the restrictive covenants set forth in the executive’s employment agreement, and/or (vi) failure to observe or a violation of any written policies of the Company or Paya, Inc.

The employment agreements also subject the Named Executive Officers to certain restrictive covenants, including non-competition and non-solicitation covenants and perpetual mutual non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants apply during each Named Executive Officer’s employment and for 12 months thereafter (the “post-termination restricted period”); provided that (i) if Mr. Hack’s severance period is extended to 24 months, his post-termination restricted period will be increased to 24 months and (ii) if Mr. Renzulli’s or Mr. Weiner’s employment is terminated for “good reason” or without “cause”, their post-termination restricted period will be reduced to 6 months.

Incentive Units

Pursuant to the terms of the applicable award agreements, the Incentive Units fully vest upon a “Sale of the Company” or an “Investor Complete Selldown” (as such terms are defined in the Ultra LLC Agreement), subject to the holder’s continued employment through such sale. A “Sale of the Company” is generally defined as an event, whereby any “person” or group of related “persons” (other than the Investors and their controlled affiliates), in the aggregate, acquire(s) (a) a majority of the Class B Units of Ultra (or successor securities thereto) then outstanding or (b) all or substantially all of Ultra’ assets determined on a consolidated basis, provided that a “public offering” (as defined in the Ultra LLC Agreement) does not constitute a “Sale of the Company.” An “Investor Complete Selldown” will occur in the event Ultra has sold all of its assets.

In the event a Named Executive Officer experiences a termination of employment, his unvested Incentive Units will be immediately forfeited without consideration; provided that if such termination is by the Named Executive Officer with “good reason,” due to death or disability, or by Ultra or an affiliate without “cause,” then 20% of granted Incentive Units will become vested as of the date of such termination, and in the case of Mr. Hack, any remaining unvested Incentive Units that would have been immediately forfeited are instead treated as follows (i) on the day following the date that a new chief executive officer commences employment as such (the “Change Date”), 50% of such unvested Incentive Units, if any, will vest, and (ii) on the date that is six months following the Change Date, all of Mr. Hack’s remaining unvested Incentive Units, if any, will vest; in each case, subject to Mr. Hack’s cooperation and support with the succession process in good faith. In addition, if a Named Executive Officer’s termination of employment is for “cause” (as defined in the Named Executive Officer’s employment agreement), all Incentive Units (whether vested or unvested) will be immediately forfeited without consideration. If a Named Executive Officer resigns without “good reason” (as defined in the Named Executive Officer’s employment agreement), his Incentive Units (whether vested or unvested) will be immediately forfeited without consideration; provided that in the event a Named Executive Officer resigns without “good reason,” the following portion of the Named Executive Officer’s vested Incentive Units will not be automatically forfeited: 50% if such resignation occurs prior to November 1, 2024, 75% if such resignation occurs on or following November 1, 2024, and 100% if such resignation occurs following November 1, 2025.

Non-Employee Director Compensation

The following table provides information concerning the compensation of each director of the Board who served as member of the Board, but did not serve as an employee of the Company in the 2020 fiscal year.

For 2020, each non-employee director was entitled to a quarterly fee of $22,500, and on December 22, 2020, Mr. Gordon and Ms. Larsen were each granted 25,000 restricted stock units (“RSUs”) under the Omnibus Plan in connection with their appointment to the Board. The RSUs vest 20% on each of the first five anniversaries of October 16, 2020 and fully vest upon a “change in control” or upon a termination of the director’s services due to the director’s death or disability, subject to, in each case, the director’s continued provision of services through the applicable vesting date. In the event that a director’s service terminates other than due to the director’s death or disability, all then-unvested RSUs held by such director would be automatically forfeited for no consideration.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stuart Yarbrough	$90,000	—	90,000
Michael J. Gordon	$20,652	343,250	363,902
Christine E. Larsen	$20,652	343,250	363,902

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(1)      Represents total director fees paid to each non-employee director in connection with their services on the Board. Mr. Gordon and Ms. Larsen commenced service on our Board on October 16, 2020. The amount included herein is the amount of director fees earned by them for the portion of 2020 that they served on the Board.

(2)      Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted under the Omnibus Plan. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 9 to our consolidated financial statements included elsewhere in this Prospectus/Offer to Exchange.

Market Information, Dividends and Related Stockholder Matters

Market Information of Common Stock and Public Warrants

Our Common Stock and public warrants are listed on Nasdaq under the symbols “PAYA” and “PAYAW,” respectively. As of September 7, 2021, 127,409,520 shares of Common Stock and 17,714,945 warrants were outstanding.

As of September 7, 2021, there were approximately 30 holders of record of our Common Stock, five holders of record of our public warrants and one holder of record of our private placement warrants. Such numbers do not include DTCC participants or beneficial owners holding shares through nominee names.

Dividends

We do not currently pay any cash dividends on our Common Stock. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. We can give no assurances that we will pay a dividend in the future.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing warrants for our Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be approximately $1.8 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Evercore Group L.L.C. (“Evercore”) to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange titled “Description of Securities” and (ii) as set forth in our charter, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.

Tender and Support Agreement

Riverview Group LLC, which holds in the aggregate approximately 63.2% of the outstanding public warrants, has agreed to tender its public warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement.

Therefore, if holders of an additional approximately 1.8% of the outstanding public warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Registration Under the Exchange Act

The warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the warrants. We currently do not intend to terminate the registration of the warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.

Accounting Treatment

We will account for the exchange of warrants as a common stock issuance for no additional value. The par value of each share of Common Stock issued in the Offer will be recorded as a credit to Common Stock and a debit to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged warrants.

Absence of Appraisal or Dissenters’ Rights

Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

This disclosure is limited to the U.S. federal income tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. federal income tax treatment of the Offer. Holders should seek their own advice based on their particular circumstances from an independent tax advisor.

The following summary describes the material U.S. federal income tax consequences of the receipt of Common Stock in exchange for the warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Common Stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of Common Stock, and unless otherwise noted in the following discussion, is the opinion of Kirkland & Ellis LLP, our tax counsel. This discussion applies only to warrants, and upon the exchange of the warrants, Common Stock, held as capital assets (generally, property held for investment) and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•        anchor investors;

•        financial institutions or financial services entities;

•        broker-dealers or traders in securities;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 10 percent or more of our common stock;

•        persons deemed to sell our common stock under the constructive sale provisions of the Code;

•        persons that acquired our securities as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedge, conversion or other integrated or similar transaction;

•        “qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension fund;

•        tax-qualified retirement plans;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to warrants or Common Stock being taken into account in an “applicable financial statement”, or

•        U.S. Holders whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the tax consequences described below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of warrants, and upon the exchange of the warrants, Common Stock, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of warrants, and upon the exchange of the warrants, Common Stock, that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), (ii) a foreign corporation or (iii) an estate or trust that is not a U.S. Holder, but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding any warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the sale or other disposition of our securities.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Exchange of Warrants for Common Stock

For those U.S. Holders of warrants participating in the Offer and for any holders of warrants subsequently exchanged for Common Stock pursuant to the terms of the Warrant Amendment, we intend to treat your exchange of warrants for our Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of warrants for shares of our Common Stock, (ii) your aggregate tax basis in the Common Stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the Common Stock received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our Common Stock pursuant to the Offer should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of warrants for our Common Stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of warrants for our Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our Common Stock described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”

Although we believe the exchange of warrants for our Common Stock pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Common Stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant amendment (which fee may be taxable to you).

If you exchange warrants for our Common Stock pursuant to the Offer, and if you hold five percent or more of our Common Stock prior to the exchange, or if you hold warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the warrants transferred in the exchange and your tax basis, prior to the exchange, in our Common Stock or securities), and to maintain permanent records containing such information.

Warrants not Exchanged for Common Stock

Although the issue is not free from doubt, we intend to treat all warrants not exchanged for Common Stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Common Stock described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”

Taxation of Distributions on our Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Common Stock to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Common Stock (but not below zero) and, to the extent in excess of basis, will be treated as gain from the sale or exchange of such Common Stock as described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock.”

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock” below), subject to applicable requirements and limitations. Such dividends will be taxable to a corporate U.S. Holder at regular U.S. federal corporate income tax rates but will be eligible (subject to applicable requirements and limitations) for the dividends-received deduction.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Common Stock (which is expected to include the U.S. Holder’s holding period in the warrants exchanged for such Common Stock) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of.

Non-U.S. Holders

Exchange of Warrants for our Common Stock

A Non-U.S. Holder’s exchange of warrants for our Common Stock pursuant to the Offer, and the deemed exchange of warrants not exchanged for Common Stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above for U.S. Holders. Assuming you are not engaged in the conduct of a trade or business within the United States, capital gain or loss you recognize with respect to the receipt of cash in lieu of fractional shares should not be subject to U.S. federal income tax, and you should not be required to make any U.S. federal income tax filings solely on account of the exchange of warrants for our Common Stock or the receipt of cash in lieu of fractional shares of Common Stock.

Taxation of Distributions on our Common Stock

If we do make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock”.

Subject to the discussion below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or our paying agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S.

Any such effectively connected dividends will generally be subject to U.S. federal income tax at the rates and in the manner generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Stock

Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Common Stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or

•        our common stock constitutes a U.S. real property interest (“USRPI”), by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at the rates and in the manner generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, five percent or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we were to become a USRPHC and our Common Stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our Common Stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of dividends or of proceeds of the sale or other taxable disposition of our Common Stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such dividend, sale, or other taxable disposition. Proceeds of a sale or other disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.

Non-U.S. Holders should consult their tax advisors regarding information reporting and backup withholding.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of our Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our Board recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (800) 370-1749

Email: paya@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to warrant holders in connection with the Offer and Consent Solicitation.

Description of Securities

General

Our authorized capital stock consists of 500,000,000 shares of Common Stock, and 50,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of September 7, 2021, we had 127,409,520 shares of Common Stock outstanding held by approximately 30 holders of record and no shares of preferred stock outstanding. The following description of capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time. Holdings, our indirect wholly-owned subsidiary, and certain of Holding’s subsidiaries’ ability to pay dividends are limited by certain provisions of the Credit Agreement, and as a result our ability to pay dividends is restricted.

Voting Rights

Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of the Company’s Common Stock shall have no cumulative voting rights.

Preemptive Rights

The Company’s Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of the Company’s securities.

Conversion or Redemption Rights

The Company’s Common Stock is neither convertible nor redeemable.

Liquidation Rights

Upon The Company’s liquidation, the holders of the Company’s Common Stock are entitled to receive pro rata The Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

The Company’s Board may, without further action by the Company’s shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of the Company’s liquidation before any payment is made to the holders of shares of the Company’s Common Stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Company’s

Board, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s Common Stock and the market value of the Company’s Common Stock.

Warrants

Each whole warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 15, 2020. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. The warrants will expire on October 16, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of the Company’s Common Stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of the Company’s Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of the Company’s Common Stock upon exercise of a warrant unless the Company’s Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants.

We may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Company’s Common Stock (or the closing bid price of the Company’s Common Stock in the event shares of the Company’s Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Company’s Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of the Company’s Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, FinTech’s sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Company’s Common Stock is increased by a stock dividend payable in shares of the Company’s Common Stock, or by a split-up of shares of the Company’s Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of the Company’s Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of the Company’s Common Stock. A rights offering to holders of the Company’s Common Stock entitling holders to purchase shares of the Company’s Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of the Company’s Common Stock equal to the product of (i) the number of shares of the Company’s Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Company’s Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of the Company’s Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for the Company’s Common Stock, in determining the price payable for the Company’s Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Company’s Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of the Company’s Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding shares of our the Company’s Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Company’s Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Company’s Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of the Company’s Common Stock.

Whenever the number of shares of the Company’s Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Company’s Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Company’s Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of the Company’s Common Stock (other than those described above or that solely affects the par value of such shares of the Company’s Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Company’s Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our the Company’s Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash)

receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Company’s Common Stock in such a transaction is payable in the form of the Company’s Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of the Company’s Common Stock and any voting rights until they exercise their warrants and receive shares of the Company’s Common Stock. After the issuance of shares of the Company’s Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of the Company’s Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of the Company’s Common Stock to be issued to the warrant holder.

Anti-Takeover Effects of the Company’s Certificate of Incorporation and the Company’s Bylaws

Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by shareholders.

These provisions include:

Classified Board

Our certificate of incorporation provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board.

Shareholder Action by Written Consent

Our certificate of incorporation precludes shareholder action by written consent at any time when GTCR-Ultra Holdings LLC (“Ultra”) beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Special Meetings of Shareholders

Our certificate of incorporation and bylaws provides that, except as required by law, special meetings of our shareholders may be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, at any time when Ultra beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our shareholders shall also be called by our Board or the chairman of our Board at the request of Ultra. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of the Company’s shareholders, including proposed nominations of persons for election to our Board; provided, however, at any time when Ultra beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to Ultra. Shareholders at an annual meeting are only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the bylaws do not give our Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by Ultra pursuant to the Director Nomination Agreement. See “Certain Relationships and Related Party Transactions — Related Party Transactions — Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Ultra beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director.

Supermajority Approval Requirements

Our certificate of incorporation and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as Ultra beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Ultra beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that at any time when Ultra beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66⅔% (as opposed to a majority threshold that would apply if Ultra beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•        the provision requiring a 66⅔% supermajority vote for shareholders to amend our bylaws;

•        the provisions providing for a classified board of directors (the election and term of our directors);

•        the provisions regarding resignation and removal of directors;

•        the provisions regarding entering into business combinations with interested shareholders;

•        the provisions regarding shareholder action by written consent;

•        the provisions regarding calling special meetings of shareholders;

•        the provisions regarding filling vacancies on our Board and newly created directorships;

•        the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•        the provision requiring exclusive forum in Delaware; and

•        the amendment provision requiring that the above provisions be amended only with a 66⅔% supermajority vote.

Our certificate of incorporation provides that the provision on competition and corporate opportunity be amended only with an 80% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without shareholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued Common Stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, Our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or shareholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or shareholders or their respective affiliates, other than those officers, directors, shareholders or affiliates who are the Company’s employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of Ultra or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Company’s affiliates now engage or propose to engage or (2) otherwise competing with the Company’s affiliates. In addition, to the fullest extent permitted by law, in the event that Ultra or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial FinTech holders, purchasers of placement units, any of their respective affiliates and other third parties will be able to sell their founder shares, placement shares and placement warrants (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after we have completed our initial business combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Warrant Agent

The transfer agent and warrant agent for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock and warrants are listed on Nasdaq under the symbols “PAYA” and “PAYAW,” respectively.

Certain Relationships and Related Person Transactions

Contributions from Ultra

In connection with the acquisition of First Mobile Trust, LLC (“FBS”), Ultra contributed all of its shares in Stewardship valued at $4.0 million as of the acquisition date of Stewardship to the Company as a capital contribution. Subsequent to the acquisition of FBS, Ultra also contributed all of its acquired membership interest in FBS valued at $4.5 million as of the acquisition date of FBS to the Company as a capital contribution. The Company also received cash contributions from Ultra in the amounts of $12.2 million, $0.5 million and $3.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Distribution to Ultra

During the year ended December 31, 2020, Paya Holdings III, LLC, a wholly owned subsidiary of the Company, forgave an intercompany balance as a part of a settlement, resulting in a distribution of $24.9 million to Ultra.

Receivable from affiliate

From time to time prior to the Business Combination, the Company, as a wholly-owned subsidiary of Ultra, funded certain transactions on behalf of its parent company that resulted in an intercompany receivable between the two entities. These transactions included but were not limited to, audit and tax fees and share repurchases. The Company had a related party intercompany receivable of $0 and $24.3 million as of December 31, 2020 and 2019, respectively.

Advisory Agreement

The Company entered into an Advisory Agreement with GTCR Management XI LP, an affiliate of Ultra, on August 1, 2017 for business consulting services. In exchange for those services the Company agreed to pay GTCR management XI LP an annual advisory fee of $1.0 million payable in advance in quarterly installments. The Company recorded total charges of $0.75 million, $1.0 million and $1.0 million related to the Advisory Agreement in selling, general & administrative expenses on the consolidated statement of operations for the years ended December 31, 2020, 2019 and 2018, respectively. The Company recorded no related party payable to GTCR as of December 31, 2020, 2019 and 2018 on the consolidated balance sheet.

The Company reimbursed Ultra for expenses incurred as a result of the Acquisition and for services related to the Advisory Agreement. The Company recorded total charges for expenses incurred of $0, $0 and $0.4 million for the years ended December 31, 2020, 2019 and 2018, respectively, in selling, general & administrative expenses on the consolidated statement of operations. The Company recorded no related party payable to GTCR as of December 31, 2020, 2019 and 2018 on the consolidated balance sheet. The Advisory Agreement was terminated on October 16, 2020 in connection with the consummation of the Business Combination.

New Registration Rights Agreement

On October 16, 2020, Paya entered into a Registration Rights Agreement (the “New Registration Rights Agreement”) pursuant to which Ultra and certain of the stockholders party to the Sponsor Registration Rights Agreement were granted registration rights with respect to Paya securities. Pursuant to the New Registration Rights Agreement, the parties are entitled to have registered, in certain circumstances and subject to certain conditions set forth therein, the resale of the shares of Common Stock of Paya held by them. The registration rights described in this paragraph apply to (i) any shares of Common Stock issued in connection with the Transactions, (ii) any warrants or any shares of Common Stock issued or issuable upon exercise thereof, (iii) any capital stock of Paya or its subsidiaries issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization, and (iv) any other shares of Common Stock held by persons holding securities described above (the “registrable securities”). Ultra and certain other holders are entitled to request that the Company register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be

“shelf registrations.” In certain circumstances, Ultra will also be entitled to make demand registrations. The parties to the New Registration Rights Agreement will also be entitled to participate in certain registered offerings by Paya, subject to certain limitations and restrictions. Paya will pay expenses of the parties incurred in connection with the exercise of their rights under the New Registration Rights agreement.

Nominating Agreement

Pursuant to a Nominating Agreement entered into at the Closing, Ultra, GTCR Fund XI-C LP (“Blocker Seller”) and certain of Blocker Seller’s affiliates (collectively, “GTCR”) will have the right to designate nominees for election to the Company’s board of directors for so long as GTCR beneficially own 5% or more of the total number of the Company’s shares of Common Stock then outstanding. The number of nominees that GTCR is entitled to nominate under the Nominating Agreement is dependent on its beneficial ownership of shares of Common Stock. For so long as GTCR beneficially owns more than 5% of the outstanding shares of Common Stock, GTCR shall have the right to nominate a specific number of directors equal to the product of (x) the total number of directors of the Company multiplied by (y) GTCR’s beneficial ownership percentage of outstanding Company Common Stock (rounded up to the nearest whole number). In addition, GTCR will have the right to designate the replacement for any of its designees whose board service has terminated prior to the end of the director’s term, regardless of GTCR’s beneficial ownership at such time. GTCR will also have the right to have its designees participate on committees of the board of directors, subject to compliance with applicable law and stock exchange listing rules.

Tax Receivable Agreement

In connection with the Closing, the Company entered into the Tax Receivable Agreement with Ultra, Blocker Seller, GTCR Ultra-Holdings II, LLC (“GTCR Holdings”) and GTCR/Ultra Blocker, Inc. (“Blocker”). GTCR Holdings and Blocker are each subsidiaries of the Company. The Tax Receivable Agreement generally provides for the payment by the Company to Ultra and Blocker Seller, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income taxes that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing as a result of: (i) certain tax attributes of Blocker, GTCR Holdings and subsidiaries of GTCR Holdings that existed prior to the Transactions; (ii) certain increases in the tax basis of GTCR Holdings’ assets resulting from the Transactions; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments the Company makes under the Tax Receivable Agreement.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit & Risk Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit & Risk Committee considered the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires the Company’s Audit & Risk Committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to the Company and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to the Company of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit & Risk Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit & Risk Committee determines in good faith.

In addition, under our code of business conduct and ethics, which will be adopted prior to the consummation of this offering, our employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described above were entered into prior to the adoption of the Company’s written related party transactions policy, but all were approved by the applicable board of directors considering similar factors to those described above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information about the beneficial ownership of our Common Stock as of September 7, 2021 for:

•        each person or group known to us who beneficially owns more than 5% of our common stock;

•        each of our directors;

•        each of our Named Executive Officers; and

•        all of our directors and executive officers as a group.

The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 127,409,520 shares of common stock outstanding as of September 7, 2021.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common Stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of September 7, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Paya Holdings Inc., 303 Perimeter Center North Suite 600, Atlanta, Georgia 30346.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
GTCR-Ultra Holdings, LLC(1)	45,234,022	35.5%
Capital Research Global Investors(2)	6,867,000	5.3%
Entities affiliated with Point 72 Asset Management L.P.(3)	6,459,793	5.1%
Named Executive Officers and Directors
Jeffrey Hack	—	—
Glenn Renzulli	—	—
Ben Weiner	29,135	*
Oni Chukwu	—	—
Aaron D. Cohen	—	—
Michael Gordon	—	—
Christine Larsen	—	—
KJ McConnell	—	—
Collin E. Roche	—	—
Anna May Trala	—	—
Stuart Yarbrough	—	—
All Directors and Executive Officers as a Group (15 individuals)	29,135	*

____________

*        Less than 1%

(1)      Consists of shares held directly by Ultra. In addition, the Company is obligated to issue to Ultra 14,000,000 additional shares of common stock to be issued in 7,000,000 share increments, when the Company’s stock price reaches $15.00 and $17.50 per share, respectively, as calculated in accordance with the merger agreement entered into for the acquisition of the Company by FinTech. If all 14,000,000 additional shares are issued, Ultra would beneficially own 59,234,022 shares, or 46.8% of the Company’s outstanding shares of common stock. Voting and dispositive power with respect to the shares of common stock held by Ultra is exercised by GTCR Investment XI LLC. Decisions of GTCR Investment XI LLC are

made by a vote of a majority of its directors, and, as a result, no single person has voting or dispositive authority over such securities. Messrs. David A. Donnini, Collin E. Roche, Craig A. Bondy, Constantine S. Mihas, Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, and Benjamin J. Daverman are each managing directors of GTCR LLC, which provides management services to GTCR Investment XI LLC and each disclaims beneficial ownership of the securities controlled by such entity, except to the extent of his pecuniary interest in such securities. The business address of each of the foregoing entities and persons is c/o GTCR Management XI LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654, and telephone number is (312) 382-2200.

(2)      As reported in the Schedule 13G filed on February 16, 2021, Capital Research Global Investors (“CRGI”) has sole power to vote and to dispose of 6,867,000 shares. CRGI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors.” The principal business address of CRGI is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(3)      As reported in the Schedule 13G filed on March 2, 2021, represents (i) 6,326,000 shares over which Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”), and Steven A. Cohen have shared voting and dispositive power, and (ii) 133,793 over which Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) and Mr. Cohen have shared voting and dispositive power. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors Inc. and Cubist Systematic Strategies. The principal business address of Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. The principal business address of Cubist Systematic Strategies is 55 Hudson Yards, New York, New York 10001.

Legal Matters

The validity of our Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Kirkland & Ellis LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.

Experts

The consolidated financial statements of Paya Holdings Inc. at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This Prospectus/Offer to Exchange is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

You may request copies of these documents, at no cost to you, from our website (www.paya.com), or by writing or telephoning us at the following address:

Paya Holdings Inc.
303 Perimeter Center North, Suite 600, Atlanta, GA 30346
Attn: General Counsel
(800) 261-0240

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically included into this Prospectus/Offer to Exchange.

Index to Financial Statements

PAYA HOLDINGS INC.

Paya Holdings Inc.
Condensed Consolidated Statements of Income and Other Comprehensive Income
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$63,984	$51,087	$119,239	$100,226
Cost of services exclusive of depreciation and amortization	(30,199)	(24,911)	(56,336)	(49,409)
Selling, general & administrative expenses	(20,846)	(14,005)	(37,760)	(29,585)
Depreciation and amortization	(7,519)	(6,011)	(14,551)	(12,007)
Income from operations	5,420	6,160	10,592	9,225
Other income (expense)
Interest expense	(3,822)	(4,694)	(7,865)	(9,339)
Other income (expense)	(8,467)	12	(7,975)	(5)
Total other expense	(12,289)	(4,682)	(15,840)	(9,344)
Income (loss) before income taxes	(6,869)	1,478	(5,248)	(119)
Income tax (expense) benefit	3,715	(853)	3,139	69
Net income (loss)	$(3,154)	$625	$(2,109)	$(50)

Weighted average shares outstanding of common stock	127,213,455	54,534,022	122,511,009	54,534,022
Basic net income (loss) per share	$(0.02)	$0.01	$(0.02)	$0.00
Diluted net income (loss) per share	$(0.02)	$0.01	$(0.02)	$0.00

See accompanying notes to the unaudited condensed consolidated financial statements.

Paya Holdings Inc.
Condensed Consolidated Balance Sheets
(In thousands except share data)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$135,573	$23,617
Trade receivables, net	24,174	17,493
Prepaid expenses	2,643	2,218
Income taxes receivable	3,545	541
Other current assets	973	457
Total current assets before funds held for clients	166,908	44,326
Funds held for clients	83,497	78,505
Total current assets	$250,405	$122,831
Non-current assets:
Property and equipment, net	14,413	12,805
Goodwill	216,446	206,308
Intangible assets, net	144,682	132,616
Other non-current assets	1,261	781
Total Assets	$627,207	$475,341
Liabilities and stockholders’ equity
Current liabilities:
Trade payables	4,459	3,967
Accrued liabilities	13,319	10,435
Accrued revenue share	9,445	7,535
Other current liabilities	2,692	3,071
Total current liabilities before client funds obligations	29,915	25,008
Client funds obligations	83,194	78,658
Total current liabilities	$113,109	$103,666
Non-current liabilities:
Deferred tax liability, net	11,204	14,618
Long-term debt	242,725	220,152
Tax receivable agreement liability	19,179	19,627
Other non-current liabilities	1,227	1,246
Total liabilities	$387,444	$359,309
Stockholders’ Equity:
Common stock, $0.001 par value; 500,000,000 authorized; 127,380,384 and 116,697,441 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	127	12
Additional Paid-in-Capital	255,178	129,453
Accumulated deficit	(15,542)	(13,433)
Total stockholders’ equity	239,763	116,032
Total liabilities and stockholders’ equity	$627,207	$475,341

See accompanying notes to the unaudited condensed consolidated financial statements.

Paya Holdings Inc.
Condensed Consolidated Statements of Changes in Stockholders’ Equity
(In thousands except share data)
(Unaudited)

	Common stock		Additional paid-in-capital	Retained earnings	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2019	54,534,022	$5	$147,268	$(12,909)	$134,364
Net loss	—	—	—	(675)	(675)
Stock based compensation – Class C incentive units	—	—	392	—	392
Balance at March 31, 2020	54,534,022	$5	$147,660	$(13,584)	$134,081
Net loss	—	—	—	625	625
Stock based compensation – Class C incentive units	—	—	276	—	276
Balance at June 30, 2020	54,534,022	$5	$147,936	$(12,959)	$134,982

Balance at December 31, 2020	116,697,441	$12	$129,453	$(13,433)	$116,032
Net income	—	—	—	1,045	1,045
Stock based compensation – Class C incentive units	—	—	259	—	259
Stock based compensation – Common stock	—	—	451	—	451
Equity offering	10,000,000	1	116,970	—	116,971
Warrant exercise	51	—	1	—	1
Balance at March 31, 2021	126,697,492	$13	$247,134	$(12,388)	$234,759
Net income	—	—	—	(3,154)	(3,154)
Stock based compensation – Class C incentive units	—	—	74	—	74
Stock based compensation – Common stock	—	—	790	—	790
Equity offering	—	—	(206)	—	(206)
Reclassification – see Note 1	—	113	(113)	—	—
Shares issued for acquisition	682,892	1	7,499	—	7,500
Balance at June 30, 2021	127,380,384	$127	$255,178	$(15,542)	$239,763

See accompanying notes to the unaudited condensed consolidated financial statements.

Paya Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(2,109)	$(50)
Depreciation & amortization expense	14,551	12,007
Deferred taxes	(3,414)	71
Bad debt expense	658	896
Stock based compensation	1,574	668
Change in tax receivable agreement liability	(448)	—
Amortization of debt issuance costs	444	549
Loss on debt extinguishment	6,187	—
Changes in assets and liabilities, net of impact of business acquisitions:
Trade receivables	(4,581)	(7,410)
Prepaid expenses	(227)	(304)
Other current assets	3	259
Other non-current assets	(77)	161
Trade payables	(916)	(216)
Accrued liabilities	1,222	(4,600)
Accrued revenue share	1,830	1,157
Income tax payable/receivable, net	(3,004)	(210)
Other current liabilities	57	(154)
Movements in cash held on behalf of customers, net	(876)	445
Other non-current liabilities	8	(60)
Net cash provided by operating activities	$10,882	$3,209
Cash flows from investing activities:
Purchases of property and equipment	(3,669)	(2,384)
Purchases of customer lists	(8,665)	(115)
Acquisition of business, net of cash received	(18,289)	—
Net cash (used in) investing activities	$(30,623)	$(2,499)
Cash flows from financing activities:
Payments on long-term debt	(228,677)	(1,182)
Borrowings under long-term debt	250,000	—
Payment of debt issuance costs	(6,390)	—
Distribution to Ultra	—	(585)
Proceeds from equity offering	116,764	—
Net cash provided by (used in) financing activities	$131,697	$(1,767)

Net change in cash and cash equivalents	111,956	(1,057)
Cash and cash equivalents, beginning of period	23,617	25,957
Cash and cash equivalents, end of period	$135,573	$24,900

Supplemental disclosures:
Cash interest paid	$7,308	$5,789
Cash taxes paid, including estimated payments	$2,958	$69

Non-cash investing activity:
Non-cash stock issuance related to Paragon acquisition	$7,500	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies

Organization

Paya Holdings, Inc., a Delaware corporation, conducts operations through its wholly-owned subsidiaries. These operating subsidiaries are comprised of Paya, Inc., Paya EFT, Inc., Stewardship Technology, Inc., First Mobile Trust, LLC, The Payment Group, LLC, and Blue Parasol Group, LLC (Paragon Payment Solutions).

On October 16, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of August 3, 2020 (“Merger Agreement”), by and among Paya Holdings Inc. (f/k/a FinTech Acquisition Corp. III Parent Corp.) (“we,” “us,” “Paya” or the “Company”), FinTech Acquisition Corp. III (“FinTech”), FinTech III Merger Sub Corp., GTCR-Ultra Holdings, LLC (“Ultra”), GTCR-Ultra Holdings II, LLC (n/k/a Paya Holdings II, LLC, “Holdings”), GTCR/Ultra Blocker, Inc. and GTCR Fund XI/C LP. See Note 3, Business combination for more information.

The Company is a leading independent integrated payments platform providing card, ACH, and check payment processing solutions via software to middle-market businesses in the United States. Paya’s solutions integrate with customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting system. In this manner, Paya enables its customers to collect revenue from their B2C and B2B customers with a seamless experience and high-level of security across payment types.

The Company is headquartered in Atlanta, Georgia and also has operations in Reston, VA, Fort Walton Beach, FL, Mount Vernon, OH, Miamisburg, OH, Dallas, TX and Tempe, AZ.

Basis of presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. As permitted under accounting principles generally accepted in the United States of America (“U.S. GAAP”), certain notes and other information have been omitted from the interim unaudited condensed consolidated financial statements presented in this Quarterly Report on Form 10-Q. Therefore, these financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC.

In management’s opinion, the condensed consolidated financial statements include all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The results of operations for any interim period are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2021 or any future period.

Emerging growth company

The Company currently qualifies as an emerging growth company (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Based on the Company’s aggregate worldwide market value of voting and non-voting common equity held by non-affiliates as of June 30, 2021, the Company expects that it will become a “large accelerated filer” and lose emerging growth company status beginning with its Annual Report on Form 10-K for the year ended December 31, 2021. At such time, the Company will be subject to the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and will no longer be eligible to take advantage of the extended transition period for adoption of new or revised financial accounting standards under the JOBS Act. However, because the Company will continue to qualify as a smaller reporting company with respect to its Annual Report on Form 10-K for the year ended December 31, 2021, the Company will continue to make use of reduced disclosure obligations regarding executive compensation in such Annual Report and in its proxy statement for the year 2022.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. The more significant estimates made by management relate to income taxes, tax receivable agreement liability, contingent liability, and impairment of intangibles and long-lived assets. The Company periodically evaluates the methodologies employed in making its estimates.

Principles of Consolidation

These condensed consolidated financial statements include the accounts of the Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents are short-term, highly liquid investments with a maturity of ninety days or less at the time of purchase. The fair value of our cash and cash equivalents approximates carrying value. At times, cash and cash equivalents exceed the amount insured by the Federal Deposit Insurance Corporation. We maintain an immaterial balance of restricted cash for ACH and card processing as required by certain financial institutions.

Concentration of credit risk

Our cash, cash equivalents, trade receivables, funds receivable and customer accounts are potentially subject to concentration of credit risk. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. No individual customers represented more than 10% of the Company’s revenue.

Trade receivables, net

Trade receivables are recorded at net realizable value, which includes allowances for doubtful accounts. The Company estimates an allowance for doubtful accounts related to balances that it estimates it cannot collect from merchants. These uncollectible amounts relate to chargebacks, uncollectible merchant fees, and ACH transactions

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

that have been rejected subsequent to the payout date. The Company uses historical write-off data to estimate losses incurred relating to uncollectible accounts. The allowance for doubtful accounts was $1.4 million and $1.2 million at June 30, 2021 and December 31, 2020, respectively.

Prepaid expenses

Prepaid expenses primarily consist of prepaid insurance, rent and supplier invoices.

Other current assets

Other current assets primarily consist of current deferred tax assets, current deferred debt issuance costs for the revolving credit facility (the “Revolver”), other receivables and equipment inventory.

Funds held for clients and client funds obligation

Funds held for clients and client funds obligations result from the Company’s processing services and associated settlement activities, including settlement of payment transactions. Funds held for clients are generated principally from merchant services transactions and are comprised of both settlements’ receivable and cash as of period end. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks. The Company records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement. Differences in the funds held for clients and client funds obligation are due to timing differences between when transactions are settled and when payment instruments are presented for settlement and are considered to be immaterial. The changes in settlement assets and obligations are presented on a net basis within operating activities in the condensed consolidated statements of cash flows.

Property and equipment, net

Property and equipment, is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. These lives are 3 years for computers and equipment, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Also, the Company capitalizes software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. The useful lives are 3 to 5 years for internal-use software. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the condensed consolidated statements of income and other comprehensive income.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. There was no impairment of long-lived assets recognized in any period presented in the condensed consolidated financial statements.

Goodwill and other intangible assets, net

Goodwill represents the premium paid over the fair value of the net tangible and identifiable intangible assets acquired in the Company’s business combinations. The Company evaluates goodwill and intangible assets in accordance with ASC 350, Goodwill and Other Intangible Assets (“ASC 350”). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company tests goodwill annually for impairment as of September 30 of each year, and at interim periods upon a potential indication of impairment, using a qualitative approach. The Company tests

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

goodwill for impairment by comparing the estimated fair value of the reporting units to the related carrying value. If the fair value of the reporting units is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds fair value. The loss recognized cannot exceed the carrying amount of the goodwill. There was no goodwill impairment recognized in any period presented in the condensed consolidated financial statements.

Intangible assets with finite lives consist of developed technology and customer relationships and are amortized on a straight-line basis over their estimated useful lives. From time to time, the Company acquires customer lists from sales agents in exchange for an upfront cash payment. The purchase of customer lists are treated as asset acquisition, resulting in recording an intangible asset at cost on the date of acquisition. The acquired customer lists intangible assets have a useful life of 5 years. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, the Company makes an assessment of the recoverability of the net book value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the asset over the remaining amortization period, the Company reduces the net book value of the related intangible asset to fair value and may adjust the remaining amortization period.

The Company evaluates its intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the net book value may not be recoverable. There were no indicators of impairment identified nor was impairment recognized in intangible assets in any period presented in the condensed consolidated financial statements.

Long-term debt and issuance costs

Eligible debt issuance costs associated with the Company’s credit facilities are deferred and amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance costs associated with Company’s term debt are presented on the Company’s condensed consolidated balance sheets as a direct reduction in the carrying value of the associated debt liability.

Revenue

The Company’s business model provides payment services, card processing, and ACH, to merchants through enterprise or vertically focused software partners, direct sales, reseller partners, other referral partners, and a limited number of financial institutions. The Company recognizes processing revenues on bankcard merchant accounts and ACH merchant accounts at the time merchant transactions are processed and periodic fees over the period the service is performed. See Note 2, Revenue recognition for more information on the Company’s revenue recognition policy.

Cost of services exclusive of depreciation and amortization

Cost of services includes card processing costs, ACH costs, and other fees paid to card networks, and equipment expenses directly attributable to payment processing and related services to merchants. These costs are recognized as incurred. Cost of services also includes revenue share amounts paid to reseller and referral partners and are calculated monthly based on monthly merchant activity. These expenses are recognized as transactions are processed. Accrued revenue share represent amounts earned during the period but not yet paid at the end of the period.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of salaries, stock based compensation expense, wages, commissions, marketing costs, professional services costs, technology costs, occupancy costs of leased space, and bad debt expense.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

Depreciation & Amortization

Depreciation and amortization consist primarily of amortization of intangible assets, mainly including customer relationships, internal-use software, customer lists, trade names and to a lesser extent depreciation on our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis in accordance with our accounting policies. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the condensed consolidated statements of income and other comprehensive income. Customer lists are amortized over a period of 5-16 years depending on the intangible, developed technology 3-7 years, and trade names over 25 years.

Derivative financial instruments

The Company accounts for its derivative instruments in accordance with ASC 815, Derivatives and Hedging. ASC 815 establishes accounting and reporting standards for derivative instruments requiring the recognition of all derivative instruments as assets or liabilities in the Company’s condensed consolidated balance sheets at fair value. The Company records its derivative instruments as assets or liabilities, depending on its rights or obligations under the applicable derivative contract. Changes in fair value are recognized in earnings in the affected period.

The Company uses an interest rate cap contract to manage risk from fluctuations in interest rates on its Term Loan credit agreement. Interest rate caps involve the receipt of variable-rate amounts beyond a specified strike price over the life of the agreement without exchange of the underlying principal amount. The interest rate cap is not designated as a hedging instrument. Changes in the fair value of the interest rate cap are recorded through other income (expense) in the condensed consolidated statement of income and other comprehensive income, other current assets and other current liabilities on the condensed consolidated balance sheet, and in changes in other current assets in the combined statement of cash flows.

Income taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company recognizes a tax benefit for uncertain tax positions if the Company believes it is more likely than not that the position will be upheld on audit based solely on the technical merits of the tax position. The Company evaluates uncertain tax positions after the consideration of all available information. Such tax positions must initially and subsequently be estimated as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities, assuming full knowledge of the position and relevant facts. The Company’s policy is to recognize any interest and penalties related to income taxes as income tax expense in the relevant period.

Fair-Value Measurements

ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of fair value is based on the principal or most advantageous market in which the Company could participate and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. Also, determination of fair value assumes that market participants will consider the highest and best use of the asset.

The Company uses the hierarchy prescribed in ASC 820 for fair value measurements, based on the available inputs to the valuation and the degree to which they are observable or not observable in the market.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

The three levels of the hierarchy are as follows:

Level 1 Inputs —	Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;
Level 2 Inputs —	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 Inputs —

Unobservable inputs for the asset or liability used to measure fair value allowing for inputs reflecting the Company’s assumptions about what other market participants would use in pricing the asset or liability, including assumptions about risk.

Recently Issued Pronouncements Not Yet Adopted

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company may apply ASU 2020-04 as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of ASU 2020-04 on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to enhance and simplify various aspects of the accounting for income taxes. The amendments in this update remove certain exceptions to the general principles in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and amends existing guidance to improve consistent application of the accounting for franchise taxes, enacted changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for annual and interim periods beginning after December 15, 2021, with early adoption permitted. As the Company will cease to be an EGC as of December 31, 2021, the Company will adopt the standard on December 31, 2021, with effect from January 1, 2021 in the annual financial statements. The Company is currently evaluating the effect of ASU 2019-12 on our condensed consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance amends the hedge accounting model in Accounting Standards Codification (“ASC”) 815 to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting in certain situations. The ASU eliminates the requirement to separately measure and report hedge ineffectiveness. The ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its condensed consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test which measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. As a result, an impairment charge will be recorded based on the excess of a reporting unit’s carrying amount over its fair value. The amendments of this ASU are effective for reporting periods beginning after December 15, 2022.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

Early adoption of this ASU is permitted for interim and annual impairment tests performed on testing dates after January 1, 2017. As the Company will cease to be an EGC as of December 31, 2021, the Company will adopt the standard on December 31, 2021, with effect from January 1, 2021 in the annual financial statements. The Company does not expect the adoption of this ASU to have a significant impact on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU presents a new methodology for calculating credit losses on financial instruments (e.g. trade receivables) based on expected credit losses and expands the types of information companies must use when calculating expected losses. This ASU is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. As the Company will cease to be an EGC as of December 31, 2021, the Company will adopt the standard on December 31, 2021, presenting the initial application of ASC 326 with effect from January 1, 2021 in the annual financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees to put most leases on their balance sheets. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases for lessors and provides new presentation and disclosure requirements for both lessees and lessors. In June 2020, the FASB issued ASU 2020-05 which delayed the effective date of ASC 842. This standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. As the Company will cease to be an EGC as of December 31, 2021, the Company will adopt the standard on December 31, 2021, presenting the initial application of ASC 842 with effect from January 1, 2021 in the annual financial statements. The Company does not expect the adoption of this ASU to have a significant impact on its condensed consolidated financial statements.

Reclassification

During the three and six months ended June 30, 2021, the Company identified an immaterial error in the par value of its Common stock impacting the balance of Common stock and Additional Paid-in-Capital in the Company’s interim and annual financial statements beginning as of and for the year ended December 31, 2020. The Company corrected the error, which results in an increase of $113 thousand to Common stock and a corresponding decrease to Additional Paid-in-Capital as of June 30, 2021.

2. Revenue recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (“ASC 605”). The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective approach. As a result of adopting the new standard, the Company did not have material changes to the timing of its revenue recognition, nor an impact to the financial statements.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies performance obligations for each promise to transfer to the customer a good or service that is distinct. The Company’s performance obligation relating to its payment processing services revenue is to provide continuous access to the Company’s system to process as much as its customers require. Since the number or volume of transactions to be processed is not determinable at contract inception, the Company’s payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

2. Revenue recognition (cont.)

same with the same pattern of transfer to the customer. As such, the stand-ready obligation is accounted for as a single-series performance obligation whereby the variability of the transaction value is satisfied daily as the performance obligation is performed. In addition, the Company applies the right to invoice practical expedient to payment processing services as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

The Company uses each day as a time-based measure of progress toward satisfaction of the single performance obligation of each contract. This method most accurately depicts the pattern by which services are transferred to the merchant, as performance depends on the extent of transactions processed for that merchant on a given day. Likewise, consideration to which the Company expects to be entitled is determined according to our efforts to provide service each day.

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by the standard, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As discussed above, the Company’s core performance obligation is a stand-ready obligation comprised of a series of distinct days of service, and revenue related to this performance obligation is generally billed and recognized as the services are performed. The variable consideration allocated to this performance obligation meets the specified criteria for disclosure exclusion. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material.

The Company’s customers are all domestic, small to medium size businesses who are underwritten to the credit standards of the Company and who each have merchant processing agreements. The Company, through its risk informed bad debt and allowance accounting, appropriately reserves for any potential risk to its revenue and cash flows. Since the cash is collected for the majority of transactions within a month, there is not a significant time lag or risk of uncollectibility in the recognition of revenue.

We do not have any material contract assets or liabilities for any period presented and we did not recognize any impairments of any contract assets or liabilities for the three or six months ended June 30, 2021 and 2020, respectively.

The Company generates its revenue from three revenue sources which include Transaction based revenue, Service based fee revenue and Equipment revenue and are defined below:

Transaction based revenue

Transaction based revenue represents revenue generated from transaction fees based on volume, including interchange fees and convenience based fees. The Company generates transaction based revenue from fees charged to merchants for card-based processing volume and ACH transactions. Transaction based revenues are recognized on a net basis equal to the full amount billed to the bankcard merchant, net of interchange fees and assessments. Interchange fees are fees paid to card-issuing banks and assessments paid to payment card networks. Interchange fees are set by credit card networks based on various factors, including the type of bank card, card brand, merchant transaction processing volume, the merchant’s industry and the merchant’s risk profile and are recognized at the time merchant transactions are processed. Transaction based revenue was recorded net of interchange fees and assessments of $123,244 and $227,762 for the three and six months ended June 30, 2021, respectively. Transaction based revenue was recorded net of interchange fees and assessments of $98,633 and $199,674 for the three and six months ended June 30, 2020, respectively.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

2. Revenue recognition (cont.)

Service based fee revenue

Service based fee revenue represents revenue generated from recurring and periodic service fees. The Company generates service based fee revenue from charging a service fee, a fee charged to the client for facilitating bankcard processing, which are recognized on a gross basis. The Company also generates service based fees related to ACH inclusive of monthly support fees and monthly statement fees.

Equipment revenue

Equipment revenue comprises sales of equipment which primarily consists of payment terminals.

The Company generates its revenue from two segments which are Integrated Solutions and Payment Services and are defined below:

Integrated Solutions

Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

Payment Services

Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

The following table presents the Company’s revenue disaggregated by segment and by source as follows:

	Integrated Solutions
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue from contracts with customers
Transaction based revenue	$37,032	$27,370	$67,225	$53,932
Service based fee revenue	2,486	2,723	5,116	5,488
Equipment revenue	46	34	114	96
Total revenue	$39,564	$30,127	$72,455	$59,516
	Payment Services
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue from contracts with customers
Transaction based revenue	$20,137	$17,131	$38,209	$32,878
Service based fee revenue	4,251	3,815	8,524	7,787
Equipment revenue	32	14	51	45
Total revenue	$24,420	$20,960	$46,784	$40,710

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

3. Business combination & acquisitions

Business combination transaction overview

On October 16, 2020, FinTech consummated the Business Combination pursuant to the terms of the Merger Agreement and acquired all of the issued and outstanding equity interests in Paya. As of June 30, 2021, there have been no material changes outside the ordinary course of business related to the Business Combination from the amounts reported within our Annual Report on Form 10-K for the year ended December 31, 2020.

The Payment Group transaction overview

Paya purchased The Payment Group, LLC (“TPG” or “The Payment Group”) on October 1, 2020 for total cash consideration of $22,270, which was accounted for as a business combination as defined by ASC 805. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

As of June 30, 2021, there have been no material changes outside the ordinary course of business related to the TPG acquisition from the amounts reported within our Annual Report on Form 10-K for the year ended December 31, 2020. The measurement period remains open, primarily due to continued refinement of intangibles valuation. In the three months ended March 31, 2021, the Company made measurement period adjustments totaling $29 to increase goodwill to reflect facts and circumstances in existence as of the effective date of the acquisition. There were no measurement period adjustments in the three months ended June 30, 2021.

Paragon Payment Solutions transaction overview

On April 23, 2021, the Company closed the acquisition of Paragon Payment Solutions (“Paragon”), which was accounted for as a business combination as defined by ASC 805. The aggregate purchase price paid at closing was $26,624, consisting of $19,124 in cash and $7,500 of common stock. In addition, up to $5,000 may become payable, subject to the achievement of certain future performance metrics. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

Goodwill of $10,109 resulted from the acquisition and is partially deductible for tax purposes. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the expected revenue synergies. The measurement period for goodwill remains open and there have been no measurement period adjustments as of June 30, 2021.

Transaction costs related to the transaction totaled $983 and are recorded in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income for 2021.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

3. Business combination & acquisitions (cont.)

The following table summarizes the fair values of the assets acquired and liabilities assumed by the Company and resulting goodwill at April 23, 2021:

Assets
Current Assets:
Cash and cash equivalents	$835
Trade receivables	2,758
Prepaid expenses	198
Other current assets	346
Funds held for clients	3,846
Total current assets	7,984
Other assets:
Property and equipment	52
Goodwill	10,109
Intangible assets	15,890
Other non-current assets	60
Total assets	$34,095

Liabilities
Current liabilities:
Trade payables	$1,407
Accrued liabilities	1,513
Accrued revenue share	80
Other current liabilities	58
Client funds obligations	4,266
Total current liabilities	7,324
Total non-current liabilities	147
Total liabilities	7,471

Net assets	$26,624

4. Property and equipment, net

Property and equipment, net consists of the following:

	June 30, 2021	December 31, 2020
Computers and equipment	$7,763	$7,134
Internal-use software	13,660	10,708
Office equipment	141	130
Furniture and fixtures	1,357	1,320
Leasehold improvements	1,396	1,353
Other equipment	26	26
Total property and equipment	24,343	20,671
Less: accumulated depreciation	(9,930)	(7,866)
Total property and equipment, net	$14,413	$12,805

Depreciation and amortization expense, including depreciation of assets under capital leases and internal-use software, totaled $1,075 and $2,113 for the three and six months ended June 30, 2021, respectively. Depreciation and amortization expense, including depreciation and amortization of assets under capital leases and internal-use software, totaled $990 and $1,970 for the three and six months ended June 30, 2020, respectively.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

5. Goodwill and other intangible assets, net

Goodwill recorded in the condensed consolidated financial statements was $216,446 and $206,308 as of June 30, 2021 and December 31, 2020, respectively. There were no indicators of impairment noted in the periods presented.

The following table presents changes to goodwill for the six months ended June 30, 2021:

	Integrated Solutions	Payments Services	Total
Balance at December 31, 2020	$152,408	$53,900	$206,308
Measurement period adjustment (Note 3)	29	—	29
Acquisitions – Paragon purchase accounting	7,030	3,079	10,109
Balance at June 30, 2021	$159,467	$56,979	$216,446

Intangible assets other than goodwill at June 30, 2021 included the following:

	Weighted Average Useful Life (Years)	Useful Lives	Gross Carrying Amount at June 30, 2021	Accumulated Amortization	Net Carrying Value as of June 30, 2021
Customer Relationships	9.4	5 – 16 years	$178,032	$(59,723)	$118,309
Developed Technology	4.9	3 – 7 years	35,920	(16,521)	19,399
Trade name	25	25 years	7,420	(446)	6,974
	8.4		$221,372	$(76,690)	$144,682

Intangible assets other than goodwill at December 31, 2020 included the following:

	Weighted Average Useful Life (Years)	Useful Lives	Gross Carrying Amount at December 31, 2020	Accumulated Amortization	Net Carrying Value as of December 31, 2020
Customer Relationships	10.4	5 – 15 years	$167,158	$(50,477)	$116,681
Developed Technology	4.2	3 – 5 years	25,520	(13,435)	12,085
Trade name	25	25 years	4,190	(340)	3,850
	8.6		$196,868	$(64,252)	$132,616

Amortization expense totaled $6,443 and $12,438 for the three and six months ended June 30, 2021, respectively. Amortization expense totaled $5,021 and $10,037 for the three and six months ended June 30, 2020, respectively.

The following table shows the expected future amortization expense for intangible assets at June 30, 2021:

Expected Future Amortization Expense
2021 – remaining	$11,994
2022	23,509
2023	23,306
2024	21,686
2025	20,727
Thereafter	43,460
Total expected future amortization expense	$144,682

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

6. Long-term debt

On June 25, 2021, Paya Holdings III, LLC, as Parent borrower, Paya, Inc., as borrower (together, the “Borrowers”), and Holdings, each a wholly-owned subsidiary of the Company, entered into a new senior secured credit agreement (the “Credit Agreement”) with Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and L/C issuer (the “Agent”), and the other lenders and L/C issuers party thereto. The Credit Agreement governs new senior secured credit facilities (the “Senior Secured Credit Facilities”), consisting of a $250.0 million senior secured term loan facility (the “Term Loan”) and a $45.0 million senior secured revolving credit facility (the “Revolver”). The Revolver includes borrowing capacity available for letters of credit. Any issuance of letters of credit will reduce the amount available under the Revolver.

The proceeds from the Term Loan were used (1) to repay, in full, the outstanding loans under the Credit Agreement, dated as of August 1, 2017, among Holdings, the Borrowers, the financial institutions from time to time party thereto as lenders, and Antares Capital LP, as administrative agent (as amended from time to time, the “Prior Credit Agreement”), permanently terminate all commitments thereunder, release and terminate all liens securing such Prior Credit Agreement, and discharge all guarantees thereunder, (2) to pay certain fees and expenses incurred in connection with the Credit Agreement and the repayment of the Prior Credit Agreement, and (3) for working capital and general corporate purposes (including capital expenditures and acquisitions permitted thereunder). At closing of the Credit Agreement, the Revolver was undrawn.

The Term Loan has a seven-year maturity and the Revolver has a five-year maturity. The Credit Agreement provides that the Company may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender’s term loans and/or revolving commitments, subject to certain conditions, and any extended term loans or revolving commitments will constitute a separate class of term loans or revolving commitments.

All of the Borrowers’ obligations under the Senior Secured Credit Facilities are guaranteed by the subsidiary guarantors named therein. In addition, the obligations under the Senior Secured Credit Facilities are secured by a pledge of 100% of the capital stock of certain domestic subsidiaries owned by the Holdings and a security interest in substantially all of the Borrowers’ and the guarantors’ tangible and intangible assets.

At the Borrowers’ option, the Borrowers may request an increase of the commitments under the Revolver or the Term Loan or may add one or more new term loan facilities or revolving credit facilities in an aggregate amount not to exceed the sum of (x) the greater of 61 million and 100% of consolidated EBITDA (as defined in the Credit Agreement) plus (y) unused amounts under the Credit Agreement’s general indebtedness basket, so long as certain conditions, including a consolidated first lien net leverage ratio (as defined in the Credit Agreement) of not more than 4.25 to 1.00 (on a pari passu basis) or 5.00 to 1.00 (on a junior basis), in each case on a pro forma basis, is satisfied.

Borrowings under the Senior Secured Credit Facilities bear interest, equal to (i) an ABR rate equal to the greater of (a) the prime rate announced by the Agent or the highest interest rate published by the Federal Reserve Board as the “bank prime loan” rate, (b) the Federal Reserve Bank of New York rate plus 0.5% per annum, and (c) the Eurodollar rate for an interest period of one-month beginning on such day plus 100 basis points, plus 2.25% (provided that the Eurodollar rate applicable to the Term Loan shall not be less than 0.75% per annum); or (ii) the Eurodollar rate (provided that the Eurodollar rate applicable to the Term Loan shall not be less than 0.75% per annum), plus 3.25% . The Borrowers are also required to pay an unused commitment fee to the lenders under the Revolver equal to 0.50% with step-downs to 0.375% and 0.250% when the Borrowers’ consolidated first lien net leverage ratio is less than or equal to 3.75 to 1.00 and 3.25 to 1.00, respectively. The Borrowers must also pay customary letter of credit fees, including a fronting fee as well as administration fees.

Commencing December 31, 2021, the Borrowers are required to repay the Term Loan portion of the Senior Secured Credit Facilities in quarterly principal installments equal to 0.25% of the aggregate principal amount outstanding thereunder, with the balance payable at maturity.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

6. Long-term debt (cont.)

The Credit Agreement contains a financial covenant that requires Holdings to maintain at the end of each fiscal quarter, commencing with the quarter ending December 31, 2021, a consolidated first lien net leverage ratio of not more than 6.50 to 1.00 but solely to the extent that the aggregate amount under letters of credit and loans outstanding under the Revolver exceeds 35% of the aggregate amount of all revolving commitments.

The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Holdings and its subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers or consolidations; (iv) sell assets; (v) pay dividends and distributions or repurchase the Company’s capital stock; and (vi) change their fiscal year. The Credit Agreement contains customary affirmative covenants and events of default.

Net proceeds from the issuance of the Term Loan totaled $243.6 million, which includes a debt discount of $1.3 million and related debt issuance costs of $5.1 million. The debt discount and related debt issuance costs are capitalized and amortized over the life of the agreement. Proceeds used to repay the Prior Credit Agreement totaled $233.8 million, which includes principal payment of $228.1 million, interest payment of $3.4 million and a prepayment penalty of $2.3 million. The prepayment penalty and a write-off of debt issuance costs of $6.2 million are included in other income (expense) in the condensed consolidated statement of income and other comprehensive income.

The Company’s long-term debt consisted of the following for the six months ended June 30, 2021 and year ended December 31, 2020:

	June 30, 2021	December 31, 2020
Term loan credit agreement(1)	$250,000	$228,677
Debt issuance costs, net	(5,405)	(6,161)
Total debt	244,595	222,516
Less: current portion of debt	(1,870)	(2,364)
Total long-term debt	$242,725	$220,152

____________

(1)      Outstanding borrowings as of December 31, 2020 were under the Prior Credit Agreement. Outstanding borrowings as of June 30, 2021 are under the new Credit Agreement.

There were no borrowings outstanding under the Revolver as of June 30, 2021 and December 31, 2020, respectively.

The current portion of debt was included within other current liabilities on the condensed consolidated balance sheet.

The Company had $5,405 and $6,161 of unamortized Term Loan debt issuance costs that were netted against the outstanding loan balance and $972 and $457 of unamortized costs associated with the Revolver as of June 30, 2021 and December 31, 2020, respectively. The Revolver debt issuance costs are recorded in other current and other long term assets and are amortized over the life of the Revolver. Amortization of the debt issuance costs are included in interest expense in the condensed consolidated statement of income and other comprehensive income.

Total interest expense was $3,822 and $7,865 for the three and six months ended June 30, 2021, respectively. This included the long-term debt interest expense of $3,405 and $6,979 for the three and six months ended June 30, 2021, respectively and amortization of debt issuance costs of $186 and $444 for the three and six months ended June 30, 2021.

Total interest expense was $4,694 and $9,339 for the three and six months ended June 30, 2020, respectively. This included the long-term debt interest expense of $4,241 and $8,337 for the three and six months ended June 30, 2020, and amortization of debt issuance costs of $274 and $549 for the three and six months ended June 30, 2020, respectively.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

6. Long-term debt (cont.)

Annual principal payments on the Term Loan for the remainder of 2021 and the following years is as follows:

Future Principal Payments
2021 – remaining	$625
2022	2,484
2023	2,460
2024	2,435
2025	2,411
Thereafter	239,585
Total future principal payments	$250,000

7. Derivatives

The Company has historically utilized derivative instruments to manage risk from fluctuations in interest rates on its term loan and intends to continue to do so in connection with the new Term Loan. On February 3, 2021, the Company entered into an interest rate cap agreement with a notional amount of $171,525. The effective date is March 31, 2021 and terminates on March 31, 2023. The Company paid a premium of $67 for the right to receive payments if LIBOR rises above the cap rate of 1.00%. The premium is recorded in other long-term assets on the condensed consolidated balance sheet. The interest rate cap agreement was a derivative not designated as a hedging instrument for accounting purposes. There were no changes to the interest rate cap in connection with the entry into the new Credit Agreement. The fair value of the interest rate cap agreement was $93 at June 30, 2021. The Company recognized $15 and $(26) in other income (expense) for the three months and six months ended June 30, 2021, respectively.

8. Equity

Common Stock

The holders of the Company’s common stock, $0.001 par value per share, are entitled to one vote for each share of common stock held. Of the 127,380,384 shares of common stock outstanding at June 30, 2021, a total of 5,681,812 are considered contingently issuable as they require the trading price of our stock to exceed certain thresholds. In addition, should our share price exceed a series of trading price thresholds, the Company is required to issue up to an additional 14,018,188 shares of common stock, for total contingently issuable shares of 19,700,000.

On March 17, 2021, the Company priced an offering of 20,000,000 shares of its common stock. The Company and the selling stockholder each agreed to sell 10,000,000 shares of common stock to the underwriters at a price of $12.25 per share. The offering closed and the shares were delivered on March 22, 2021. As a result of the offering, the Company received cash proceeds of $122,500, net of transaction costs of $5,736.

Paya Holdings Inc. Omnibus Incentive Plan

On December 22, 2020, the Company adopted the Paya Holdings Inc. Omnibus Incentive Plan, which allows for issuance of up to 8,800,000 shares of its common stock. Under the Omnibus Incentive Plan, the Company may grant stock options, stock appreciation rights, restricted shares, performance awards, and other stock-based and cash-based awards to eligible employees, consultants or non-employee directors of the Company. The Company recognized $790 and $1,241 of share-based compensation for the three and six months ended June 30, 2021, respectively. Share-based compensation is recorded in selling, general & administrative expenses on the condensed consolidated statement of income and other comprehensive income on a straight-line basis over the vesting periods. As of June 30, 2021, the Company had two stock-based compensation award types granted and outstanding: restricted stock units (RSUs) and stock options.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

8. Equity (cont.)

A summary of RSUs activity under the Omnibus Incentive Plan is as follows for three and six months ended June 30, 2021:

	Three Months Ended June 30, 2021
	Number of RSUs	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Term
Balance at beginning of period balance	334,090	$13.77	2.8
Granted	43,904	$11.68	1.4
Balance at end of period balance	377,994	$13.53	2.6
	Six Months Ended June 30, 2021
	Number of RSUs	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Term
Balance at beginning of period balance	230,000	$13.73	3.4
Granted	147,994	$13.22	2.6
Balance at end of period balance	377,994	$13.53	2.6

On December 22, 2020, the Company granted 185,000 stock options under the Omnibus Incentive Plan. These options generally vest in five annual installments, starting on the first anniversary of the grant date and have ten-year contractual terms. The grant date fair value of the stock options was $0.8 million based on the use of the Black-Scholes option pricing model with the following assumptions: expected term of 6.5 years; risk-free interest rate of 0.57%; expected volatility of 29.9%; dividend yield of 0%; and fair value at the grant date and weighted-average strike price of $13.73.

On April 13, 2021, the Company granted 22,500 additional stock options under the Omnibus Incentive Plan. Similar to other stock options granted under the Omnibus Incentive Plan, these stock options generally vest in five annual installments, starting on the anniversary of the grant date and have ten-year contractual terms. The grant date fair value of the stock options was $137.4 thousand based on the use of the Black-Scholes option pricing model with the following assumptions: expected term of 6.5 years; risk-free interest rate of 1.2%; expected volatility of 53.4%; dividend yield of 0%; and fair value at the grant date and weighted-average strike price of $11.68.

The risk-free interest rate is based on the yield of a zero coupon United States Treasury Security with a maturity equal to the expected life of the stock option from the date of the grant. The assumption for expected volatility is based on the historical volatility of a peer group of market participants as the Company has limited historical volatility. It is the Company’s intent to retain all profits for the operations of the business for the foreseeable future, as such the dividend yield assumption is zero. The Company applied the simplified method (as described in Staff Accounting Bulletin 110), which is the mid-point between the vesting date and the end of the contract term in determining the expected term of the stock options as the Company has limited historical basis upon which to determine historical exercise periods. All stock options exercised will be settled in common stock.

Class C Incentive Units

Ultra, our principal stockholder, provides Class C Incentive Units as part of their incentive plan. As certain employees of the Company were recipients of the Class C Incentive Units, the related share-based compensation was recorded by the Company.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

8. Equity (cont.)

The total number of units associated with share-based compensation granted and forfeited during the period from December 31, 2019 to June 30, 2020 and December 31, 2020 to June 30, 2021 is as follows:

Total Units
December 31, 2019 balance	43,451,157
Granted	1,022,954
Forfeited	(818,225)
June 30, 2020 balance	43,655,886

December 31, 2020 balance	42,881,437
Granted	—
Forfeited	(3,274,532)
June 30, 2021 balance	39,606,905

As of June 30, 2021, 20,725,782 of the units had vested. The units vest on a straight-line basis over the terms of the agreement as described below.

There were 39,606,905 and 42,881,437 Class C Incentive Units issued as of June 30, 2021 and December 31, 2020, respectively. Of these units outstanding as of June 30, 2021, 39,308,610 units were time vesting units with a five-year vesting period (vesting date varies by employee contract) and 298,296 units were time vesting units within a one-year vesting period. Of these units issued as of December 31, 2020, 42,583,437 units were time vesting units with a five-year vesting period (vesting date varies by employee contract) and 298,296 units were time vesting units with a one-year vesting period.

The Company recognized $74 and $333 of share-based compensation related to the Class C Incentive Units, for the three and six months ended June 30, 2021, respectively. The Company recognized $276 and $668 of share-based compensation related to the Class C Incentive Units, for the three and six months ended June 30, 2020, respectively. Share-based compensation is recorded in selling, general & administrative expenses on the condensed consolidated statement of income and other comprehensive income. The Company used the fair value of the awards on the grant date to determine the share-based compensation expense. To determine the fair value of units issued in 2020, Ultra estimated its enterprise value (“EV”) and evaluated the value of units based on the distribution waterfall outlined below.

To determine the fair value of units issued in early 2020, Ultra used a third-party valuation firm to calculate an EV of $574,000 as determined by discounted cash flow, guideline public company, and merger and acquisition valuation methodologies. Ultra used the aggregate implied equity value based on capital contributions and a Black-Scholes Option Pricing Model utilizing certain assumptions, such as the risk-free interest rate and equity volatility, to determine total equity value. A risk-free interest rate of 0.3% was utilized with a 5-year term. Volatility of 60.0% was utilized based on comparable companies publicly traded common stock prices and the capital structure of Ultra. A weighted average cost of capital of 12.0% was used in the discounted cash flow analysis. Multiples of 13.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and 12.5x EV/2019 EBITDA and 10.5x EV / 2020 EBITDA were utilized in the guideline public company analysis. Multiples of 13.0x EV/LTM EBITDA and 12.5x EV/Next twelve months EBITDA were utilized in the merger and acquisition analysis.

Warrants

The Company currently has 17,714,945 warrants outstanding as of June 30, 2021. Each warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $11.50 per share. The warrants will expire on October 16, 2025 or earlier upon redemption or liquidation.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

8. Equity (cont.)

Earnings per Share

Earnings per share has been computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding during the respective period. Diluted earnings per share has been computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common shares outstanding during the respective period. Diluted earnings per share reflect the assumed exercise, settlement, and vesting of all dilutive securities, except when the effect is anti-dilutive. Diluted earnings per share is calculated as the weighted-average number of common shares outstanding, including the dilutive impact of the Company’s stock option grants, RSU’s and warrants as determined per the treasury stock method. Potentially dilutive securities consist of shares issuable upon the exercise of stock options, issuance of earnout shares, exercise of warrants, and vesting of RSU awards.

The following table provides the summary of anti-dilutive shares excluded from calculation of diluted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Anti-dilutive shares excluded from calculation of diluted EPS:
RSUs – granted	377,994	—	377,994	—
Stock options – granted	207,500	—	207,500	—
Warrants – outstanding	17,714,945	—	17,714,945	—
Earnout shares	19,700,000	—	19,700,000	—
Total anti-dilutive shares	38,000,439	—	38,000,439	—

9. Income taxes

The Company’s effective tax rate for the six months ended June 30, 2021 and June 30, 2020 was 59.81% and 57.98%, respectively. The Company’s effective tax rate for the three months ended June 30, 2021 and June 30, 2020 was 54.08% and 57.71%, respectively. The Company recorded income tax benefit of $3,139 thousand and $69 thousand for the six months ended June 30, 2021 and June 30, 2020, respectively. The Company recorded income tax benefit of $3,715 thousand and an income tax expense of $853 thousand for the three months ended June 30, 2021 and June 30, 2020, respectively. The increase in income tax benefit was primarily attributable to a decrease in pre-tax income and an increase in valuation allowance benefit, partially offset by an increase in transaction and deferred financing costs anticipated to be non-deductible for tax purposes. The difference in the Company’s effective income tax rate for the six months ended June 30, 2021 and its federal statutory tax rate of 21% is primarily related to an increase in the rate due to changes in the valuation allowance, state and local income taxes, and stock compensation, partially offset by the impact of transaction and deferred financing costs anticipated to be non-deductible for tax purposes.

ASC 740, Income Tax requires deferred tax assets to be reduced by a valuation allowance, if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with this requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate. In determining the amount of any required valuation allowance, the Company considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration. Based on the weight of all positive and negative quantitative and qualitative evidence available as outlined above, management has concluded that it is more likely than not that the Company will not be able to realize a portion of its federal and state deferred tax assets in the foreseeable future and has recorded a valuation allowance of $9,797 thousand and $9,459 thousand against these assets as of June 30, 2021, and December 31, 2020, respectively. The change in the valuation allowance is predominantly as a result of limitations on the utilization of certain deferred tax assets brought over as part of the Paragon acquisition.

There are no material uncertain tax positions as of June 30, 2021.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

10. Fair Value

The Company makes recurring fair value measurements for derivative instruments. Refer to Note 7. Derivatives for additional information.

There were no transfers into or out of Level 3 during the six months ended June 30, 2021 or the year ended December 31, 2020.

Other financial instruments not measured at fair value on the Company’s condensed consolidated balance sheets at June 30, 2021 and December 31, 2020 include cash, trade receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities as their estimated carrying values reasonably approximate their fair value as reported on the condensed consolidated balance sheets. The Company’s debt obligations are carried at amortized cost less debt issuance costs. Amortized cost approximates fair value.

11. Commitments and contingencies

Operating leases

The Company leases certain property and equipment for various periods under noncancellable operating leases. The Company’s future minimum lease payments under such agreements at June 30, 2021 were approximately:

Year ending December 31,	(In thousands)
2021 – remaining	$800
2022	1,611
2023	1,595
2024	1,335
2025	899
Thereafter	609
Total	$6,849

Rental expense was $471 and $883 for the three and six months ended June 30, 2021, respectively. Rental expense was $442 and $842 for the three and six months ended June 30, 2020, respectively.

Liabilities under Tax Receivable Agreement

The Company is party to a Tax Receivable Agreement (the “TRA”) under which we are contractually committed to pay Ultra 85% of the amount of any tax benefits that we actually realize, or in some cases are deemed to realize, as a result of certain transactions. The Company is not obligated to make any payments under the TRA until the tax benefits associated with the transaction that gave rise to the payment are realized. Amounts payable under the TRA are contingent upon, among other things, generation of future taxable income over the term of the TRA. If the Company does not generate sufficient taxable income in the aggregate over the term of the TRA to utilize the tax benefits, then the Company would not be required to make the related TRA payments. As of June 30, 2021 and December 31, 2020, the Company recognized $19,179 and $19,627 of liabilities, respectively, relating to our obligations under the TRA, based on our estimate of the probable amount of future benefit. The total potential payments to be made under the TRA, assuming sufficient future taxable income to realize 100% of the tax benefits is $31,970. Any changes in the value of the TRA liability are recorded in other income (expense) on the condensed consolidated statements of income and other comprehensive income.

Legal and regulatory matters

From time to time the Company is a party to legal proceedings arising in the ordinary course of business. In accordance with U.S. GAAP, the Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

12. Related party transactions

Related party transactions — Antares

Antares Capital LP is an investor in GTCR, LLC and was the administrative agent and a lender under the Prior Credit Agreement. As such, Antares is considered a related party. The Company recorded interest expense of $3,267 and $6,841 in expense on the condensed consolidated statement of income and other comprehensive income for the three and six months ended June 30, 2021, respectively, related to the Prior Credit Agreement. The Company recorded interest expense of $4,241 and $8,337 in expense on the condensed consolidated statement of income and other comprehensive income for the three and six months ended June 30, 2020, respectively, related to the Prior Credit Agreement. On June 25, 2021, the Company repaid the remaining principal and interest on the Prior Credit agreement and as such, Antares is no longer the administrative agent or a lender under the Company’s current Credit Agreement. See note 6 for further details.

13. Defined contribution plan

The Company maintains a 401(k) Plan as a defined contribution retirement plan for all eligible employees. The 401(k) Plan provides for tax-deferred contributions of employees’ salaries, limited to a maximum annual amount as established by the IRS. The plan enrolls employees immediately with no age or service requirement. The Company matches 50% of employees’ contributions up to the first 7% contributed. Matching contributions made to an employee’s account are 100% vested as of the date of contribution. The 401(k) Plan employer match was $204 and $447 in the three and six months ended June 30, 2021, respectively. The 401(k) Plan employer match was $190 and $422 in the three and six months ended June 30, 2020, respectively.

14. Segments

The Company determines its operating segments based on ASC 280, Segment Reporting. The Company reorganized its segments in 2020. Based on the manner in which the chief operating decision making group (“CODM”) manages and monitors the performance of the business, the Company currently has two operating and reportable segments: Integrated Solutions and Payment Services. All prior periods, are presented based on the current segment structure.

More information about our two reportable segments:

•        Integrated Solutions — Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

•        Payment Services — Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

Notes to Unaudited Condensed Consolidated Financial Statements
(In Thousands, unless otherwise noted)

14. Segments (cont.)

All segment revenue is from external customers.

The following table presents total revenues and segment gross profit, excluding depreciation and amortization, for each reportable segment and includes a reconciliation of segment gross profit to total U.S. GAAP operating profit, excluding depreciation and amortization, by including certain corporate-level expenses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Integrated Solutions	$39,564	$30,127	$72,455	$59,516
Payment Services	24,420	20,960	46,784	40,710
Total Revenue	63,984	51,087	119,239	100,226
Integrated Solutions gross profit	21,152	16,305	39,352	31,789
Payment Services gross profit	12,633	9,871	23,551	19,028
Total segment gross profit	33,785	26,176	62,903	50,817
Selling, general & administrative expenses	(20,846)	(14,005)	(37,760)	(29,585)
Depreciation and amortization	(7,519)	(6,011)	(14,551)	(12,007)
Interest expense	(3,822)	(4,694)	(7,865)	(9,339)
Other income (expense)	(8,467)	12	(7,975)	(5)
Income (loss) before income taxes	$(6,869)	$1,478	$(5,248)	$(119)

Segment assets are not included in the CODM reporting package as they are not considered as part of the CODM’s allocation of resources. The Company does not have any revenue or material assets outside the United States. There were no single customers from either operating segment that represented 10% or more of the Company’s condensed consolidated revenues for the six months ended June 30, 2021 and 2020, respectively.

Report of Independent Registered Accounting Firm

To the Stockholders and the Board of Directors of
Paya Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Paya Holdings Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income and other comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2014.

Tysons, Virginia
March 8, 2021

Paya Holdings Inc.
Consolidated Statements of Income and Other Comprehensive Income
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Revenue	$206,048	$203,374	$185,078
Cost of services exclusive of depreciation and amortization	(102,119)	(101,564)	(96,027)
Selling, general & administrative expenses	(63,035)	(69,943)	(64,383)
Depreciation and amortization	(24,562)	(22,436)	(18,339)
Income from operations	16,332	9,431	6,329
Other income (expense)
Interest expense	(17,637)	(20,043)	(13,630)
Other income (expense)	1,214	(832)	104
Total other income (expense)	(16,423)	(20,875)	(13,526)
Loss before income taxes	(91)	(11,444)	(7,197)
Income tax (expense) benefit	(433)	2,420	3,879
Net loss	(524)	(9,024)	(3,318)
Less: Net loss attributable to non-controlling interests	—	—	(148)
Net loss attributable to Paya Holdings Inc.	$(524)	$(9,024)	$(3,170)

Weighted average shares outstanding of common stock	66,294,576	54,534,022	54,534,022
Basic and diluted net loss per share	$(0.01)	$(0.17)	$(0.06)

See accompanying notes to the consolidated financial statements.

Paya Holdings Inc.
Consolidated Balance Sheets
(In thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$23,617	$25,957
Trade receivables, net	17,493	15,395
Prepaid expenses	2,218	1,120
Income taxes receivable	541	1,192
Receivable from affiliate	—	24,282
Other current assets	457	839
Total current assets before funds held for clients	44,326	68,785
Funds held for clients	78,505	73,634
Total current assets	$122,831	$142,419
Noncurrent assets:
Property and equipment, net	12,805	10,021
Goodwill	206,308	193,885
Intangible assets, net	132,616	136,423
Other long-term assets	781	947
Total Assets	$475,341	$483,695
Liabilities and stockholders’ equity
Current liabilities:
Trade payables	3,967	2,675
Accrued liabilities	10,435	12,413
Accrued revenue share	7,535	7,573
Other current liabilities	3,071	3,027
Total current liabilities before client funds obligations	25,008	25,688
Client funds obligations	78,658	73,669
Total current liabilities	$103,666	$99,357
Noncurrent liabilities:
Deferred tax liability, net	14,618	25,011
Long-term debt	220,152	224,152
Tax receivable agreement liability	19,627	—
Other long-term liabilities	1,246	811
Total liabilities	$359,309	$349,331
Stockholder’s Equity:
Common stock, $0.0001 par value; 500,000,000 authorized; 116,697,441 and 54,534,022 issued and outstanding as of December 31, 2020 and 2019, respectively	12	5
Additional paid-in capital	129,453	147,268
Accumulated deficit	(13,433)	(12,909)
Total stockholders’ equity	116,032	134,364
Total liabilities and stockholder’s equity	$475,341	$483,695

See accompanying notes to the consolidated financial statements.

Paya Holdings Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(In thousands)

	Common stock		Additional paid-in capital	Retained earnings	Non-controlling interest	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2017 as originally reported	—	$—	$131,073	$(567)	$—	$130,506
Retroactive application of recapitalization	54,534,022	5	(5)	—	—	—
Adjusted Balance at December 31, 2017	54,534,022	$5	$131,068	$(567)	$—	$130,506
Net loss	—	—	—	(3,170)	(148)	(3,318)
Stock based compensation – Class C incentive units	—	—	1,309	—	—	1,309
Contribution by Ultra	—	—	3,588	—	4,000	7,588
Balance at December 31, 2018	54,534,022	$5	$135,965	$(3,737)	$3,852	$136,085
Net loss	—	—	—	(9,024)	—	(9,024)
Stock based compensation – Class C incentive units	—	—	2,273	—	—	2,273
Contribution by Ultra	—	—	9,030	(148)	(3,852)	5,030
Balance at December 31, 2019	54,534,022	$5	$147,268	$(12,909)	$—	$134,364
Net loss	—	—	—	(524)	—	(524)
Recapitalization transaction, net	62,163,419	7	(19,693)	—	—	(19,686)
Stock based compensation – Class C incentive units	—	—	1,850	—	—	1,850
Stock based compensation – Common stock	—	—	28	—	—	28
Balance at December 31, 2020	116,697,441	$12	$129,453	$(13,433)	$—	$116,032

See accompanying notes to the consolidated financial statements.

Paya Holdings Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(524)	$(9,024)	$(3,318)
Depreciation & amortization expense	24,562	22,436	18,339
Loss on disposal of property and equipment	285	69	—
Deferred tax benefit	(1,777)	(5,130)	(4,053)
Bad debt expense	1,574	632	1,391
Stock based compensation	1,878	2,273	1,309
Gain on tax receivable agreement liability	(1,218)	—	—
Gain on contingent consideration	—	(680)	—
Amortization of debt issuance costs	1,072	1,096	833
Changes in assets and liabilities, net of impact of business acquisitions:
Trade receivables	(3,531)	(1,238)	(2,664)
Prepaid expenses	(643)	1,733	324
Other current assets	322	5,101	(282)
Other long-term assets	362	3,474	(1,510)
Trade payables	1,291	1,628	(692)
Accrued liabilities	(2,971)	3,054	(5,626)
Accrued revenue share	(47)	156	894
Income tax	651	1,591	(955)
Other current liabilities	44	120	78
Movements in cash held on behalf of customers, net	(8)	28	(115)
Other long-term liabilities	31	(3,407)	794
Net cash provided by operating activities	21,353	23,912	4,747

Cash flows from investing activities:
Purchases of property and equipment, net of impact of business acquisitions	(6,603)	(5,228)	(4,608)
Purchases of customer lists	(6,602)	(2,503)	(354)
Amount paid in advance related to subsequent acquisition	—	—	(55,305)
Proceeds held related to subsequent acquisition	—	(343)	—
Acquisition of business, net of cash received	(19,940)	—	(5,753)
Net cash (used in) investing activities	(33,145)	(8,074)	(66,020)

Cash flows from financing activities:
Payments on long-term debt	(2,364)	(2,364)	(1,720)
Payment of debt issuance costs	(2,882)	—	(1,650)
Proceeds from issuance of long-term debt	—	—	85,000
Distribution to Ultra	(661)	(2,211)	(22,071)
Capital contributions from Ultra	12,211	530	3,588
Recapitalization	3,148	—	—
Net cash provided by (used in) financing activities:	9,452	(4,045)	63,147
Net change in cash and cash equivalents	(2,340)	11,793	1,874
Cash and cash equivalents, beginning of period	25,957	14,164	12,290
Cash and cash equivalents, end of period	$23,617	$25,957	$14,164

Supplemental disclosures:
Cash interest paid	$16,362	$18,769	$12,678
Cash taxes paid, including estimated payments	$1,559	$3,507	$1,248

Non-cash investing activity
Non-cash preferred and common stock for Stewardship transaction	$—	$—	$4,000
Non-cash contribution related to the FBS acquisition and Stewardship interest	$—	$8,500	$—

See accompanying notes to the consolidated financial statements.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies

Organization

Paya Holdings, Inc., a Delaware corporation, conducts operations through its wholly-owned subsidiaries. These operating subsidiaries are comprised of Paya, Inc., Paya EFT, Inc., Stewardship Technology, Inc., First Mobile Trust, LLC, and The Payment Group, LLC.

On October 16, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of August 3, 2020 (“Merger Agreement”), by and among Paya Holdings Inc. (f/k/a FinTech Acquisition Corp. III Parent Corp.) (“we,” “us,” “Paya” or the “Company”), FinTech Acquisition Corp. III (“FinTech”), FinTech III Merger Sub Corp. (“Merger Sub”), GTCR-Ultra Holdings, LLC (“Ultra”), GTCR-Ultra Holdings II, LLC (“Holdings”), GTCR/Ultra Blocker, Inc. and GTCR Fund XI/C LP (“Fund”). See Note 3, Business combination for more information.

GTCR-Ultra Holdings II, LLC was formed on November 13, 2018, and serves as the successor entity to GTCR Ultra Intermediate Holdings, Inc. (“Intermediate”), the predecessor entity. During 2018, Intermediate consolidated the results of operations of Paya, Paya EFT, and Stewardship.

Prior to formation of Holdings in November 2018, the Company operated as Intermediate, a Delaware corporation. Intermediate is a holding company that conducts operations through its wholly-owned and majority-owned subsidiaries after the acquisition of Sage Payment Solutions Inc. in 2017.

In January 2019, the ownership of Stewardship was transferred to another wholly-owned subsidiary of the Company. There was no gain or loss recognized in this common control transfer. This change resulted in the transfer of Stewardship’s assets and liabilities, including goodwill and intangibles, to Paya and the removal of the non-controlling interest from Holdings.

The Company is a leading independent integrated payments platform providing card, ACH, and check payment processing solutions via software to middle-market businesses in the United States. Paya’s solutions integrate with customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting system. In this manner, Paya enables its customers to collect revenue from their B2C and B2B customers with a seamless experience and high-level of security across payment types.

The Company is headquartered in Atlanta, Georgia and also has operations in Reston, VA, Fort Walton Beach, FL, Mount Vernon, OH, Miamisburg, OH and Dallas, TX.

Basis of presentation

These financial statements reflect the consolidated results of operations, financial position and cash flows of the Company, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain amounts in prior years have been reclassified to conform to the current year presentation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. The more significant estimates made by management relate to allowance for doubtful accounts, income taxes, tax receivable agreement liability, and impairment of intangibles and long-lived assets.

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents are short-term, highly liquid investments with a maturity of ninety days or less at the time of purchase. The fair value of our cash and cash equivalents approximates carrying value. At times, cash and cash equivalents exceed the amount insured by the Federal Deposit Insurance Corporation.

Concentration of credit risk

Our cash, cash equivalents, trade receivables, funds receivable and customer accounts are potentially subject to concentration of credit risk. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. No individual customers represented more than 10% of the Company’s revenue.

Trade receivables, net

Trade receivables are recorded at net realizable value, which includes allowances for doubtful accounts. The Company estimates an allowance for doubtful accounts related to balances that it estimates it cannot collect from merchants. These uncollectible amounts relate to chargebacks, uncollectible merchant fees, and ACH transactions that have been rejected subsequent to the payout date. The Company uses historical write-off data to estimate losses incurred relating to uncollectible accounts. The allowance for doubtful accounts was $1.2 million and $1.2 million at December 31, 2020 and 2019, respectively.

Prepaid expenses

Prepaid expenses primarily consist of prepaid insurance, rent and supplier invoices.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

Other current assets

Other current assets primarily consist of current deferred tax assets, current deferred debt issuance costs for the revolving credit facility (the “Revolver”), other receivables and equipment inventory.

Funds held for clients and client funds obligation

Funds held for clients and client funds obligations result from the Company’s processing services and associated settlement activities, including settlement of payment transactions. Funds held for clients are generated principally from merchant services transactions and are comprised of both settlements’ receivable and cash as of period end. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks. The Company records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement. Differences in the funds held for clients and client funds obligation are due to timing differences between when transactions are settled and when payment instruments are presented for settlement and are considered to be immaterial. The changes in settlement assets and obligations are presented on a net basis within operating activities in the consolidated statements of cash flows.

Property and equipment, net

Property and equipment, is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. These lives are 3 years for computers and equipment, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Also, the Company capitalizes software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. The useful lives are 3 to 5 years for internal-use software. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the consolidated statements of income and other comprehensive income.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. There was no impairment of long-lived assets recognized in any period presented in the consolidated financial statements.

Goodwill and other intangible assets, net

Goodwill represents the premium paid over the fair value of the net tangible and identifiable intangible assets acquired in the Company’s business combinations. The Company evaluates goodwill and intangible assets in accordance with ASC 350, Goodwill and Other Intangible Assets (“ASC 350”). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company tests goodwill annually for impairment as of September 30 of each year, and at interim periods upon a potential indication of impairment, using a qualitative approach. The Company tests goodwill for impairment by comparing the estimated fair value of the reporting units to the related carrying value. If the fair value of the reporting units is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds fair value. The loss recognized cannot exceed the carrying amount of the goodwill. There was no goodwill impairment recognized in any period presented in the consolidated financial statements.

Intangible assets with finite lives consist of developed technology and customer relationships and are amortized on a straight-line basis over their estimated useful lives. From time to time, the Company acquires customer lists from sales agents in exchange for an upfront cash payment. This results in an increase in overall gross processing

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

volume to the Company. The purchase of customer lists are treated as asset acquisition, resulting in recording an intangible asset at cost on the date of acquisition. The acquired customer lists intangible assets have a useful life of 5 years. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, the Company makes an assessment of the recoverability of the net book value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the asset over the remaining amortization period, the Company reduces the net book value of the related intangible asset to fair value and may adjust the remaining amortization period.

The Company evaluates its intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the net book value may not be recoverable. There were no indicators of impairment identified nor was impairment recognized in intangible assets in any period presented in the consolidated financial statements.

Long-term debt and issuance costs

Eligible debt issuance costs associated with the Company’s credit facilities are deferred and amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance costs associated with Company’s term debt are presented on the Company’s consolidated balance sheets as a direct reduction in the carrying value of the associated debt liability.

Revenue

The Company’s business model provides payment services, card processing, and ACH, to merchants through enterprise or vertically focused software partners, direct sales, reseller partners, other referral partners, and a limited number of financial institutions. The Company recognizes processing revenues on bankcard merchant accounts and ACH merchant accounts at the time merchant transactions are processed and periodic fees over the period the service is performed. See Note 2, Revenue recognition for more information on the Company’s revenue recognition policy.

Cost of services exclusive of depreciation and amortization

Cost of services includes card processing costs, ACH costs, and other fees paid to card networks, and equipment expenses directly attributable to payment processing and related services to merchants. These costs are recognized as incurred. Cost of services also includes revenue share amounts paid to reseller and referral partners and are calculated monthly based on monthly merchant activity. These expenses are recognized as transactions are processed. Accrued revenue share represent amounts earned during the period but not yet paid at the end of the period.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of salaries, wages, commissions, marketing costs, professional services costs, technology costs, occupancy costs of leased space, and bad debt expense. Stock based compensation expense is also included in this category.

Depreciation & Amortization

Depreciation and amortization consist primarily of amortization of intangible assets, mainly including customer relationships, internally developed software, customer lists, trade names and to a lesser extent depreciation on our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis in accordance with our accounting policies. These lives are 3 years for computers and equipment and acquired internal-use software, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

or remaining lease term for leasehold improvements. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the consolidated statements of income and other comprehensive income. Customer lists are amortized over a period of 5-15 years depending on the intangible, developed technology 3-5 years, and trade names over 25 years.

Derivative financial instruments

The Company accounts for its derivative instruments in accordance with ASC 815, Derivatives and Hedging. ASC 815 establishes accounting and reporting standards for derivative instruments requiring the recognition of all derivative instruments as assets or liabilities in the Company’s consolidated balance sheets at fair value. The Company records its derivative instruments as assets or liabilities, depending on its rights or obligations under the applicable derivative contract. Changes in fair value are recognized in earnings in the affected period.

The Company uses an interest rate cap contract to manage risk from fluctuations in interest rates on its Term Loan credit agreement. Interest rate caps involve the receipt of variable-rate amounts beyond a specified strike price over the life of the agreement without exchange of the underlying principal amount. The interest rate cap is not designated as a hedging instrument. Changes in the fair value of the interest rate cap are recorded through other income (expense) in the consolidated statement of income and other comprehensive income, other current assets and other current liabilities on the consolidated balance sheet, and in changes in other current assets in the combined statement of cash flows.

Income taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company recognizes a tax benefit for uncertain tax positions if the Company believes it is more likely than not that the position will be upheld on audit based solely on the technical merits of the tax position. The Company evaluates uncertain tax positions after the consideration of all available information. Such tax positions must initially and subsequently be estimated as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities, assuming full knowledge of the position and relevant facts. The Company’s policy is to recognize any interest and penalties related to income taxes as income tax expense in the relevant period.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act featured significant tax provisions and other measures to assist businesses impacted by the economic effects of the COVID-19 pandemic, a number of which impacted the Company. In particular, the CARES Act increased the 30% adjusted taxable income limitation to 50% for tax years beginning in 2019 and 2020 related to the Section 163(j) interest expense limitation provisions. Additionally, the CARES Act permitted for a delay of payment of applicable 2020 employer payroll taxes from the date of enactment through December 31, 2020 and also made a technical correction to the 2017 TCJA to provide a 15-year recovery period for qualified improvement property, thus making qualified improvement property eligible for bonus depreciation. See Note 10, Income taxes, for the impact on the consolidated financial statements as a result of the TCJA.

Fair-Value Measurements

The Company follows ASC 820, Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of fair value is based on the principal or most advantageous market in which

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

the Company could participate and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. Also, determination of fair value assumes that market participants will consider the highest and best use of the asset.

The Company uses the hierarchy prescribed in ASC 820 for fair value measurements, based on the available inputs to the valuation and the degree to which they are observable or not observable in the market.

The three levels of the hierarchy are as follows:

Level 1 Inputs —	Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;
Level 2 Inputs —	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 Inputs —

Unobservable inputs for the asset or liability used to measure fair value allowing for inputs reflecting the Company’s assumptions about what other market participants would use in pricing the asset or liability, including assumptions about risk.

Recently Issued Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company may apply ASU 2020-04 as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of ASU 2020-04 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to enhance and simplify various aspects of the accounting for income taxes. The amendments in this update remove certain exceptions to the general principles in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and amends existing guidance to improve consistent application of the accounting for franchise taxes, enacted changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for annual and interim periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the effect of ASU 2019-12 on our consolidated financial statements.

In August 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance amends the hedge accounting model in Accounting Standards Codification (“ASC”) 815 to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting in certain situations. The ASU eliminates the requirement to separately measure and report hedge ineffectiveness. The ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

1. Organization, basis of presentation and summary of accounting policies (cont.)

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test which measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. As a result, an impairment charge will be recorded based on the excess of a reporting unit’s carrying amount over its fair value. The amendments of this ASU are effective for reporting periods beginning after December 15, 2022. Early adoption of this ASU is permitted for interim and annual impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU presents a new methodology for calculating credit losses on financial instruments (e.g. trade receivables) based on expected credit losses and expands the types of information companies must use when calculating expected losses. This ASU is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees to put most leases on their balance sheets. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases for lessors and provides new presentation and disclosure requirements for both lessees and lessors. In June 2020, the FASB issued ASU 2020-05 which delayed the effective date of ASC 842. This standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company will adopt this ASU on January 1, 2022 and does not expect the adoption of this ASU to have a significant impact on its consolidated financial statements.

2. Revenue recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in Accounting Standard Codification (“ASC”) 605, Revenue Recognition (“ASC 605”). The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective approach. As a result of adopting the new standard, the Company did not have material changes to the timing of its revenue recognition, nor an impact to the financial statements.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies performance obligations for each promise to transfer to the customer a good or service that is distinct. The Company’s performance obligation relating to its payment processing services revenue is to provide continuous access to the Company’s system to process as much as its customers require. Since the number or volume of transactions to be processed is not determinable at contract inception, the Company’s payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. As such, the stand-ready obligation is accounted for as a single-series performance obligation whereby the variability of the transaction value is satisfied daily as the performance obligation is performed. In addition, the Company applies the right to invoice practical expedient to payment processing services as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

2. Revenue recognition (cont.)

The Company uses each day as a time-based measure of progress toward satisfaction of the single performance obligation of each contract. This method most accurately depicts the pattern by which services are transferred to the merchant, as performance depends on the extent of transactions processed for that merchant on a given day.

Likewise, consideration to which the Company expects to be entitled is determined according to our efforts to provide service each day.

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by the standard, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As discussed above, the Company’s core performance obligation is a stand-ready obligation comprised of a series of distinct days of service, and revenue related to this performance obligation is generally billed and recognized as the services are performed. The variable consideration allocated to this performance obligation meets the specified criteria for disclosure exclusion. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material.

The Company’s customers are all domestic, small to medium size businesses who are underwritten to the credit standards of the Company and who each have merchant processing agreements. The Company, through its risk informed bad debt and allowance accounting, appropriately reserves for any potential risk to its revenue and cash flows. Since the cash is collected for the majority of transactions within a month, there is not a significant time lag or risk of uncollectibility in the recognition of revenue.

We do not have any material contract assets or liabilities for any period presented and we did not recognize any impairments of any contract assets or liabilities for the years ended December 31, 2020, 2019 or 2018.

The Company generates its revenue from three revenue sources which include Transaction based revenue, Service based fee revenue and Equipment revenue and are defined below:

Transaction based revenue

Transaction based revenue represents revenue generated from transaction fees based on volume, including interchange fees and convenience based fees. The Company generates transaction based revenue from fees charged to merchants for card-based processing volume and ACH transactions. Transaction based revenues are recognized on a net basis equal to the full amount billed to the bankcard merchant, net of interchange fees and assessments. Interchange fees are fees paid to card-issuing banks and assessments paid to payment card networks. Interchange fees are set by credit card networks based on various factors, including the type of bank card, card brand, merchant transaction processing volume, the merchant’s industry and the merchant’s risk profile and are recognized at the time merchant transactions are processed. Transaction based revenue was recorded net of interchange fees and assessments of $416,043, $429,184 and $425,864 in the years ending December 31, 2020, 2019 and 2018, respectively.

Service based fee revenue

Service based fee revenue represents revenue generated from recurring and periodic service fees. The Company generates service based fee revenue from charging a service fee, a fee charged to the client for facilitating bankcard processing, which are recognized on a gross basis. The Company also generates service based fees related to ACH inclusive of monthly support fees and monthly statement fees.

Equipment revenue

Equipment revenue comprises sales of equipment which primarily consists of payment terminals.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

2. Revenue recognition (cont.)

The Company generates its revenue from two segments which include Integrated Solutions and Payment Services and are defined below:

Integrated Solutions

Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

Payment Services

Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

The following table presents the Company’s revenue disaggregated by segment and by source as follows:

	Integrated Solutions
	Year Ended December 31,
	2020	2019	2018
Revenue from contracts with customers
Transaction based revenue	$111,494	$107,947	$90,153
Service based fee revenue	10,676	11,345	9,978
Equipment revenue	154	475	195
Total revenue	$122,324	$119,767	$100,326
	Payment Services
	Year Ended December 31,
	2020	2019	2018
Revenue from contracts with customers
Transaction based revenue	$68,219	$67,130	$67,875
Service based fee revenue	15,435	16,197	16,670
Equipment revenue	70	280	207
Total revenue	$83,724	$83,607	$84,752

3. Business combination

On October 16, 2020, FinTech consummated the Business Combination pursuant to the terms of the Merger Agreements and acquired all of the issued and outstanding equity interests in Paya from the Seller.

Pursuant to the Merger Agreements, Fintech purchased from GTCR Fund XI-C LP (“Seller”) all of the issued and outstanding equity interests of Paya for $1.045 billion, of which $500 million was paid in cash and the remaining $545 million was paid to the Seller in the form of 54,534,022 shares of Common Stock and up to an additional 14,018,188 shares of Paya’s common stock, which we refer to as the Earnout Shares, in the event that the closing sale price of Paya’s common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the closing of the Transactions. None of these thresholds have been achieved as of December 31, 2020. The number of shares of the equity consideration was based on a $10.00 per share value for Paya’s common stock.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. This determination was primarily based on post Business Combination relative voting rights, composition of the governing board, management and intent of the Business Combination. Under this method of accounting, Fintech was treated as the acquired company for financial reporting

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

3. Business combination (cont.)

purposes. Accordingly, for accounting purposes, the Business Combination was accounted for as the equivalent of Paya issuing stock for the net assets of FinTech, accompanied by a recapitalization. The net assets of the Company were stated at historical cost, with no goodwill or other intangible assets recorded. Reported amounts from operations included herein prior to the Business Combination are those of Paya.

The following tables reconcile the elements of the Business Combination to the consolidated statement of cash flows for the year ended December 31, 2020.

Recapitalization
Cash proceeds from FinTech	$277,630
Cash proceeds from sale of equity securities	250,000
Gross cash received by Paya from Business Combination	527,630
Less: company transaction expenses	(24,822)
Net cash received from Recapitalization	502,808
Less: cash paid to Seller	(499,660)
Net contributions from Recapitalization Transaction	$3,148

The cash paid to Seller was funded from the proceeds from net cash received from Recapitalization (described above), offset by certain other transaction costs incurred in connection with the Business Combination.

Prior to the Business Combination, FinTech had 2,258,765 shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”) outstanding and 8,857,500 shares of Class B common stock, par value $0.0001 per share (the “Class B Shares”) outstanding, which comprised of Founder Shares held by the Founders and Former FinTech Director Shares held by individuals who are not founders but were directors of FinTech.

On October 22, 2020, FinTech was renamed Paya Holdings, Inc. and each currently issued and outstanding share of FinTech Class B Shares automatically converted on a one-for-one basis, into shares of Class A common stock. Immediately thereafter, each currently issued and outstanding share of FinTech Class A Shares automatically converted on a one-for-one basis, into shares of the common stock of Paya Holdings. In connection with the Business Combination, 5,681,812 Class A Shares were redeemed.

The number of shares of Common Stock of Paya Holdings issued immediately following the consummation of the Business Combination is summarized as follows:

Shares by Type	Number of shares by type as of December 31, 2020
FinTech total shares outstanding prior to the Business Combination	37,163,419
Less: Redemption of FinTech shares	(5,681,812)
Class A Shares of FinTech	31,481,607
Shares issued to PIPE investors	25,000,000
Shares issued to FinTech and PIPE investors	56,481,607
Shares issued to the Sellers	54,534,022
Total Shares of Common Stock outstanding for earnings per share computation	111,015,629
Plus: Contingent shares subject to forfeiture	5,681,812
Total Shares of Common Stock outstanding	116,697,441

The Company incurred transaction costs related to the Business Combination of approximately $28.0 million, of which $3.1 million are included in selling, general & administrative expenses on the consolidated statements of income and other comprehensive income for the year ended December 31, 2020. The remaining $24.9 million of transaction costs are included in additional paid in capital on the consolidated balance sheet for the year ended December 31, 2020.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

4. Acquisitions

The Payment Group transaction overview

Paya purchased The Payment Group, LLC (“TPG” or “The Payment Group”). on October 1, 2020 for total cash consideration of $22,270, which was accounted for as a business combination as defined by ASC 805. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

The following table summarizes the fair values of the assets acquired and liabilities assumed by the Company and resulting goodwill at October 1, 2020:

Assets
Current Assets:
Cash and cash equivalents	$2,330
Funds held for clients	585
Prepaid expenses	57
Total current assets	2,972
Other assets:
Goodwill	12,423
Intangible assets	10,300
Other assets	185
Total assets	$25,880

Liabilities
Current liabilities:
Other accrued expenses	$1,001
Client fund obligation	709
Total current liabilities	1,710
Deferred tax liability – non-current	1,729
Other long-term liabilities	171
Total liabilities	3,610
Net assets	$22,270

Intangible assets acquired consist of customer relationships of $4,300 and developed technology of $6,000. All intangibles assets are amortized on a straight-line basis in line with Company policy. Goodwill of $12,423 resulted from the acquisition and is partially deductible for tax purposes. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the expected revenue synergies. As of December 31, 2020 the measurement period remains open, primarily due to continued refinement of intangibles valuation.

Transaction costs related to the transaction totaled $561 and are recorded in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

4. Acquisitions (cont.)

First Billing Services transaction overview

Paya purchased First Mobile Trust, LLC (“FBS” or “First Billing Services”) on January 1, 2019 for total consideration of $56,975 which consisted of cash of $51,795, of which $343 were funds held in escrow, $680 fair value of contingent consideration to be paid based upon the achievement of certain growth metrics related to the financial performance of FBS in the 12 months from January 1, 2019 through December 31, 2019, which were not achieved, and $4,500 of preferred and common stock of Ultra which is recorded as a capital contribution, which was accounted for as a business combination as defined by ASC 805. In connection with the capital contribution, no non-controlling interest was recorded as Ultra did not own any shares of FBS at the date of acquisition or as of December 31, 2019. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

The following table summarizes the fair values of the assets acquired and liabilities assumed by the Company and resulting goodwill at January 1, 2019:

Assets
Current Assets:
Cash and cash equivalents	$1,262
Prepaid expenses	41
Other current assets	382
Total current assets	1,685
Other assets:
Property and equipment, net	32
Goodwill	33,699
Intangible assets	21,800
Other long-term assets	126
Total assets	$57,342

Liabilities
Current liabilities:
Other accrued expenses	$367
Total current liabilities	367
Total liabilities	367
Net assets	$56,975

Intangible assets acquired consist of customer relationships of $14,000, developed technology of $4,400, and tradename of $3,400. All intangibles assets are amortized on a straight-line basis in line with Company policy.

Goodwill of $33,699 resulted from the acquisition and is partially deductible for tax purposes. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the expected revenue synergies. As of December 31, 2019, the measurement period for goodwill has closed.

Transaction costs related to the transaction totaled $3,854 and are recorded in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income for 2019.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

4. Acquisitions (cont.)

FBS contributed $11,814 and $1,210 to our revenue and net loss, respectively, for 2019.

FBS did not achieve established growth metrics in the 12 months from January 1, 2019 through December 31, 2019. Accrued liabilities related to the contingent consideration of $680 were written off to Other income (expense). The Company made no payments in 2019 for contingent consideration related to the FBS transaction.

Stewardship transaction overview

Paya purchased Stewardship Technology, Inc. (“Stewardship”) on November 1, 2018 for total consideration of $9,768, which consisted of cash of $5,768 and $4,000 of preferred and common stock of Ultra, which was accounted for as a business combination as defined by ASC 805. In connection with the FBS acquisition, in 2019 Ultra contributed all of its preferred and common stock to the Company as a capital contribution. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

The following table summarizes the fair values of the assets acquired and liabilities assumed by the Company and resulting goodwill at November 1, 2018:

Assets
Current Assets:
Cash and cash equivalents	$27
Funds held for clients	1,255
Other current assets	3
Total current assets	1,285
Other assets:
Goodwill	5,405
Intangible assets	5,550
Other assets	46
Total assets	$12,286

Liabilities
Current liabilities:
Other accrued expenses	$94
Client fund obligation	1,255
Total current liabilities	1,349
Deferred tax liability – non-current	1,169
Total liabilities	2,518
Net assets	$9,768

Intangible assets acquired consist of customer relationships of $1,100, developed technology of $3,660, and tradename of $790. All intangibles assets are amortized on a straight-line basis in line with Company policy. Goodwill of $5,405 resulted from the acquisition and is not deductible for tax purposes. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of the expected revenue synergies.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

4. Acquisitions (cont.)

Transaction costs related to the transaction totaled $613 and are recorded in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income.

Stewardship contributed $472 and $(339) to our revenue and net loss, respectively, for 2018. Stewardship contributed $2,964 and $(2,170) to our revenue and net loss, respectively, for 2019.

Pro Forma Results of Operations for Business Combinations

The following unaudited pro forma information presents consolidated financial information of the Company as if the Stewardship and FBS transactions occurred on January 1, 2018.

Period	Revenue	Net loss
2018 Pro Forma from January 1, 2018 to December 31, 2018	$197,555	$(4,814)

5. Property and equipment, net

Property and equipment, net consists of the following:

	December 31, 2020	December 31, 2019
Computers and equipment	$7,134	$5,284
Internal-use software	10,708	6,471
Office equipment	130	130
Furniture and fixtures	1,320	1,284
Leasehold improvements	1,353	1,087
Other equipment	26	26
Total property and equipment	20,671	14,282
Less: accumulated depreciation	(7,866)	(4,261)
Total property and equipment, net	$12,805	$10,021

Depreciation and amortization expense, including depreciation of assets under capital leases and internal-use software, totaled $3,853, $2,753 and $1,433 for the years ended December 31, 2020, 2019 and 2018, respectively.

6. Goodwill and other intangible assets, net

Goodwill recorded in the consolidated financial statements was $206,308 and $193,885 at December 31, 2020 and 2019, respectively. There were no indicators of impairment noted in the periods presented.

The following table presents changes to goodwill for the years ended December 31, 2020 and 2019 for each reporting unit:

	Integrated Solutions	Payment Services	Total
Balance as of December 31, 2018	$—	$—	$160,174
Acquisitions	—	—	33,711
Balance as of December 31, 2019	$—	$—	$193,885
Segment reorganization	139,985	53,900	193,885
Acquisitions	12,423	—	12,423
Balance as of December 31, 2020	$152,408	$53,900	$206,308

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

6. Goodwill and other intangible assets, net (cont.)

Intangible assets other than goodwill at December 31, 2020 included the following:

	Weighted Average Useful Life (Years)	Useful Lives	Gross Carrying Amount at December 31, 2020	Accumulated Amortization	Net Carrying Value as of December 31, 2020
Customer Relationships	10.4	5 – 15 years	$167,158	$(50,477)	$116,681
Developed Technology	4.2	3 – 5 years	25,520	(13,435)	12,085
Trade name	25.0	25 years	4,190	(340)	3,850
	8.6		$196,868	$(64,252)	$132,616

Intangible assets other than goodwill at December 31, 2019 included the following:

	Weighted Average Useful Life (Years)	Useful Lives	Gross Carrying Amount at December 31, 2019	Accumulated Amortization	Net Carrying Value as of December 31, 2019
Customer Relationships	10.3	5 – 15 years	$156,256	$(34,712)	$121,544
Developed Technology	4.3	3 – 5 years	19,520	(8,658)	10,862
Trade name	25.0	25 years	4,190	(173)	4,017
	9.0		$179,966	$(43,543)	$136,423

Amortization expense totaled $20,709, $19,683 and $16,906 for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table shows the expected future amortization expense for intangible assets at December 31, 2020:

Expected Future Amortization Expense
2021	$21,676
2022	20,003
2023	19,801
2024	18,181
2025	17,226
Thereafter	35,729
Total expected future amortization expense	$132,616

7. Long-term debt

The Company’s long-term debt consisted of the following for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Term loan credit agreement	$228,677	$231,041
Debt issuance costs, net	(6,161)	(4,525)
Total debt	$222,516	$226,516
Less: current portion of debt	(2,364)	(2,364)
Total long-term debt	$220,152	$224,152

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

7. Long-term debt (cont.)

In August 2017, GTCR-Ultra Acquisition, Inc. entered into an initial term loan credit agreement for borrowings of $150,500, a $25,000 revolving credit facility (the “Revolver”), and a Delayed Draw Term Loan (“DDTL”) for borrowings up to $27,500. The DDTL was not utilized and was closed on September 15, 2017. After closing of the 2017 acquisition of Paya, Inc. and Paya EFT, Inc. (the “Acquisition”), GTCR-Ultra Acquisition, Inc. was dissolved and the Term Loan credit agreement was assigned to Holdings and its subsidiaries.

In December 2018, the Company amended the credit agreement and GTCR-Ultra Holdings III, LLC (“GTCR-Ultra III”), a wholly-owned subsidiary of the Company, unconditionally guaranteed all loans and commitments. The credit agreements are secured by substantially all of the assets of the Company. As a result of the amendment, the Company increased the Term Loan an additional $85,000. The Revolver matures in August 2022 and the Term Loan matures in August 2024, with quarterly payments due throughout the term.

The net leverage ratio is the ratio of the Company’s secured indebtedness to the consolidated adjusted EBITDA. The maximum ratio permitted by the financial covenant in the Credit Agreement is 7.25x for December 31, 2020.

In July 2020, the Company amended the Credit Agreement to permit the business combination transaction, among other things, extend the maturity of the Revolver to July 24, 2025 and the maturity of the Term Loan to August 1, 2027.

The current portion of debt was included within other current liabilities on the consolidated balance sheet.

The Company had $6,161 and $4,525 of unamortized Term Loan debt issuance costs that were netted against the outstanding loan balance and $457 and $283 of unamortized costs associated with the Revolver as of December 31, 2020 and 2019, respectively. The Revolver debt issuance costs are recorded in other current assets and are amortized over the life of the Revolver. Amortization of the debt issuance costs are included in interest expense in the consolidated statement of income and other comprehensive income.

The interest rate for the Revolver and the Term Loan credit agreement were set at LIBOR (with a floor of 1.00%) plus a margin of 6.00% on July 1, 2017. In July 2018, the interest rate was reduced to LIBOR (with a floor of 1.00%) plus a margin of 5.25% and remained unchanged at December 31, 2020. Interest expense related to long-term debt totaled $15,671 for the year ending December 31, 2020 and $17,669 for the year ending December 31, 2019. Unused revolver borrowings incur administrative agent fees at a rate of 0.50% per annum on the daily average of the unused amount and are recorded in interest expense. Total interest expense was $17,637, $20,043, and $13,630 for the years ended December 31, 2020, 2019 and 2018, respectively. This included the long-term debt interest expense of $15,671, $17,669 and $11,911 for the years ended December 31, 2020, 2019 and 2018, and amortization of debt issuance costs of $1,072, $1,097 and $833 for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

Principal payments on Term Loan of $591 were paid quarterly for the period from January 1, 2020 to December 31, 2020. Annual principal payments on Term Loan for the following years is as follows:

Future Principal Payments
2021	$2,364
2022	2,364
2023	2,364
2024	2,364
2025	2,364
2026	2,364
2027	214,493
Total future principal payments	$228,677

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

8. Derivatives

The Company utilizes derivative instruments to manage risk from fluctuations in interest rates on its Term Loan credit agreement. On November 16, 2017 the Company entered into an interest rate cap agreement with a notional amount of $125,000 for the initial period, reducing consistent with the required quarterly debt payments, and an effective date of December 29, 2017. The agreement terminated on December 31, 2020. The Company paid a premium of $169 for the right to receive payments if the LIBOR rises above the cap percentage, thus effectively ensuring interest expense is capped at a maximum rate of the cap plus 6% for the duration of the agreement. The premium is recorded in other long-term assets on the consolidated balance sheet. The interest rate cap agreement was a derivative not designated as a hedging instrument for accounting purposes.

The interest rate cap rate was as follows:

Period rate is applicable		Notional Amount	Cap Rate (%)
Date From	Date To
December 29, 2017	March 29, 2018	125,000	2.25%
March 30, 2018	June 28, 2018	124,688	2.50%
June 29, 2018	September 28, 2018	124,375	2.75%
September 29, 2018	December 31, 2018	124,063	2.75%
December 31, 2018	March 29, 2019	123,750	3.00%
March 30, 2019	June 28, 2019	123,438	3.00%
June 29, 2019	September 29, 2019	123,125	3.00%
September 30, 2019	December 31, 2019	122,813	3.00%
December 31, 2019	March 30, 2020	122,500	3.00%
March 31, 2020	June 29, 2020	122,188	3.00%
June 30, 2020	September 29, 2020	121,875	3.00%
September 30, 2020	December 31, 2020	121,562	3.00%

The fair value of the interest rate cap agreement was $0 and $1 at December 31, 2020 and 2019, respectively. The fair value of the interest rate cap agreement is included in other current assets on the consolidated balance sheet. Changes in fair value are recorded in earnings in other income (expense). The Company recognized $(1), $(149) and $8 in other income (expense) for the years ended December 31, 2020, 2019 and 2018, respectively.

9. Equity

Common Stock

The holders of the Company’s common stock are entitled to one vote for each share of common stock held. Of the 116,697,441 shares of common stock outstanding, a total of 5,681,812 are considered contingently issuable as they require the trading price of our stock to exceed certain thresholds. In addition, should our share price exceed a series of trading price thresholds, the Company may issue an additional 14,018,188 shares of common stock, for total contingently issuable shares of 19,700,000. See Note 3, Business combination, for more information regarding the earnout shares.

Paya Holdings Inc. Omnibus Incentive Plan

On December 22, 2020, the Company adopted the Paya Holdings Inc. Omnibus Incentive Plan, which allows for issuance of up to 8,800,000 shares of its common stock. The purpose of the plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible individual stock and cash-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interest between such individuals and the stockholders. Under the Omnibus Incentive Plan, the Company may grant stock options, stock appreciation rights, restricted shares, performance awards, and other stock-based and cash-based awards to eligible employees, consultants or non-employee directors of the Company. The Company

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

9. Equity (cont.)

recognized $28 thousand of share-based compensation for the year ended December 31, 2020 in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income on a straight-line basis over the vesting periods. As of December 31, 2020, the Company had two stock-based compensation award types granted and outstanding: restricted stock units (RSUs) and stock options.

RSUs represent the right to receive shares of the Company’s common stock at a specified date in the future. On December 22, 2020, the Company granted 230,000 RSUs under the Omnibus Incentive Plan, consisting of 50,000 RSUs that vest over 5 years, and 180,000 RSUs that vest over 3 years. The grant date fair value of the RSUs was $3.2 million based on the price of the Company’s common stock of $13.73.

On December 22, 2020, the Company granted 185,000 stock options under the Omnibus Incentive Plan. These options generally vest in five annual installments, starting on the first anniversary of the grant date and have ten-year contractual terms. The grant date fair value of the stock options was $0.8 million based on the use of the Black-Scholes option pricing model with the following assumptions: expected term of 6.5 years; risk-free interest rate of 0.57%; expected volatility of 29.9%; dividend yield of 0%; and fair value at the grant date and weighted-average strike price of $13.73.

The risk-free interest rate is based on the yield of a zero coupon United States Treasury Security with a maturity equal to the expected life of the stock option from the date of the grant. The assumption for expected volatility is based on the historical volatility of a peer group of market participants as the Company has limited historical volatility. It is the Company’s intent to retain all profits for the operations of the business for the foreseeable future, as such the dividend yield assumption is zero. The Company applied the simplified method (as described in Staff Accounting Bulletin 110), which is the mid-point between the vesting date and the end of the contract term in determining the expected term of the stock options as the Company has limited historical basis upon which to determine historical exercise periods. All stock options exercised will be settled in common stock.

Class C Incentive Units

Ultra provides Class C Incentive Units as part of their incentive plan. As certain employees of the Company were recipients of the Class C Incentive Units discussed above, the related share-based compensation was recorded by the Company.

The total number of units associated with share-based compensation granted and forfeited during the period from Inception to December 31, 2020 is as follows:

	Time Vesting	Performance Vesting	Total
December 31, 2017 balance	35,099,000	4,252,000	39,351,000
Granted	27,254,387	811,000	28,065,387
Forfeited	(18,125,037)	(4,252,000)	(22,377,037)
December 31, 2018 balance	44,228,350	811,000	45,039,350
Granted	13,050,652	—	13,050,652
Forfeited	(13,827,845)	(811,000)	(14,638,845)
December 31, 2019 balance	43,451,157	—	43,451,157
Granted	1,022,954	—	1,022,954
Forfeited	(1,592,674)	—	(1,592,674)
December 31, 2020 balance	42,881,437	—	42,881,437

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

9. Equity (cont.)

As of December 31, 2020, 19,827,672 of the units had vested. The units vest on a straight-line basis over the terms of the agreement as described below.

There were 42,881,437, 43,451,157 and 45,039,350 Incentive Units issued as of December 31, 2020, 2019 and 2018, respectively. Of these units issued as of December 31, 2020, 42,583,437 units were time vesting units with a five-year vesting period (vesting date varies by employee contract), 298,000 units were time vesting units within a one-year vesting period, 0 were performance vesting units. Of these units issued as of December 31, 2019, 43,153,157 units were time vesting units with a five-year vesting period (vesting date varies by employee contract), 298,000 units were time vesting units with a one-year vesting period, and 0 units were performance vesting units. Of the units issued as of December 31, 2018, 43,930,350 units were time vesting units with a five-year vesting period (vesting date varies by employee contract), 298,000 units were time vesting units with a one-year vesting periods and 811,000 units were performance vesting units. During 2020, 1,592,674 of Class C units were forfeited due to departures of key members of management from the Company.

Units granted during the year ended December 31, 2020 had participation thresholds ranging from $0.58 to $0.64 with fair values ranging from $0.20 to $0.21 per unit.

The Company recognized $1,850, $2,273 and $1,309 of share-based compensation related to the Class C incentive units, for the years ended December 31, 2020, 2019 and 2018, respectively, in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income. The Company used the fair value of the awards on the grant date to determine the share-based compensation expense. To determine the fair value of units issued in 2020, Ultra estimated its enterprise value (“EV”) and evaluated the value of units based on the distribution waterfall outlined below.

To determine the fair value of units issued in early 2020, Ultra used a third-party valuation firm to calculate an enterprise value of $574,000 as determined by discounted cash flow, guideline public company, and merger and acquisition valuation methodologies. Ultra used the aggregate implied equity value based on capital contributions and a Black-Scholes Option Pricing Model utilizing certain assumptions, such as the risk-free interest rate and equity volatility, to determine total equity value. A risk-free interest rate of 0.3% was utilized with a 5-year term. Volatility of 60.0% was utilized based on comparable companies publicly traded common stock prices and the capital structure of Ultra. A weighted average cost of capital of 12.0% was used in the discounted cash flow analysis. Multiples of 13.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and 12.5x EV/2019 EBITDA and 10.5x EV/2020 EBITDA were utilized in the guideline public company analysis. Multiples of 13.0x EV/LTM EBITDA and 12.5x EV/Next twelve months EBITDA were utilized in the merger and acquisition analysis.

To determine the fair value of units issued in 2019, Ultra used a third-party valuation firm to calculate an enterprise value of $602,000 as determined by discounted cash flow, guideline public company, and merger and acquisition valuation methodologies. Ultra used the aggregate implied equity value based on capital contributions and a Black-Scholes Option Pricing Model utilizing certain assumptions, such as the risk-free interest rate and equity volatility, to determine total equity value. A risk-free interest rate of 1.6% was utilized with a 5-year term. Volatility of 50.0% was utilized based on comparable companies publicly traded common stock prices and the capital structure of Ultra. A weighted average cost of capital of 11.5% was used in the discounted cash flow analysis. Multiples of 13.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and EV/2019 EBITDA and 10.5x EV/2020 EBITDA were utilized in the guideline public company analysis. Multiples of 13.0x EV/LTM EBITDA and 12.5x EV/Next twelve months EBITDA were utilized in the merger and acquisition analysis.

To determine the fair value of units issued in 2018, Ultra estimated its enterprise value (“EV”) and evaluated the value of units based on the distribution waterfall. Ultra selected an enterprise value of $420,000 as determined by discounted cash flow, guideline public company, and merger and acquisition valuation methodologies. A weighted

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

9. Equity (cont.)

average cost of capital of 11% was used in the discounted cash flow analysis. Multiples of 10.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and EV/2018 EBITDA and 9.0x EV/2019 EBITDA were utilized in the guideline public company analysis. Multiples of 10.0x EV/LTM EBITDA and 9.0x EV/Next twelve months EBITDA were utilized in the merger and acquisition analysis.

Performance vesting incentive units

The performance vesting incentive units shall become vested only upon the occurrence of a sale of the Company and after certain performance thresholds have been met. ASC 718, Compensation-Stock Compensation, requires a company to recognize cost for awards with performance conditions if and when the Company concludes that it is probable that the performance condition will be achieved, net of an estimate of pre-vesting forfeitures. All remaining units were forfeited in 2019 and there are no units outstanding units as of December 31, 2020.

Warrants

The Company currently has 17,715,000 warrants outstanding. Each warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $11.50 per share. The warrants will expire on October 16, 2025 or earlier upon redemption of liquidation.

Earnings per Share

Earnings per share has been computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the respective period. Diluted earnings per share has been computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common shares outstanding during the respective period. Diluted earnings per share reflect the assumed exercise, settlement, and vesting of all dilutive securities, except when the effect is anti-dilutive. Potentially dilutive securities consist of shares issuable upon the exercise of stock options, issuance of earnout shares, exercise of warrants, and vesting of restricted stock awards.

The following table provides the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2020	2019	2018
Numerator:
Net loss	$(524)	$(9,024)	$(3,170)
Denominator:
Weighted average common shares	66,294,576	54,534,022	54,534,022
Add effect of dilutive securities:
Stock-based awards	—	—	—
Weighted average common shares assuming dilution	66,294,576	54,534,022	54,534,022
Earnings per share:
Basic	$(0.01)	$(0.17)	$(0.06)
Diluted	$(0.01)	$(0.17)	$(0.06)

Anti-dilutive shares excluded from calculation of diluted EPS:
Restricted stock units – granted	230,000	—	—
Stock options – granted	185,000	—	—
Warrants – outstanding	17,715,000	—	—
Earnout shares	19,700,000	—	—
Total anti-dilutive shares	37,830,000	—	—

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

10. Income taxes

The income tax benefits (expenses) from continuing operations were as follows:

	Year Ended December 31,
	2020	2019	2018
Current:
Federal	$(1,346)	$(2,623)	$261
State	(864)	(87)	(435)
Total current provision	(2,210)	(2,710)	(174)

Deferred:
Federal	$(510)	$3,637	$1,963
State	2,287	1,493	2,090
Total deferred benefit	1,777	5,130	4,053
Total (expense) benefit for income taxes	$(433)	$2,420	$3,879

Prior to the Paya Holdings Business Combination, corporate income tax returns were filed by GTCR-Ultra Intermediate Holdings, Inc. and Subsidiaries, Stewardship Technology, Inc., and GTCR/Ultra Blocker, Inc., separately. The Paya Holdings Business Combination resulted in the formation of a new consolidated group for U.S. Federal tax purposes whereby the historical tax attributes of the aforementioned entities and their subsidiaries were carried over to the new consolidated group. In accordance with ASC 740-20-45-11, the Paya Holdings Business Combination is considered a transaction among or with its shareholders requiring the tax effects to be recorded through equity. The Company recorded a net deferred tax benefit of $10.3 million through equity to account for the change in deferred tax assets and liabilities. In accordance with ASC 740-10-25-32, the Paya Holdings Business Combination resulted in certain entities that used to flow through to a partnership now flowing through to a corporation. Deferred tax assets and liabilities were recognized for temporary differences as of the date of the Paya Holdings Business Combination. The Company recorded a benefit of $(0.6) million as part of deferred tax expense as a result. TPG is only included within this consolidated group post acquisition.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The rate reconciliation for continuing operations presented below is based on the U.S. federal statutory tax rate of 21% for the years ended December 31, 2020, 2019, and 2018.

	Year Ended December 31,
	2020	2019	2018
Tax computed at federal statutory rate	21.00%	21.00%	21.00%
State taxes (net of federal benefit)	1767.39%	12.44%	20.56%
Nondeductible expenses	(5.66)%	(0.19)%	(0.48)%
TRA mark-to-market	222.07%	0.00%	0.00%
Pass-through income	(531.33)%	(7.33)%	1.27%
Stock compensation	(424.39)%	(4.17)%	(3.82)%
Transaction cost	0.00%	0.00%	(1.79)%
Deferred financing cost amortization	0.00%	0.00%	14.84%
Uncertain tax positions – interest	0.00%	(1.19)%	(1.25)%
Uncertain tax positions – liability	0.00%	(0.81)%	0.00%
Change in entity type	(574.83)%	0.00%	0.00%
Valuation allowance	(1159.80)%	0.00%	0.00%
Return to provision adjustments	209.18%	1.39%	3.58%
Income tax (expense) benefit	(476.37)%	21.14%	53.91%

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

10. Income taxes (cont.)

The Company’s income tax provision was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets
Accrued expenses	$1,348	$1,420
Bad debt reserve	324	351
Deferred rent	149	124
Net operating loss carryforward – federal and state	1,393	830
Interest expense limitation	1,368	3,247
Goodwill amortization	16,513	—
Unrealized gain/loss on change in fair value of derivative	—	46
Other	7	—
Total net deferred tax assets	$21,102	$6,018
Deferred tax liabilities
Fixed assets	(2,519)	(2,755)
Intangible amortization	(23,084)	(27,751)
California 338(g) amortization	(653)	(489)
Other	—	(20)
Total deferred tax liabilities	(26,256)	(31,015)
Valuation allowance	(9,464)	(14)
Net deferred tax liability	$(14,618)	$(25,011)

The Company had a $4.0 million and $1.8 million federal operating loss carryforward as of December 31, 2020, and December 31, 2019, respectively, which can be carried forward indefinitely. The Company had a $8.0 million and $6.7 million net operating loss carryforward for various state jurisdictions as of December 31, 2020, and December 31, 2019, respectively.

ASC 740, Income Tax requires deferred tax assets to be reduced by a valuation allowance, if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with this requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate. In determining the amount of any required valuation allowance, the Company considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration. Based on the weight of all positive and negative quantitative and qualitative evidence available as outlined above, management has concluded that it is more likely than not that the Company will be able to realize a portion of its federal and state deferred tax assets in the foreseeable future and has recorded a valuation allowance of $9.5 million and $0.0 million against these assets as of December 31, 2020, and December 31, 2019, respectively.

As of December 31, 2020, the earliest tax year open to federal and state examinations is 2017 and no years are currently under examination in any jurisdiction. There are no new income tax audits open as of December 31, 2020. The Company believes based on the recognition and measurement principles of ASC 740 that the unrecognized tax benefits recorded for all remaining open years in all jurisdictions, including those currently under audit, is appropriate. The Company does not expect its unrecognized tax benefits to significantly change in the next 12 months.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

10. Income taxes (cont.)

As of December 31, 2019, all unrecognized tax benefits were settled for $1.7 million.

The aggregate change in the balance of gross unrecognized tax benefits, which excludes interest and penalties, for 2020, 2019 and 2018 is as follows:

	Year Ended December 31,
	2020	2019	2018
Beginning balance	$—	$1,730	$1,730
Additions based on tax positions related to prior years	—	—	—
Additions based on tax positions related to current years	—	—	—
Reductions for tax positions due to lapse of statute	—	—	—
Other changes	—	(1,730)	—
Ending balance	$—	$—	$1,730

Tax Receivable Agreement liability (refer to footnote 12)

The Paya Holdings Business Combination was treated for tax purposes as a tax-free reorganization under Internal Revenue Code Section 368(a)(2)(E) followed by an exchange of property, meeting the requirements of Internal Revenue Code Section 351. Ultra and Fund received a mix of equity and cash proceeds and pursuant to Internal Revenue Code Section 351(b) recognized gain to the extent of the cash proceeds, which resulted in additional tax basis in a portion of the property exchanged to the Company. Pursuant to the Tax Receivable Agreement (“TRA”), the Company is obligated to make payments to Ultra and Fund equal to 85% of the realized tax benefits that Holdings realizes or is deemed to realize as a result of the Designated Tax Attributes. Designated Tax Attributes include (i) the tax basis increases resulting from the exchange of Holdings and GTCR/Ultra Blocker, Inc. equity interests in exchange for shares of the Company’s common stock and cash pursuant to the Merger Agreement, (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the TRA, (iii) tax basis of assets immediately prior to the Business Combination that are held by Holdings and its subsidiaries or GTCR/Ultra Blocker, Inc., and (iv) net operating losses and other section 163(j) carryforwards of Holdings’ subsidiaries or GTCR/Ultra Blocker, Inc. As of December 31, 2020, a liability of $19.6 million was recorded based on the amount deemed probable under ASC 450. The total TRA payment obligation assuming sufficient taxable income to recognize all Designated Tax Attributes is $31.8 million. No payments were made pursuant to the TRA during the year ended December 31, 2020. Both the TRA-related deferred tax assets and the Company’s obligation are estimates that are subject to change. Any changes in the fair value of the TRA liability are recorded in other income (expense) on the consolidated statements of income and other comprehensive income. The Company recorded a gain of $1.2 million for the year ended December 31, 2020 associated with the change in the TRA liability.

Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)

On March 27, 2020, President Trump signed into law the CARES Act. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among others, addressing the carryback of NOLs for specific periods, refunds of alternative minimum tax credits, temporary modifications to the limitations placed on the tax deductibility of net interest expenses, and technical amendments for qualified improvement property (“QIP”). Additionally, the CARES Act, in efforts to enhance business’ liquidity, provides for refundable employee retention tax credits and the deferral of the employer-paid portion of social security taxes.

The CARES Act provides for the deferral of the employer-paid portion of social security payroll taxes. We have elected to defer the employer-paid portion of social security payroll taxes through December 31, 2020, of $0.9 million, and will remit 50% of such amounts during each calendar year 2021 and 2022, respectively.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

10. Income taxes (cont.)

The CARES Act also contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification significantly increased the allowable interest expense deduction of the Company in 2019 resulting in reduction to the deferred tax asset of $1.3 million.

11. Fair Value

The Company makes recurring fair value measurements of contingent liabilities arising from the FBS acquisitions using Level 3 unobservable inputs. This amount relates to expected earnout payments related to certain growth metrics related to the financial performance of FBS in the 12 months from January 1, 2019 through December 31, 2019 as laid out in the acquisition agreement. The fair value of the contingent liability was zero at December 31, 2020 and December 31, 2019, respectively.

The Company makes recurring fair value measurements for derivative instruments. Refer to Note 8. Derivatives for additional information.

There were no transfers into or out of Level 3 during the years ended December 31, 2020 and 2019.

Other financial instruments not measured at fair value on the Company’s Consolidated Balance Sheets at December 31, 2020 and 2019 include cash, trade receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities as their estimated fair values reasonably approximate their carrying value as reported on the Consolidated Balance Sheets. The Company’s debt obligations are carried at amortized cost less debt issuance costs. Amortized cost approximates fair value.

12. Commitments and contingencies

Operating leases

The Company leases certain property and equipment for various periods under noncancellable operating leases. The Company’s future minimum lease payments under such agreements at December 31, 2020 were approximately:

Year ending December 31,	(In thousands)
2021	$1,265
2022	1,294
2023	1,271
2024	1,004
2025	899
Thereafter	609
Total	$6,342

Rental expense was $1,699, $1,765 and $1,581 for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively.

The Company vacated a portion of its leased premises at Reston, VA in 2015. The Company accounted for the remaining lease payments attributable to the vacated portion by recording an onerous lease liability of $1,225 in other long-term liabilities. The Company entered into a sub-lease of the space in January 2018 that will provide future minimum rental income of $1,189. The Company vacated an additional portion of its leased premises at Reston, VA in fiscal year 2019 and completely vacated the premises in August 2020. The Company accounted for the remaining lease payments attributable to the vacated portion by recording an onerous lease liability of $302 in

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

12. Commitments and contingencies (cont.)

2019 in other current liabilities in accordance with ASC 420 - Exit or Disposal Cost Obligations. The obligation related to onerous leases recorded in other current liabilities was $0 and $397 as of December 31, 2020 and 2019, respectively.

Liabilities under Tax Receivable Agreement

The Company is party to the TRA under which we are contractually committed to pay Ultra 85% of the amount of any tax benefits that we actually realize, or in some cases are deemed to realize, as a result of certain transactions. The Company is not obligated to make any payments under the TRA until the tax benefits associated the transaction that gave rise to the payment are realized. Amounts payable under the TRA are contingent upon, among other things, generation of future taxable income over the term of the TRA. If the Company does not generate sufficient taxable income in the aggregate over the term of the TRA to utilize the tax benefits, then the Company would not be required to make the related TRA payments. As of December 31, 2020, the Company recognized $19,627 of liabilities relating to our obligations under the TRA, based on our estimate of the probable amount of future benefit. The total potential payments to be made under the TRA, assuming sufficient future taxable income to realize 100% of the tax benefits is $31,847. Any changes in the value of the TRA liability are recorded in other income (expense) on the consolidated statements of income and other comprehensive income.

Legal matters

From time to time the Company is a party to legal proceedings arising in the ordinary course of business. In accordance with U.S. GAAP, the Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. The Company recently settled a Fair Labor Standards Act (“FLSA”) collective action lawsuit for which it was party to. As of December 31, 2019, $169 had been disbursed for settlement related payments. As of December 31, 2019 and December 31, 2020, no liability remains as the matter has been closed.

13. Related party transactions

Contributions from Ultra

In connection with the acquisition of FBS, Ultra contributed all of its shares in Stewardship valued at $4,000 as of the acquisition date of FBS to the Company as a capital contribution. Subsequent to the acquisition of FBS, Ultra also contributed all of its acquired membership interest in FBS valued at $4,500 as of the acquisition date of FBS to the Company as a capital contribution. The Company also received cash contributions from Ultra in the amounts of $12,211, $530 and $3,588 for the years ended December 31, 2020, 2019 and 2018, respectively.

Receivable from affiliate

The Company, previously as a wholly-owned subsidiary of Ultra, funded certain transactions on behalf of its parent company that result in a receivable from affiliate between the two entities. These transactions include but are not limited to, audit and tax fees and share repurchases. The Company had a related party receivable from affiliate of $0 and $24,282 as of December 31, 2020 and December 31, 2019, respectively. In the year ended December 31, 2020, Holdings settled its receivable from affiliate balance in connection with the business combination transaction, which resulted in a distribution of $24,943 to Ultra.

Advisory Agreement

The Company entered into an Advisory Agreement with GTCR Management XI LP, an affiliate of GTCR, on August 1, 2017 for business consulting services. In exchange for those services the Company will pay GTCR Management XI LP an annual advisory fee of $1,000 payable in advance in quarterly installments. The Company

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

13. Related party transactions (cont.)

recorded total charges of $750, $1,000, and $1,000 related to the Advisory Agreement in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income for the years ended December 31, 2020, 2019, and 2018, respectively. The Company recorded no related party payable to GTCR on the consolidated balance sheet as of December 31, 2020, 2019, and 2018, respectively.

The Company reimburses GTCR for expenses incurred as a result of the Acquisition and for services related to the Advisory Agreement. The Company has recorded total charges for expenses incurred of $0, $0 and $423 for the years ended December 31, 2020, 2019, and 2018, respectively, in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income. The Company recorded no related party payable to GTCR on the consolidated balance sheet as of December 31, 2020, 2019, and 2018, respectively. The Advisory Agreement was terminated on October 16, 2020 in connection with the consummation of the Business Combination.

Related party transactions — Antares

Antares is an investor in GTCR and lender of the debt incurred to fund the Acquisition and the subsequent acquisition of FBS. As such, Antares is considered a related party. The Company recorded interest expense of $15,671, $17,669 and $11,911 in expense on the consolidated statement of income and other comprehensive income for the years ended December 31, 2020, 2019, and 2018 respectively. The outstanding balance of debt at December 31, 2020 recorded on the consolidated balance sheet was $222,516, net of debt issuance costs of $6,161. As disclosed in Note 7, the Company amended the credit agreement and GTCR-Ultra III assumed all loans and commitments on December 31, 2018.

Transaction Services Agreement

The TSA provided for the continued provision of certain corporate overhead services to the Company by Sage Group and its affiliates. The services provided primarily consisted of certain accounting, information technology, human resources, and other general and administrative services associated with the Successor’s transition to a stand-alone company. The services were provided to the Successor from August 2017 through July 2018. The TSA charges are included in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income. The Company recorded total charges related to the TSA of $1,242 in selling, general & administrative expenses for the year ended December 31, 2018, on the consolidated statement of income and other comprehensive income. The Company completed the TSA in July 2018.

Strategic Alliance Agreement

The SAA establishes the terms of the business relationship between Sage Software Inc. (“SSI”) and Paya, including the servicing of existing or legacy customer relationships and the referral and acquisition of new customers; the maintenance requirements of the software; the payment details of revenue share by Paya to SSI for customer referrals; the respective parties’ IP rights; and Paya’s prospective entry into the Sage Partner Program as a Preferred Partner to pay a percentage of net revenues to SSI depending on the type of merchant and the number of new merchants added during the period. The Company recorded expenses related to the SAA of $6,683 for the year ended December 31, 2018, in cost of services exclusive of depreciation and amortization on the consolidated statement of income and other comprehensive income.

14. Defined contribution plan

The Company maintains a 401(k) Plan as a defined contribution retirement plan for all eligible employees. The 401(k) Plan provides for tax-deferred contributions of employees’ salaries, limited to a maximum annual amount as established by the IRS. The plan enrolls employees immediately with no age or service requirement. The Company matches 50% of employees’ contributions up to the first 7% contributed. Matching contributions made to an employee’s account are 100% vested as of the date of contribution. The 401(k) Plan employer match was $721, $696 and $486 in the years ended December 31, 2020, 2019 and 2018, respectively.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

15. Segments

The Company determines its operating segments based on ASC 280, Segment Reporting. The Company reorganized its segments in 2020. Based on the manner in which the chief operating decision making group (“CODM”) manages and monitors the performance of the business in 2020, the Company currently has two operating and reportable segments: Integrated Solutions and Payment Services. All prior periods, are presented based on the current segment structure.

More information about our two reportable segments:

•        Integrated Solutions — Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

•        Payment Services — Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

All segment revenue is from external customers.

The following tables present total revenues and segment gross profit, excluding depreciation and amortization, for each reportable segment and includes a reconciliation of segment gross profit to total U.S. GAAP operating profit, excluding depreciation and amortization, by including certain corporate-level expenses.

	Year Ended December 31,
	2020	2019	2018
Integrated Solutions	$122,324	$119,767	$100,326
Payment Services	83,724	83,607	84,752
Total Revenue	206,048	203,374	185,078
Integrated Solutions gross profit	65,266	62,667	49,846
Payment Services gross profit	38,663	39,143	39,205
Total segment gross profit	103,929	101,810	89,051
Selling, general & administrative expenses	(63,035)	(69,943)	(64,383)
Depreciation and amortization	(24,562)	(22,436)	(18,339)
Interest expense	(17,637)	(20,043)	(13,630)
Other income (expense)	1,214	(832)	104
Income (loss) before income taxes	$(91)	$(11,444)	$(7,197)

Segment assets are not included in the CODM reporting package as they are not considered as part of the CODM’s allocation of resources. The Company does not have any revenue or assets outside the United States. There were no single customers from either operating segment that represented 10% or more of the Company’s consolidated revenues for the years ended December 31, 2020, 2019 and 2018, respectively. There were no transactions between reportable operating segments for the years ended December 31, 2020, 2019 and 2018, respectively.

Paya Holdings Inc.
Notes to Consolidated Financial Statements
(in Thousands, unless otherwise noted)

16. Quarterly Financial Data (Unaudited)

The following tables present certain unaudited consolidated quarterly financial information for each of the four quarters in the years ended December 31, 2020 and 2019, respectively. This quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments necessary to state fairly the information for the periods presented, which management considers necessary for a fair presentation when read in conjunction with the consolidated financial statements and notes. We believe these comparisons of consolidated quarterly selected financial data are not necessarily indicative of future performance.

	Quarter Ended ($ in thousands)
2020	March 31,	June 30,	September 30,	December 31,
Total Revenue	$49,139	$51,087	$51,819	$54,003
Operating Income (loss)	$3,065	$6,160	$5,978	$1,129
Net Income (loss)	$(675)	$625	$1,601	$(2,075)
	Quarter Ended ($ in thousands)
2019	March 31,	June 30,	September 30,	December 31,
Total Revenue	$49,897	$51,735	$50,569	$51,173
Operating Income (loss)	$109	$5,343	$3,662	$317
Net Income (loss)	$(3,463)	$155	$(633)	$(5,083)

17. Subsequent Events

On February 3, 2021, the Company entered into an interest rate cap agreement with a notional amount of $171,525. The effective date is March 31, 2021 and terminates on March 31, 2023. The Company paid a premium of $67 for the right to receive payments if LIBOR rises above the cap rate of 1.00%.

Annex A

Form of Warrant Amendment

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [            ], 2021, by and between Paya Holdings Inc., a Delaware corporation (f/k/a FinTech Acquisition Corp. III Parent Corp.) (the “Company”), and Continental Stock Transfer & Trust Company, a New York Corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of November 15, 2018 (the “Existing Warrant Agreement”), between FinTech Acquisition Corp. III (“Fintech”) and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, on October 16, 2020, the Company completed its business combination with Fintech (the “FinTech Business Combination”), and in connection therewith the Company was renamed Paya Holdings Inc.;

WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the FinTech Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of shares of the common stock of FinTech immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in shares of common stock, par value $0.001, per share, of the Company (the “Common Stock”);

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 65% of the number of the then outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 65% of the then outstanding Public Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.      Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)     the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then outstanding Warrants, as described in Section 6A.2 below, for Common Stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.234 shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [            ].1

____________

1          This will be the last sale price of our Common Stock on Nasdaq on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on August 13, 2021).

Annex A-1

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.      Miscellaneous Provisions.

2.1    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2    Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3    Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5    Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

Annex A-2

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

PAYA HOLDINGS INC.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

Annex A-3

PAYA HOLDINGS INC.

Offer to Exchange Warrants to Acquire Shares of Common Stock
of
Paya Holdings Inc.
for
Shares of Common Stock
of
Paya Holdings Inc.
and
Consent Solicitation

______________________

PROSPECTUS

______________________

The Exchange Agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

By Mail
Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, NY 10004

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

Call Toll Free: (800) 370-1749

Email: paya@dfking.com

The Dealer Manager for the Offer and the Consent Solicitation is:

Evercore Group L.L.C.
55 East 52nd Street, 35th Floor
New York, New York 10055
Toll-Free: (888) 474-0200